Exhibit 10.1

Loan Number: 94-0960753
Cole Retail Portfolio
LOAN AGREEMENT
Dated as of September 9, 2014
Between
COLE WG REIDSVILLE NC, LLC, COLE DG INDEPENDENCE (23rd ST.) MO, LLC, COLE KG CEDAR RAPIDS IA, LLC, COLE NG PRESCOTT AZ, LLC, COLE LO FREMONT OH, LLC, COLE CV WISCONSIN RAPIDS WI, LLC, COLE DG GLADWIN MI, LLC, COLE DG LEXINGTON MI, LLC, and ARCP MT ENID OK, LLC,
each a Delaware limited liability company
as Borrower
and
PNC BANK, NATIONAL ASSOCIATION,
as Lender

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III.	CASH MANAGEMENT		36
	Section 3.1	Establishment of Lockbox Account and Cash Management Account	36
	3.1.1.	Establishment of Lockbox Account	36
	3.1.2.	Establishment of Cash Management Account	36
	3.1.3.	Accounts Generally	37
	Section 3.2	Transfers from the Lockbox Account	37
	Section 3.3	Monthly Disbursements from the Cash Management Account	37
	3.3.1.	Disbursements Prior to Optional Lender Forbearance	37
	3.3.2.	Disbursements Upon Optional Lender Forbearance	38
	Section 3.4	Deposit and Disbursement of Funds Allocated for Payment of Monthly Reserve Fund Deposits	39
	Section 3.5	Deposit and Disbursement of Funds Allocated to Triggering Event Period Reserve Funds; Excess Cash Reserve Fund	39
	Section 3.6	Borrower’s Obligation Not Affected	40
	Section 3.7	Payments Received Under this Agreement	40
IV.	REPRESENTATIONS AND WARRANTIES		40
	Section 4.1	Borrower Representations	40
	4.1.1.	Organization	40
	4.1.2.	Proceedings	40
	4.1.3.	No Conflicts	41
	4.1.4.	Litigation	41
	4.1.5.	Agreements	41
	4.1.6.	Title	41
	4.1.7.	Solvency; No Bankruptcy Filing	41
	4.1.8.	Financial Information	42
	4.1.9.	Full and Accurate Disclosure	42
	4.1.10.	No Plan Assets	42
	4.1.11.	Compliance	43
	4.1.12.	Compliance with Anti-Terrorism Laws, Anti-Money Laundering/ International Trade Law Compliance	43
	4.1.13.	Reliance	44
	4.1.14.	No Contingent Liabilities	44
	4.1.15.	Condemnation	44
	4.1.16.	Federal Reserve Regulations	44
	4.1.17.	Access; Utilities	44
	4.1.18.	Not a Foreign Person	44

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	4.1.19.	Separate Lots	44
	4.1.20.	Assessments	44
	4.1.21.	Enforceability	45
	4.1.22.	No Prior Assignment	45
	4.1.23.	Insurance	45
	4.1.24.	Use of Property	45
	4.1.25.	Certificate of Occupancy; Licenses	45
	4.1.26.	Flood Zone	45
	4.1.27.	Physical Condition	45
	4.1.28.	Boundaries	46
	4.1.29.	Leases	46
	4.1.30.	Survey	47
	4.1.31.	[Reserved]	47
	4.1.32.	Filing and Recording Taxes	47
	4.1.33.	Management Agreement	47
	4.1.34.	Illegal Activity	47
	4.1.35.	Investment Company Act	47
	4.1.36.	Bank Holding Company	47
	4.1.37.	Principal Place of Business; State of Organization	47
	4.1.38.	Taxpayer Identification Number	48
	4.1.39.	Business Purposes	48
	4.1.40.	Taxes	48
	4.1.41.	Forfeiture	48
	4.1.42.	Accounts	48
	4.1.43.	Reciprocal Easement Agreements	49
	4.1.44.	Material Agreements	49
	Section 4.2	Survival of Representations	49
V.	BORROWER COVENANTS		50
	Section 5.1	Existence; Compliance with Legal Requirements; Insurance	50
	Section 5.2	Taxes and Other Charges	51
	Section 5.3	Litigation	51
	Section 5.4	Access to Property	52
	Section 5.5	Notice of Default	52
	Section 5.6	Cooperate in Legal Proceedings	52
	Section 5.7	Performance Under Loan Documents	52

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LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of September 9, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is made between PNC BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Lender”) and COLE WG REIDSVILLE NC, LLC, COLE DG INDEPENDENCE (23RD ST.) MO, LLC, COLE KG CEDAR RAPIDS IA, LLC, COLE NG PRESCOTT AZ, LLC, COLE LO FREMONT OH, LLC, COLE CV WISCONSIN RAPIDS WI, LLC, COLE DG GLADWIN MI, LLC, COLE DG LEXINGTON MI, LLC, and ARCP MT ENID OK, LLC, each a Delaware limited liability company, having its principal place of business at 2325 East Camelback Road, Suite 1100, Phoenix, AZ 85016 (each an “Individual Borrower” and collectively, “Borrower”).
RECITALS:
A.    Borrower desires to obtain the Loan from Lender; and
B.    Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents.
C.    Borrower acknowledges that while Lender has originated this Loan for its own account, the provisions contained herein regarding Lender’s right to sell, participate or Securitize the Loan are an important inducement to Lender making the Loan.
NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and intending to be legally bound, the parties hereto hereby covenant, agree, represent and warrant as follows:
I.DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Acceptable Limited Liability Company” shall have the meaning set forth in Section 8.1(c) hereof.
“Access Laws” shall mean the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all similar state and local Laws and ordinances related to access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities.
“Account Collateral” shall mean: (a) the Accounts, the Reserve Funds, the Triggering Event Period Reserve Funds, and any and all other amounts from time to time deposited or held in any of the Accounts; (b) any and all amounts invested in Permitted Investments; (c) all interest, dividends, Cash, checks, drafts, certificates, securities, investment property, financial assets, instruments and other property from time to time held in the Accounts, or received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (d) to the extent not covered by clauses (a) - (c) above, all “proceeds” (as defined under the UCC), products, distributions, dividends or substitutions on or of any or all of the foregoing.
“Accounts” shall mean, collectively, the Lockbox Account, the Cash Management Account, the Reserve Accounts, the Triggering Event Period Reserve Accounts, and any sub-accounts established

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under any of the foregoing, and any other escrow accounts or reserve accounts established by the Loan Documents.
“Act” shall have the meaning set forth in Section 8.1(c)(i) hereof.
“Acts of Terror” shall have the meaning set forth in Section 7.1(l) hereof.
“Additional Collateral” shall have the meaning set forth in Section 1 of the Assignment of Agreements.
“Additional Insolvency Opinion” shall mean any non-consolidation opinion acceptable to Lender and any applicable Rating Agencies required to be delivered in connection with the Loan Documents after the Closing Date.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person.
“Affiliated Manager” shall mean any Manager which is an Affiliate of any Individual Borrower, SPC Party or any Guarantor, or in which Borrower, SPC Party, or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.
“Allocated Loan Amount”, with respect to each Individual Property, shall (subject to any reduction pursuant to Sections 6.8, 7.4(c) or 7.4(d) hereof) mean (for purposes of this Agreement and the Contribution Agreement):

Property	Allocated Loan Amount
603 South Scales Street, Reidsville, NC	$3,602,928.00
10601 East 23rd St., Independence, MO	$837,219.00
30 Four Oaks Dr. SW, Cedar Rapids, IA	$1,501,220.00
1470 Gail Gardner Way, Prescott, AZ	$2,367,308.00
1952 North State Route 53, Fremont, OH	$5,312,009.00
2410 South 8th St., Wisconsin Rapids, WI	$1,789,916.00
1105 N. State Street, Gladwin, MI	$779,480.00
6908 Lakeshore Road, Lexington, MI	$707,306.00
3828 West Owen K Garriott, Enid, OK	$3,406,614.00

“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” shall mean, with respect to each Individual Property, five percent (5.0%) of the Allocated Loan Amount for such Individual Property.

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“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by each Individual Borrower for the applicable Fiscal Year or other period.
“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time.
“Applicable Interest Rate” shall mean a rate of THREE and 82/100th percent (3.82%) per annum (the “Initial Interest Rate”). In the case of an Optional Lender Forbearance as provided herein, the term “Applicable Interest Rate” shall mean the Adjusted Interest Rate from and after the Maturity Date through and including the date this Note is paid in full. The term “Adjusted Interest Rate” shall mean the greater of (x) the Initial Interest Rate plus four percent (4.0%); or (y) the Yield Rate on the then current on the run 10 year U.S. Treasury Obligation (the “Specified U.S. Treasury Security”) plus four percent (4.0%). The term “Yield Rate” shall mean the yield rate for the Specified U.S. Treasury Security as such yield rate is reported in the Wall Street Journal on the fifth (5th) business day preceding the Maturity Date. In the event that no such yield rate is published for the Specified U.S. Treasury Security, then the nearest equivalent U.S. Treasury Security shall be selected at Lender’s sole discretion, and the yield rate therefor shall be the “Yield Rate”. If the publication of such yield rates in the Wall Street Journal is discontinued, Lender shall determine such yield rates from another source selected by Lender.
“Applicable Policies” shall have the meaning set forth in Section 7.1(l) hereof.
“Appraisal” shall mean an appraisal (i) in form and substance acceptable to Lender and prepared no later than thirty (30) days prior to the date of determination of the Loan to Value Ratio and (ii) prepared in accordance with the requirements of FIRREA by an independent third party appraiser holding an MAI designation, who is licensed or state certified if required under the laws of the states where each Individual Property is located, who meets the requirements of FIRREA and who is otherwise acceptable to Lender.
“Approved Accountant” shall mean an accounting firm or other independent certified public accountant reasonably acceptable to Lender.
“Approved Bank” means (a) a bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, a bank or other financial institution acceptable to Lender or (c) if a Securitization has occurred, a bank or other financial institution with respect to which Lender shall have received a Rating Agency Confirmation.
“Approved Annual Budget” shall have the meaning set forth in Section 5.10(e) hereof.
“Approved Lease Form” shall have the meaning set forth in Section 5.17(b)(i) hereof.
“Assignment of Agreements” shall mean that certain first priority Assignment of Agreements Affecting Real Estate, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Leases” shall mean, with respect to each Individual Property that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from each Individual Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, each Individual Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any award, payment or other compensation paid by any Governmental Authority to Borrower in connection with a Condemnation in respect of any Individual Property, including interest thereon, which may heretofore and hereafter be made with respect to any Individual Property, whether from the exercise of the right of eminent domain (including but not limited to any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of any Individual Property.
“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or other Creditors Rights Laws; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or other Creditors Rights Laws that is not dismissed within one hundred and twenty (120) days; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other Person under the Bankruptcy Code or other Creditors Rights Laws; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any Individual Property; or (e) such Person making an assignment for the benefit of creditors.
“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).
“Basel III” shall mean the global regulatory standards issued on January 13, 2011 by members of the Basel Committee on Banking Supervision.
“Basic Carrying Costs” shall mean, with respect to each Individual Property, the sum of the following costs associated with each Individual Property for the relevant Fiscal Year or payment period: (a) Taxes, (b) Other Charges, and (c) Insurance Premiums.
“Borrower” shall have the meaning set forth in the introductory paragraph of this Agreement and Section 13.27 hereof.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, Pittsburgh, Pennsylvania or Overland Park, Kansas are authorized or required to be closed.
“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (or another basis of accounting acceptable to Lender and consistently applied) (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
“Cash Management Account” shall have the meaning set forth in Section 3.1.2 hereof.
“Cash Management Bank” shall mean an Eligible Institution selected by Lender.
“Cash Management Covenants” shall mean the covenants of Borrower set forth in Section 3.1.1 and Section 12.5 hereof.

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“Casualty” shall have the meaning specified in Section 7.2 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 7.4(b)(iii) hereof.
“Casualty Retainage” shall have the meaning set forth in Section 7.4(b)(iv) hereof.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision Practices (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Closing Date” shall mean the date of the funding of the Loan.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” shall mean the Property, the Accounts, the Account Collateral, the Guaranty, the Personal Property, the Additional Collateral, the Management Agreement as it relates to the Property, and all other real or personal property that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt or the performance of the Other Obligations.
“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property.
“Condemnation Proceeds” shall have the meaning set forth in Section 7.4(b) hereof.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be. “Controlled” and “Controlling” shall have correlative meanings.
“Contribution Agreement” shall mean that certain Contribution Agreement of even date herewith executed by Borrower and Lender.

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“Covered Entity” shall mean Borrower and its Affiliates, all Guarantors, all owners of the foregoing, and all brokers or other agents of Borrower acting in any capacity in connection with the Loan.
“Covered Rating Agency Information” shall mean any Provided Information furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities.
“Creditors Rights Laws” shall mean with respect to any Person, any existing or future Law of any jurisdiction, domestic or foreign, applicable to such Person, relating to bankruptcy, insolvency, reorganization, rehabilitation, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.
“Debt” shall mean the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement, the Note and the other Loan Documents, together with all interest accrued and unpaid thereon and all other sums (including, without limitation, the Prepayment Consideration) due to Lender in respect of the Loan under the Note, this Agreement, any Security Instrument or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.
“Debt Service Coverage Ratio” shall mean a ratio determined by Lender on a quarterly basis in which: (a) the numerator is Underwritten Net Cash Flow for the twelve (12) calendar month period immediately preceding the date of calculation and (b) the denominator is the Debt Service payments due and payable for the twelve (12) calendar month period immediately preceding the date of calculation; provided, however, solely for purposes of calculating the Debt Service Coverage Ratio, Debt Service shall mean the constant derived using an interest rate equal to the Applicable Interest Rate based upon a thirty (30) year amortization schedule computed on the basis of a 360-day year consisting of twelve (12) thirty (30) day months multiplied by the principal amount of the Loan.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Applicable Interest Rate.
“Deferred Delaware Opinion” shall mean a legal opinion issued by counsel satisfactory to Lender and the Rating Agencies stating that Delaware law shall apply to the issue of which parties have authority to file a Bankruptcy Action on behalf of Borrower.
“Disbursement Date” shall mean the first day of each calendar month, or if such first day is not a Business Day, the next succeeding Business Day; provided that, in the event that on such day there are insufficient funds in the Cash Management Account to satisfy in full the then applicable Required Disbursement Amounts, the “Disbursement Date” shall mean the fifth day of each calendar month, or if such fifth day is not a Business Day, the next succeeding Business Day.
“Disbursement Fee” shall mean a nonrefundable fee equal to $200.00 payable as a condition to disbursement from certain of the Reserve Accounts, as set forth in Article IX hereof, as compensation for Lender’s review, analysis and processing of such disbursement.
“Disclosure Document” shall have the meaning set forth in Section 11.2(a) hereof.

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“Early Lease Termination Reserve Account” shall have the meaning set forth in Section 9.3 hereof.
“Early Lease Termination Reserve Funds” shall have the meaning set forth in Section 9.3 hereof.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state-chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state-chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument. Notwithstanding the foregoing, any Reserve Account or Triggering Event Period Reserve Account may at Lender’s option, be (i) commingled with other monies held by Lender, or (ii) established as one or more separate accounts at an Eligible Institution (which may include one or more book-entry sub-accounts as deemed necessary by Lender).
“Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “AA-” by S&P, “Aa3” by Moody’s and “AA-” by Fitch in the case of accounts in which funds are held for more than thirty (30) days, provided that PNC Bank shall be deemed to be an Eligible Institution for so long as it maintains (i) a short term unsecured debt obligations or commercial paper rating of at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less and (ii) a long term unsecured debt obligations rating of at least “A-” by S&P, “A-1” by Moody’s and “A” by Fitch in the case of accounts in which funds are held for more than thirty (30) days.
"Enid Property" shall mean the Individual Property located at 3828 West Owen K Garriott, Enid, OK.
“Environmental Indemnity” shall mean that certain Environmental Indemnification Agreement, dated as of the date hereof, executed by Borrower and each Guarantor on a joint and several basis for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Law” shall have the meaning set forth in Section 2(b) of the Environmental Indemnity.
“Environmental Reports” shall mean those certain Phase I Environmental Site Assessments with respect to each Individual Property set forth on Schedule I attached hereto.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Event of Default” shall have the meaning set forth in Section 10.1(a) hereof.

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“Excess Cash Reserve Account” shall have the meaning set forth in Section 3.5 hereof.
“Excess Cash Reserve Fund” shall have the meaning set forth in Section 3.5 hereof.
“Exchange Act” shall have the meaning set forth in Section 11.2(a) hereof.
“Exchange Act Filing” shall have the meaning set forth in Section 11.2(a) hereof.
“Excluded Taxes” shall have the meaning set forth in Section 2.3.7(a) hereof.
“Extraordinary Expense” shall mean an extraordinary operating expense not set forth in the Approved Annual Budget.
“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified).
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Fitch” shall mean Fitch, Inc.
“Flood Insurance Acts” shall have the meaning set forth in Section 7.1(a)(vii) hereof.
“Flood Insurance Policies” shall have the meaning set forth in Section 7.1(a)(vii) hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America as are in effect from time to time, and applied on a consistent basis both as to classification of items and amounts.
“Governmental Authority” shall mean any court, board, department, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Governmental Plan” shall have the meaning set forth in Section 4.1.10(b) hereof.
“Gross Income From Operations” shall mean, during any period, all cash income derived from the ownership and operation of the Property from whatever source, during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding (i) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (ii) refunds and uncollectible accounts, (iii) proceeds from sales of furniture, fixtures and equipment, (iv) Insurance Proceeds (other than business interruption or other loss of income insurance), (v) Awards, (vi) unforfeited security deposits, (vii) utility and other similar deposits, (viii) any disbursements to Borrower from the Reserve Funds or the Triggering Event Period Reserve Funds, and (ix) any payments from any other events not related to the ordinary course of operation of the Property.
“Guarantor” shall mean Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP, a Delaware limited partnership, and any other Person guaranteeing any payment or performance obligation of Borrower in respect of the Loan following the date hereof, and any other Person providing any indemnity in respect of the Loan following the date hereof.

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“Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Materials” shall have the meaning set forth in Section 2(d) of the Environmental Indemnity.
“Improvements” shall have the meaning set forth in the Granting Clauses of each Security Instrument with respect to each Individual Property.
“Indebtedness” shall mean, as to any Person at any time the sum (without duplication) of all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person, for, or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including, without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, or (v) any guaranty.
“Indemnified Parties” shall mean Lender (including Lender as holder of any Security Instrument, as mortgagee in possession, or as successor in interest to the owner of the Property by virtue of a foreclosure or acceptance of a deed in lieu of foreclosure), each Person, if any, who Controls, or is Controlled by, or is under common Control with Lender, each Servicer, any Person who may hold or acquire or will have held (either during the term of the Loan or as a part of or following a foreclosure or acceptance of a deed in lieu of foreclosure) a full or partial interest in the Loan (including, but not limited to, custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of other Persons), any receiver or other fiduciary appointed in a foreclosure or other Creditors Right Law proceeding, any Person who was involved in the origination or modification of the Loan, any Person in whose name the Lien of any Security Instrument is or will be recorded, each of their respective successors and assigns (other than any transferee of any Individual Property that is not Lender, a successor to Lender by merger, consolidation or acquisition of all or substantially all of the assets of Lender or a subsequent holder of the Note or the owner of an interest in the Note), and each of their respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, and subcontractors.
“Indemnified Taxes” shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.
“Independent Director” shall mean a natural Person who:
(a)    is not at the time of initial appointment and has never been, and will not while serving as Independent Director be: (i) a stockholder (or other equity owner), director (with the exception of serving as the Independent Director of any Individual Borrower or SPC Party), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of any Individual Borrower, equity owners of any Individual Borrower or any Guarantor or any Affiliate of any Individual Borrower or any Guarantor; (ii) a creditor, customer, supplier, service provider (including provider of professional services) or other Person who derives any of its purchases or revenues from its activities with any Individual Borrower or any Guarantor, equity owners of any Individual Borrower or any Guarantor or any Affiliate of any Individual Borrower or any Guarantor; (iii) a member of the immediate family of any

ATLANTA 5579734.9

Person described in subsection (i) or subsection (ii) above that is a natural person; and (iv) any Person Controlling or under common Control with any Person described in subsection (i), subsection (ii) or subsection (iii) above; and
(b)    has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state Law relating to bankruptcy, and (ii) at least three (3) years of employment experience with CT Corporation, Corporation Service Company, Lord Securities Corporation, National Registered Agents, Inc., Stewart Management Company, or Wilmington Trust Company, or if none of these companies is then providing professional independent directors, another nationally recognized company acceptable to Lender and any applicable Rating Agencies, that is not an Affiliate of any Individual Borrower or any Guarantor and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is an employee of such a company or companies at all times during his or her service as an Independent Director. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with Borrower or SPC Party (provided such Affiliate does not or did not own a direct or indirect equity interest in Borrower or SPC Party) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Borrower or SPC Party in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.
“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns and as further defined in Section 13.27 hereof.
“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by a Security Instrument, and any part or portion thereof, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Security Instrument and referred to therein as the “Property”.
“Insolvency Opinion” shall mean the substantive non-consolidation opinion that may be required to be delivered by counsel to Borrower pursuant to Section 11.1(b)(i) hereof, reasonably satisfactory to Lender and the Rating Agencies, providing that in the event that any of the Specified Parties were to become a debtor in a case under the Bankruptcy Code, in a properly presented and competently argued case and based upon currently existing case law, the bankruptcy court or other court of competent jurisdiction applying the Law to the facts as properly found would not have valid legal grounds to disregard the separate identity of Borrower so that the assets of Borrower would be substantively consolidated with and become a part of any of the Specified Parties’ respective bankruptcy estates. For purposes of the Insolvency Opinion, the “Specified Parties” shall mean any party owning, directly or indirectly, more than forty-nine percent (49%) of the equity interests in Borrower and any Affiliated Manager. If Borrower is a recycled entity, the Insolvency Opinion shall address that issue in a manner satisfactory to Lender and the Rating Agencies.

ATLANTA 5579734.9

“Insurance Premiums” shall have the meaning set forth in Section 7.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 7.4(b) hereof.
“Interest Accrual Period” shall mean, with respect to any Payment Date, the period beginning on and including the first (1st) day of the calendar month preceding each Payment Date through and including the last day of the calendar month preceding each Payment Date.
“Interest Bearing Accounts” shall have the meaning set forth in Section 12.2 hereof.
“Investor” shall mean any purchaser, transferee, assignee, Servicer, participant or investor in all or any portion of the Loan or any Securities.
“Land” shall have the meaning set forth in the Granting Clause of each Security Instrument with respect to each Individual Property.
“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, Lien or award of or any settlement arrangement with any Governmental Authority.
“Lease” shall mean any lease, sublease or subsublease, letting, license, concession, occupancy agreement, or other agreement (whether written or oral and whether now or hereafter in effect) entered into by any Individual Borrower (or a predecessor-in-interest to any Individual Borrower) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the Land or any space in the Improvements at any Individual Property, and (a) every extension, renewal, replacement, modification, amendment, restatement or other agreement relating thereto (whether before or after the filing by or against Borrower of any petition for relief under any Creditors Rights Laws), and (b) all right title and interest of Borrower, its successors and assigns therein and thereunder, including, without limitation, any guaranty, letter of credit or other credit support given by any tenant or other Person to guarantee or secure the performance and observance of covenants to be performed by any other party thereto.
“Lease Termination Payments” shall mean all rents, additional rents and other payments made to Borrower in connection with any termination, rejection, cancellation, surrender, sale or other disposition of any Lease (including in any Bankruptcy Action), together with any unamortized tenant improvements or leasing commissions, lease buy-out or surrender payments, and any similar proceeds, and any settlement of claims of Borrower against third parties in connection with any Lease.
“Leasing Requirements” shall mean, with respect to any Lease that is not a Major Lease that such Lease (i) provides for rental rates reasonably comparable to existing local market rates for similar properties, (ii) is on commercially reasonable terms with unaffiliated third parties, and, (iii) does not contain any terms which would have a Material Adverse Effect.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, Laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting each Individual Property, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all Licenses and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting each Individual Property, including, without limitation,

ATLANTA 5579734.9

any which may (a) require repairs, modifications or alterations in or to any Individual Property, or (b) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Liabilities” shall mean any and all claims, demands, actions, proceedings, suits, judgments, awards, liabilities (including, without limitation, strict liabilities), losses, damages, fines, penalties, charges, fees, obligations, debts, disbursements, costs and expenses of any kind or nature whatsoever including, without limitation, amounts paid in settlement, punitive damages, foreseeable damages of whatever kind or nature, including litigation costs and reasonable attorneys’ fees and expenses, and reasonable attorneys’ fees and expenses imposed upon, incurred by, or asserted against any Indemnified Party or by the Underwriter Group, as applicable, in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any such Indemnified Party or any member of the Underwriter Group, as applicable, shall be designated a party thereto.
“Licenses” shall have the meaning set forth in Section 4.1.25 hereof.
“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, such Individual Property, any portion thereof or any interest therein, whether voluntarily or involuntarily given, including, without limitation, any conditional sale or other title retention agreement, any financing lease, assignment or deposit arrangement having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens (including construction liens) and encumbrances (whether or not a lien or other encumbrance is created or exists at the time of filing).
“LLC” shall have the meaning set forth in Section 8.1(c) hereof.
“LLC Agreement” shall have the meaning set forth in Section 8.1(c) hereof.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, each Security Instrument, each Assignment of Leases, Assignment of Agreements, the Guaranty, the Environmental Indemnity, the Assignment of Management Agreement, the Lockbox Agreement, the Contribution Agreement, and all other documents executed and/or delivered by any Individual Borrower or Guarantor in connection with the Loan as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan to Value Ratio” shall mean a percentage calculated by Lender by multiplying (i) a fraction, the numerator of which is the outstanding principal balance of the Loan, and the denominator of which is the value of the Property taken as a whole based on a current Appraisal thereof, by (ii) one hundred percent (100%).
“Lockbox Account” shall have the meaning set forth in Section 3.1.1(a) hereof.
“Lockbox Address” shall have the meaning set forth in Section 3.1.1(a) hereof.
“Lockbox Agreement” shall have the meaning set forth in Section 3.1.1(a) hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

ATLANTA 5579734.9

“Lockbox Bank” shall mean PNC Bank, National Association, provided that it remains an Eligible Institution, and any successor Eligible Institution or other Eligible Institution selected by Lender.
“Lockout Period” shall have the meaning set forth in Section 2.4.2 hereof.
“Major Lease” shall mean (a) any Single Tenant Lease, (b) any Lease which together with all other Leases to the same tenant and to any Affiliates of such tenant, (i) provides for gross annual rental income representing fifteen percent (15%) or more of the total annual rental income for any Individual Property, or (ii) covers fifteen percent (15%) or more of the total rentable space at any Individual Property, in the aggregate, or (iii) is with an Affiliate of Borrower, and (c) any instrument guaranteeing or providing credit support for any of the foregoing.
“Management Agreement” shall mean, collectively, (a) that certain Property Management and Leasing Agreement dated December 8, 2011 between Cole WG Reidsville NC, LLC and Manager; (b) that certain Property Management and Leasing Agreement dated March 15, 2013 between Cole DG Independence (23rd ST.) MO, LLC and Manager; (c) that certain Property Management and Leasing Agreement dated April 29, 2013 between Cole KG Cedar Rapids IA, LLC and Manager; (d) that certain Property Management and Leasing Agreement dated May 2, 2013 between Cole NG Prescott AZ, LLC and Manager; (e) that certain Property Management and Leasing Agreement dated December 11, 2013 between Cole LO Fremont OH, LLC and Manager; (f) that certain Property Management and Leasing Agreement dated December 4, 2013 between Cole CV Wisconsin Rapids WI, LLC and Manager; (g) that certain Property Management and Leasing Agreement dated January 23, 2014 between Cole DG Gladwin MI, LLC and Manager; (h) that certain Property Management and Leasing Agreement dated January 23, 2014 between Cole DG Lexington MI, LLC and Manager; and (i) that certain Property Management and Leasing Agreement dated June 30, 2014 between ARCP MT Enid OK, LLC and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.
“Manager” shall mean (i) CREI ADVISORS, LLC, an Arizona limited liability company, or (ii) such other entities selected as the manager of any applicable Individual Property in accordance with the terms of this Agreement or the other Loan Documents.
“Material Action” shall mean, with respect to any entity, (i) to consolidate or merge such entity with or into any Person, except as expressly permitted by the Loan Documents, or (ii) to sell all or substantially all of the assets of such entity, except as expressly permitted by the Loan Documents, or (iii) to the fullest extent permitted by Law, to dissolve or liquidate such entity, or (iv) to amend the organizational documents of such entity with respect to any matter required to be set forth therein by Article VIII hereof, or (v) any Bankruptcy Action, or (vi) to take action in furtherance of any of the foregoing actions.
“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) title to any Individual Property, (iii) the current ability of the Property to generate net cash flow sufficient to service the Loan, (iv) the business, profits, operations or financial condition of Borrower or Guarantor, taken as a whole, (v) the enforceability, validity, perfection or priority of the lien any Security Instrument or the other Loan Documents, (vi) the ability of Borrower to perform its obligations under any Security Instrument or the other Loan Documents, (vii) the current principal use of any Individual Property, or (viii) the ability of Guarantor to perform its obligations under the Guaranty.
“Material Agreements” shall mean, collectively, all contracts and agreements to which any Individual Borrower is a party relating to the ownership, management, development, use, operation, leasing,

ATLANTA 5579734.9

maintenance, repair or improvement of each Individual Property (other than the Management Agreement, the Leases and the REAs).
“Maturity Date” shall mean the Scheduled Maturity Date set forth in Section 2.4.2 hereof, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Debt evidenced by the Note and as provided for herein or the other Loan Documents, under the Laws of such state or states whose Laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan plus any additional rate of interest that is agreed to be paid by Borrower and resulting from any charges of interest or in the nature of interest paid or to be paid in connection with the Loan including, without limitation, all amounts paid by or on behalf of Borrower to Lender pursuant to the terms of the Loan Documents.
“Member” shall have the meaning set forth in Section 8.1(c)(i) hereof.
“Mezzanine Borrower(s)” shall have the meaning set forth in Section 11.6 hereof.
“Mezzanine Lender” shall mean PNC Bank, and any subsequent owner and holder of the Mezzanine Loan.
“Mezzanine Loan(s)” shall have the meaning set forth in Section 11.6 hereof.
“Monthly Debt Service Payment Amount” shall have the meaning set forth in Section 2.2.3 hereof.
“Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 9.2 hereof.
“Monthly Reserve Fund Deposits” shall mean all deposits required to be made by Borrower to the Reserve Funds on a monthly basis pursuant to Article IX hereof.
“Monthly Tax Deposit” shall have the meaning set forth in Section 9.2 hereof.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage Loan” shall have the meaning set forth in Section 11.6 hereof.
“Net Cash Flow” shall mean for any period the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income From Operations for such period.
“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.10(b) hereof.
“Net Operating Income” shall mean for any period the amount obtained by subtracting Operating Expenses from Gross Income From Operations.
“Net Proceeds” shall have the meaning set forth in Section 7.4(b) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4(b)(vi) hereof.
“Non-U.S. Entity” shall have the meaning set forth in Section 2.3.7(b) hereof.

ATLANTA 5579734.9

“Note” shall mean that certain Promissory Note dated as of the date hereof in the principal amount of TWENTY MILLION THREE HUNDRED FOUR THOUSAND AND NO/100 DOLLARS ($20,304,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Officers’ Certificate” shall mean a certificate delivered to Lender by Borrower or any Guarantor, as applicable, which is signed by a Responsible Officer of Borrower (or its manager) or any Guarantor, as applicable.
“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Open Period Start Date” shall have the meaning set forth in Section 2.4.2 hereof.
“Operating Account” shall mean the operating account of Borrower (i) established in the name of Borrower (or established in the name of one or more Individual Borrowers) and (ii) maintained by Borrower (or maintained by Guarantor acting solely on behalf of Borrower), for the purposes set forth under this Agreement. For the avoidance of doubt, no funds other than funds belonging to Borrower shall be deposited into the Operating Account.
“Operating Expenses” shall mean the total of all cash expenditures of whatever kind incurred by or on behalf of Borrower (other than expenditures incurred by a tenant pursuant to its Lease) relating to the operation, maintenance and management of each Individual Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, License fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, amortization (i.e., depreciation of lease assets), permitted prepayments of principal, Debt Service, Capital Expenditures, actual tenant improvement and leasing commission expenditures, and Monthly Reserve Fund Deposits.
“Optional Lender Forbearance” shall have the meaning set forth in Section 2.5 hereof.
“Other Charges” shall mean, with respect to each Individual Property, all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and License fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property.
“Other Obligations” shall have the meaning set forth in Section 2.02 of each Security Instrument.
“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to this Agreement or any other Loan Document.

ATLANTA 5579734.9

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan, or if such day is not a Business Day, the immediately succeeding Business Day.
“Permitted Encumbrances” shall mean, with respect to each Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens and other matters disclosed in the Title Insurance Policy relating to such Individual Property, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) the Leases existing as of the date hereof and any Leases entered into after the date hereof in accordance with this Agreement and any liens that the tenants under such Leases are allowed to suffer, contest or create pursuant to the express terms of such Leases, but only to the extent and for the duration so expressly allowed; and (e) such other title and survey exceptions which do not have a Material Adverse Effect or which Lender has approved or may approve in writing in Lender’s sole discretion.
“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into by Borrower or Manager with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the applicable Individual Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the applicable Individual Property.
“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(a)    obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(b)    Federal Housing Administration debentures;
(c)    obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity

ATLANTA 5579734.9

that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(d)    federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(e)    fully Federal Deposit Insurance Corporation insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(f)    debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(g)    commercial paper (including both non-interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or

ATLANTA 5579734.9

change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;
(h)    units of taxable money market funds or mutual funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds or mutual funds; and
(i)    any other security, obligation or investment which has been approved as a Permitted Investment in writing by Lender and, in the event that the Loan or any interest therein is included in a Securitization, by Rating Agency Confirmation;
provided, however, that no obligation or security shall be a Permitted Investment if (i) such obligation or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.
“Permitted Transfer” shall mean each of the following:
(a)    Permitted Encumbrances;
(b)    All Transfers of worn out or obsolete furnishings, fixtures or equipment that are promptly replaced with property of equivalent value and functionality;
(c)    All Leases permitted pursuant to Section 5.17 hereof;
(d)    A Transfer of the Property and assumption of the Loan pursuant to Section 6.2 hereof; and
(e)    Any Transfer permitted by Section 6.6 hereof.
“Person” shall mean any individual, corporation, partnership (whether general or limited), joint venture, limited liability company, limited liability partnership, estate, trust, joint stock company, unincorporated association, any federal, state, county or municipal government or political subdivision or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing or any other entity.
“Personal Property” shall have the meaning set forth in the Granting Clauses of the Security Instrument with respect to each Individual Property.
“Plan” shall have the meaning set forth in Section 4.1.10(a) hereof.
“Plan Assets” shall have the meaning set forth in Section 4.1.10(a) hereof.
“PNC Bank” shall mean PNC Bank, National Association, a national banking association.
“Policies” shall have the meaning specified in Section 7.1(b) hereof.
“Possible Release Property” shall mean any of the following Individual Properties:

ATLANTA 5579734.9

Individual Property
10601 East 23rd St., Independence, MO
30 Four Oaks Dr. SW, Cedar Rapids, IA
1470 Gail Gardner Way, Prescott, AZ
1105 N. State Street, Gladwin, MI
6908 Lakeshore Road, Lexington, MI
3828 West Owen K Garriott, Enid, OK

For purposes hereof, “Possible Release Properties” shall mean all of the Individual Properties listed above.
“Prepayment Consideration” shall have the meaning set forth in Section 2.4.2 hereof.
“Prepayment Date” shall have the meaning set forth in Section 2.4.1 hereof.
“Prohibited Governmental Transactions” shall have the meaning set forth in Section 4.1.10(b) hereof.
“Prohibited Transaction” shall have the meaning set forth in Section 4.1.10(a) hereof.
“Property” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement, including each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by each Security Instrument, and any part or portion thereof, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Security Instrument with respect to each Individual Property and referred to therein as the “Property”.
“Property Condition Report” shall mean the reports with respect to each Individual Property set forth on Schedule II attached hereto, or any new or updated report with respect to any Individual Property prepared by a company satisfactory to Lender regarding the physical condition of any Individual Property, satisfactory in form and substance to Lender in its sole discretion.
“Provided Information” shall have the meaning set forth in Section 11.1(a) hereof.
“Qualified Replacement Lease” shall mean a renewal of or a replacement for a then existing Lease for space in the Property or a Lease which is for vacant space in the Property, provided each such Lease must (i) be with a tenant reasonably satisfactory to Lender and (ii) comply with Section 5.17 hereof.
“Rating Agencies” shall mean (i) prior to the inclusion of the Loan or any interest therein in a Securitization, each of Moody’s and Fitch, and any other nationally-recognized statistical rating organization (as identified by the Securities and Exchange Commission) which has been designated by Lender, and (ii) if the Loan or any interest therein is included or is anticipated to be included in a Securitization, each of S&P, Moody’s, and Fitch, and any other nationally-recognized statistical rating organization (as identified by the Securities and Exchange Commission) to the extent any of the foregoing have been engaged by Lender or its designee in connection with, or in anticipation of, any Securitization.

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“Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Lender (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any applicable pooling and servicing agreement(s) relating to the Loan.
“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Lender has (in consultation with the Rating Agencies (if required by Lender)) approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and/or the servicing standard under any applicable pooling and servicing agreement(s) relating to the Loan, and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.
“REA” shall mean any reciprocal easement agreement or similar agreement now or hereafter benefiting or burdening any Individual Property.
“Real Property Value to Loan Ratio” shall mean the ratio (expressed as a percentage), in which (A) the numerator is the fair market value of the interests in real property which secure the Loan, and (B) the denominator is the adjusted issue price of the Loan. For purposes of this definition, (i) “interests in real property” and “real property” shall have the meanings assigned to such terms by 26 C.F.R. §§ 1.856-3(c) and (d), and (ii) “adjusted issue price” shall have the meaning assigned to such term by 26 C.F.R. § 1.1275-1(b). For purposes of this definition, the fair market value of the interests in real property which secure the Loan shall be determined by Lender, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust under the Code and, to the extent permitted to a REMIC Trust under the Code, the fair market value of the interests in real property for purposes of Section 7.4(d) hereof may take into account any planned Restoration. Notwithstanding the foregoing, unless Lender determines that applicable REMIC regulations or other applicable authority require a different valuation method, Lender shall determine clause (A) of the Real Property Value to Loan Ratio by capitalizing net operating income for the interests in real property which secure the Loan using a capitalization rate or range of capitalization rates that Lender has no reason to believe is incorrect.
“Registrar” shall have the meaning set forth in Section 11.5 hereof.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended, modified or replaced.
“Release” shall have the meaning set forth in Section 2(e) of the Environmental Indemnity.
"Remaining Enid Repayment Amount" shall have the meaning set forth in Section 2.4.5 hereof.
“REMIC Opinion” shall mean an opinion of counsel in form and substance satisfactory to Lender and to the Rating Agencies, stating that the transaction which requires such opinion to be delivered will not (1) cause any REMIC Trust formed pursuant to a Securitization to fail to maintain its status as a REMIC Trust, or (2) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation

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Section 1.1001-3(b), or (3) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds all or any portion of the Note.
“Rent Roll” shall mean a written statement from Borrower, in form and substance satisfactory to Lender, detailing the names of all tenants of each Individual Property, the portion of each Individual Property occupied by each tenant, the base rent and any other charges payable under each Lease, the term of each Lease, the beginning date and expiration date of each Lease, whether any tenant is in monetary default under its Lease (and detailing the nature of such default), and any other information as is required by Lender.
“Rents” shall mean, with respect to each Individual Property all rents (including, without limitation percentage rents), ground rents, additional rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents (including, without limitation, damages and other claims arising from any rejection by a tenant of its Lease under any Creditors Rights Law), revenues, issues, royalties and profits from the Land (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, deposits (including, without limitation, cash, letters of credit or securities deposited under any Lease to secure the performance by the lessee of its obligations thereunder, utility deposits and other deposits), accounts, cash, charges for services rendered, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to any Individual Borrower (or to Manager for the account of any Individual Borrower), under any Lease, all Lease Termination Payments, all other consideration of whatever form or nature received by or paid to or for the account of or benefit of any Individual Borrower or its agents or employees from any and all sources arising from or attributable to the Land or the Improvements, all proceeds, if any, payable to any Individual Borrower from business interruption or other loss of income insurance relating to the use, enjoyment or occupancy of the Land and/or the Improvements (whether paid or accruing before or after the filing by or against any Individual Borrower of any petition for relief under any Creditors Rights Laws), and all proceeds or streams of payment payable to any Individual Borrower from the sale or other disposition of any Lease or any Rents.
“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.
“Required Disbursement Amounts” shall mean, for any given Disbursement Date, the amounts required to be disbursed under Section 3.3.1(a) through Section 3.3.1(e) hereof, or upon an Optional Lender Forbearance, the amounts required to be disbursed under Section 3.3.2(a) through Section 3.3.2(e) hereof.
“Reserve Accounts” shall mean the Tax and Insurance Escrow Account, the Early Lease Termination Reserve Account, or any other escrow or reserve Account established pursuant to Article IX hereof.
“Reserve Funds” shall mean the Tax and Insurance Escrow Fund, the Early Lease Termination Reserve Fund, or any other escrow or reserve fund established pursuant to Article IX hereof.

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“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, or vice president of such Person (or of the manager, general partner or similar authorized party of such Person, as applicable) or such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.
“Restoration” shall have the meaning set forth in Section 7.2 hereof.
“Restoration Threshold” shall mean, with respect to each Individual Property, an amount equal to five percent (5.0%) of the Allocated Loan Amount for such Individual Property.
“Restricted Party” shall mean collectively, each Individual Borrower, any SPC Party, any Guarantor and Sponsor.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
“Sale or Pledge” shall mean a voluntary or involuntary (including, but not limited to, any levy, seizure or attachment) sale, conveyance, assignment, alienation, mortgage, hypothecation, encumbrance, grant of a Lien on, a security interest or option in, pledge, repurchase, reverse repurchase or other transfer or disposal of a legal or beneficial interest (directly or indirectly, whether by operation of Law or otherwise, and whether or not for consideration or of record) other than (i) Leases for actual occupancy by a space tenant thereunder, and (ii) utility easements granted in the ordinary course of business that have no Material Adverse Effect.
“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.
“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.
“Scheduled Maturity Date” shall have the meaning set forth in Section 2.4.2 hereof.
“Secondary Market Transactions” shall have the meaning set forth in Section 11.1 hereof.
“Securities” shall have the meaning set forth in Section 11.1 hereof.
“Securities Act” shall have the meaning set forth in Section 11.2(a) hereof.
“Securitization” shall have the meaning set forth in Section 11.1 hereof.
“Security Instrument” shall mean, with respect to each Individual Property, the first priority Mortgage, or Open-end Mortgage, or Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof, executed and delivered by each Individual Borrower in favor of Lender as security for the payment of the Debt and the performance of the Other Obligations and encumbering the each Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Servicer” shall have the meaning set forth in Section 11.4 hereof.

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“Servicing Fee” shall have the meaning set forth in Section 11.4 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c) hereof.
“Single Purpose Entity” shall have the meaning set forth in Section 8.1(d) hereof.
“Single Tenants” shall mean the following:

Property	Single Tenant
603 South Scales Street, Reidsville, NC	Walgreen Co.
10601 East 23rd St., Independence, MO	Dolgencorp, LLC
30 Four Oaks Dr. SW, Cedar Rapids, IA	Kum & Go, L.C.
1470 Gail Gardner Way, Prescott, AZ	Vitamin Cottage Natural Food Markets, Inc.
1952 North State Route 53, Fremont, OH	Lowe’s Home Centers, Inc.
2410 South 8th St., Wisconsin Rapids, WI	Wisconsin CVS Pharmacy, L.L.C.
1105 N. State Street, Gladwin, MI	Dolgencorp, LLC
6908 Lakeshore Road, Lexington, MI	Dolgencorp, LLC

“Single Tenant Lease” shall mean each of the following:

Property	Single Tenant Lease
603 South Scales Street, Reidsville, NC
That certain Lease dated February 12, 2008 between ADP REIDSVILLE, LLC, as landlord, and WALGREEN CO., as tenant, as amended by that certain First Amendment to Lease dated April 10, 2008, and that certain Second Amendment to Lease dated October 10, 2011.

10601 East 23rd St., Independence, MO	That certain Lease dated January 9, 2012 between CGP ACQUISITION & DEVELOPMENT, LLC, as landlord, and DOLGENCORP, LLC, as tenant, as amended by Lease Modification Agreement #1 dated January 29, 2013.
30 Four Oaks Dr. SW, Cedar Rapids, IA	That certain Lease dated December __, 2011 between BBR OIL II, LLC, as landlord, and KUM & GO, L.C., as tenant.

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Property	Single Tenant Lease
1470 Gail Gardner Way, Prescott, AZ
That certain Lease dated February 20, 2012 between VC PRESCOTT I, LLC, as landlord, and VITAMIN COTTAGE NATURAL FOOD MARKETS, INC., as tenant, as amended by that certain First Amendment to Lease dated April 4, 2013.

1952 North State Route 53, Fremont, OH
That certain Lease dated July 12, 1995 between FANGBONER ASSOCIATES LTD., as landlord, and LOWE'S HOME CENTERS, INC., as tenant, as amended by that certain First Amendment to Lease dated June 10, 2011.

2410 South 8th St., Wisconsin Rapids, WI	That certain Lease dated December 2, 2013 between COLE CV WISCONSIN RAPIDS WI, LLC as landlord, and WISCONSIN CVS PHARMACY, L.L.C., as tenant.
1105 N. State Street, Gladwin, MI
That certain Lease dated July 23, 2012 between MIDWEST V, LLC, as landlord, and DOLGENCORP, LLC, as tenant, as amended by that certain Lease Commencement Date Agreement – Lease Modification Agreement #1 dated September 3, 2013.

6908 Lakeshore Road, Lexington, MI
That certain Lease dated July 31, 2012 between MIDWEST V, LLC, as landlord, and DOLGENCORP, LLC, as tenant, as amended by that certain Lease Commencement Date Agreement – Lease Modification Agreement #1 dated September 3, 2013.

“SPC Party” shall have the meaning set forth in Section 8.1(b) hereof.
“Special Member” shall have the meaning set forth in Section 8.1(c)(i) hereof.
“Sponsor” shall mean Cole Real Estate Income Strategy (Daily NAV), Inc., a Maryland corporation.
“State” shall mean, with respect to each Individual Property the State or Commonwealth in which the Land (as defined in each Security Instrument with respect to each Individual Property) is located.
“Survey” shall mean a survey of each Individual Property prepared by a surveyor licensed in the state where each Individual Property is located and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

ATLANTA 5579734.9

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 9.2 hereof.
“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 9.2 hereof.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property.
“TC Cap” shall have the meaning set forth in Section 7.1(l) hereof.
“Terminating Tenant” shall have the meaning set forth in Section 9.3 hereof.
“Terrorism Coverage” shall have the meaning set forth in Section 7.1(l) hereof.
“TILC Costs” shall mean (a) customary and reasonable third party tenant improvement costs and expenses actually incurred by Borrower and (b) customary and reasonable leasing commissions paid to any management or brokerage company in connection with any Qualified Replacement Lease.
“Title Insurance Policy” shall mean, with respect to each Individual Property, any ALTA mortgagee title insurance policy in form and substance satisfactory to Lender (or, if the State does not permit the issuance of such ALTA policy, such form as shall be permitted in the State and satisfactory to Lender) issued on or after the date hereof by a title insurance company satisfactory to Lender with respect to such Individual Property and insuring the Lien of each Security Instrument encumbering such Individual Property, with endorsements thereto as to such matters as Lender may designate (provided that such endorsements are available in the state where the applicable Individual Property is located).
“Transfer” shall mean any Sale or Pledge of the Property (or any Individual Property) or of any legal or beneficial interest therein, or any Sale or Pledge of an interest in any Restricted Party. Without limiting the generality of the foregoing, a Transfer is deemed to include: (a) an installment sales agreement wherein Borrower or any Individual Borrower agrees to sell the Property, or any Individual Property, for a price to be paid in installments; (b) an agreement by Borrower or any Individual Borrower leasing all or a substantial part of the Property or any Individual Property for other than actual occupancy by a space tenant thereunder; (c) a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s or any Individual Borrower’s right, title and interest in and to any Leases or any Rents (other than pursuant to the Assignment of Leases); (d) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (e) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (f) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (g) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.
“Transferee” shall have the meaning set forth in Section 6.2(e) hereof.

ATLANTA 5579734.9

“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Open Period Start Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.) Lender shall notify Borrower of the amount and the basis of determination of the required Prepayment Consideration.
“TRIA” shall have the meaning set forth in Section 7.1(l) hereof.
“Triggering Event” shall mean the earlier to occur of: (a) an Event of Default, (b) the date on which the Debt Service Coverage Ratio for the immediately preceding two (2) calendar quarters is less than 1.20 to 1.00.
“Triggering Event Period” shall mean each period commencing upon the date on which a Triggering Event occurs and ending on the earlier to occur of (a) the Payment Date following the date on which a Triggering Event Termination occurs, or (b) the date upon which the Debt has been paid and satisfied in full and the Other Obligations have been performed (other than contingent obligations which survive such payment and satisfaction).
“Triggering Event Period Reserve Accounts” shall mean the Excess Cash Reserve Account.
“Triggering Event Period Reserve Funds” shall mean the Excess Cash Reserve Fund.
“Triggering Event Termination” shall mean, with respect to any Triggering Event Period, the earliest to occur of: (a) if such Triggering Event was triggered by an Event of Default, Borrower’s cure of such Event of Default and Lender’s acceptance of such cure (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion, unless required by Law), prior to Lender accelerating the Debt and exercising any of its remedies under the Loan Documents, (b) if such Triggering Event was triggered by a Debt Service Coverage Ratio calculation, the occurrence of the Debt Service Coverage Ratio being at least 1.25 to 1.00 for six (6) consecutive calendar months; provided, however, that any such Triggering Event Termination shall be subject to the condition that no Event of Default shall have occurred and be continuing.
“UCC” or “Uniform Commercial Code” shall mean, with respect to each Individual Property, the Uniform Commercial Code as in effect in the state where the Land is located; provided, however, the UCC in effect in the Commonwealth of Pennsylvania shall govern the Account Collateral.
“Underwriter Group” shall mean any and all of the following Persons: (i) Lender (and for purposes of this definition, Lender shall include its officers and directors), (ii) the Affiliate of PNC Bank that has filed any registration statement relating to any Securitization, if applicable, each of its directors, each of its officers who have signed any such registration statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, (iii) PNC Capital Markets LLC, a Pennsylvania limited liability company, each of its directors and each Person who controls PNC Bank within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act and (iv) PNC Bank, each of its directors and each Person who controls PNC Bank within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act.
“Underwritten Net Cash Flow” shall mean Underwritten Net Operating Income, adjusted to reflect the following:

ATLANTA 5579734.9

(i)    normalized capital expenditures in an amount equal to the product obtained by multiplying $0.15 by the aggregate number of rentable square feet of space at the Property;
(ii)    normalized tenant improvement costs and leasing commissions equal to the product obtained by multiplying $0.55 by the aggregate number of square feet of space at the Property; and
(iii)    adjustments for non-recurring or extraordinary items.
“Underwritten Net Operating Income” shall mean for any period the amount obtained by subtracting Operating Expenses from Gross Income From Operations, and then applying the following adjustments:
(a)    Gross Income From Operations will be adjusted to exclude:
(i)    Rents from any tenant subject to any Bankruptcy Action that has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction;
(ii)    Rents from any tenant that is in arrears in the payment of Rent for more than ninety (90) days;
(iii)    [intentionally omitted];
(iv)    Rents from any tenant that is not in occupancy of, or not open for business at its demised premises (unless such tenant, or any entity which has guaranteed the obligations of such tenant under its Lease, has a long term issuer credit rating that is BBB- or better by S&P (or, if not rated by S&P, a comparable investment grade rating from another Rating Agency)), or from any tenant that has not commenced paying full unabated Rent pursuant to its Lease;
(v)    Rents from any temporary or month-to-month tenant;
(vi)    Rents from any tenant which is an Affiliate of Borrower;
(vii)    Rents paid more than one (1) month in advance;
(viii)    Lease Termination Payments;
(ix)    forfeited security deposits;
(x)    interest on credit accounts;
(xi)    rent concessions; and
(xii)    License fees.
(b)    Gross Income From Operations will be adjusted to reflect:
(i)    any contractual adjustments to Rent expected to occur within the twelve (12) month period following the date of calculation;

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(ii)    [intentionally omitted]; and
(iii)    adjustments for non-recurring or extraordinary items.
(c)    Operating Expenses will be adjusted to reflect:
(i)    [intentionally omitted];
(ii)    the greater of (x) the actual management fees paid to Manager for the most recent trailing twelve (12) calendar months and (y) two (2.0%) percent of Gross Income from Operations; and
(iii)    adjustments for non-recurring or extraordinary items.
“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (October 26, 2001), as the same has been, or shall hereafter be amended, renewed, extended or replaced.
“U.S. Obligations” shall mean (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged and which are not subject to prepayment, call or early redemption, (ii) other non-callable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended which (a) will not result in a reduction, downgrade or withdrawal of the ratings for the certificates or any class thereof issued in connection with a Securitization, (b) are then outstanding and (c) are then being generally accepted by the Rating Agencies without any reduction, downgrade or withdrawal of the ratings for the certificates or any class thereof issued in connection with a Securitization or (iii) other non-callable instruments, which (w) if a Securitization has occurred, will not cause the REMIC Trust formed pursuant to such Securitization to fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code, (x) will not result in a reduction, downgrade or withdrawal of the ratings for the certificates or any class thereof issued in connection with a certificate, (y) are then outstanding and (z) are then being generally accepted by the Rating Agencies without any reduction, downgrade or withdrawal of the ratings for the certificates or any class thereof issued in connection with a Securitization.
“Vacated Space” shall have the meaning set forth in Section 9.3.1 hereof.
“Yield Maintenance Premium” shall mean an amount determined by Lender equal to (a) the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through March 31, 2021 (including any balloon payment that would be due pursuant to the terms hereof) determined by discounting such payments at a rate which, when compounded monthly, is equivalent to the Treasury Rate plus 50 basis points when compounded semi-annually, less (b) the principal portion of the Loan prepaid.
“Zoning Regulations” shall have the meaning set forth in Section 4.1.11 hereof.
“Zoning Reports” shall mean those certain zoning reports with respect to each Individual Property set forth on Schedule III attached hereto.
Section 1.2    Principles of Construction.
All references to sections and exhibits are to sections and exhibits in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the

ATLANTA 5579734.9

context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
II.    GENERAL TERMS
Section 2.1    The Loan.
2.1.1.    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth in this Agreement, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
2.1.2.    Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and no amount borrowed and repaid hereunder in respect of the Loan may be reborrowed.
2.1.3.    The Note, Security Instrument and Other Loan Documents. The Loan shall be evidenced by the Note and secured by each Security Instrument, each Assignment of Leases and the other Loan Documents.
2.1.4.    Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property or to repay and discharge any existing loans relating to the Property, (b) pay all past due Basic Carrying Costs, if any, in respect of the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the acquisition of the Property or the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property, as approved by Lender and (f) distribute the balance, if any, to Borrower.
Section 2.2    Interest Rate and Payments.
2.2.1.    Interest Generally; Usury.
(a)    Except as herein provided with respect to interest accruing at the Default Rate, interest on the outstanding principal balance of the Loan shall accrue at the Applicable Interest Rate from (and including) the Closing Date to (but excluding) the Maturity Date.
(b)    This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal (but not subject to any Prepayment Consideration) and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the

ATLANTA 5579734.9

Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.2.    Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan. The accrual period for calculating interest due on each Payment Date shall be the Interest Accrual Period immediately prior to such Payment Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either (i) a thirty (30) day month and a three hundred sixty (360) day year or (ii) the actual number of days in a month and a three hundred and sixty five (365) day year were used to compute the accrual of interest on the Loan.
2.2.3.    Payments Before Maturity Date; Monthly Debt Service Payment Amount. Borrower shall pay to Lender: (a) unless the Closing Date occurs on the first (1ST) day of a calendar month, on the Closing Date, an amount equal to interest only at the Applicable Interest Rate on the outstanding principal balance of the Loan from the Closing Date up to and including September 30, 2014, calculated by multiplying (i) the actual number of days elapsed during such period by (ii) a daily rate based on a three hundred sixty (360) day year by (iii) the outstanding principal balance of the Loan on the Closing Date and (b) on the Payment Date occurring in November, 2014 and on each Payment Date thereafter up to but not including the Maturity Date, an amount equal to interest only at the Applicable Interest Rate, calculated by multiplying (i) the actual number of days elapsed in each Interest Accrual Period by (ii) a daily rate based on a three hundred sixty (360) day year by (iii) the outstanding principal balance of the Loan during each Interest Accrual Period (the “Monthly Debt Service Payment Amount”).
2.2.4.    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Debt, including but not limited to, the outstanding principal balance of the Loan, all accrued and unpaid interest thereon through the end of the Interest Accrual Period immediately prior to the Maturity Date and all other amounts due hereunder and under the Note, each Security Instrument and the other Loan Documents.
2.2.5.    Payments After Default. Upon the occurrence and during the continuance of an Event of Default (including, without limitation, failure to repay the Debt on the Maturity Date), interest on the outstanding principal balance of the Loan and, to the extent permitted by Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of the date such Event of Default has ceased to exist or the date of actual receipt and collection of the Debt in full. To the extent permitted by applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by each Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default. Anything herein to the contrary notwithstanding, all interest accrued at the Default Rate shall be immediately due and payable upon demand by Lender.
2.2.6.    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the balloon payment due on the Maturity Date) is not paid by Borrower on or before the fifth (5th) day after the date the same is due and payable, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable Law in order to defray the expense incurred by Lender in handling and processing

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such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by each Security Instrument and the other Loan Documents to the extent permitted by applicable Law.
2.2.7.    Release on Payment in Full. Lender shall, upon the written request and at the sole cost and expense of Borrower, after payment in full of the Debt and the performance of the Other Obligations in accordance with the terms and provisions of each Security Instrument and the other Loan Documents, release the Lien of each Security Instrument and the other Loan Documents on the Property.
Section 2.3    Manner of Making Payments.
2.3.1.    Making of Payments. Subject to Section 3.7 hereof, each payment by Borrower hereunder or under the Note or any of the other Loan Documents shall be made in funds immediately available to Lender by 2:00 p.m., central time, on the date such payment is due, to Lender at PNC Bank, National Association, c/o Midland Loan Services, c/o Bank of Oklahoma, Lockbox #2585, 6242 East 41st Street, Tulsa, OK 74135, or such other place as Lender may from time to time designate in writing. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day following such scheduled due date.
2.3.2.    Credit for Payment Receipt. Subject to Section 3.7 hereof, no payment due under the Note, this Agreement or any of the other Loan Documents shall be deemed paid to Lender until received by Lender at its designated office on a Business Day prior to 2:00 p.m., central time. Subject to Section 3.7 hereof, any payment received after the time established by the preceding sentence shall be deemed to have been paid on the immediately succeeding Business Day. Each payment that is paid to Lender within ten (10) days prior to the date on which such payment is due, and prior to its scheduled Payment Date, shall not be deemed a prepayment and shall be deemed to have been received on the Payment Date solely for the purpose of calculating interest due.
2.3.3.    Invalidated Payments. If any payment received by Lender is deemed by a court of competent jurisdiction to be a voidable preference or fraudulent conveyance under any Creditors Rights Laws, and is required to be returned by Lender, then the obligation to make such payment shall be reinstated, notwithstanding that the Note may have been marked satisfied and returned to Borrower or otherwise canceled, and such payment shall be immediately due and payable upon demand.
2.3.4.    No Deductions, etc. All payments made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense, claim or counterclaims.
2.3.5.    Application of Payments. Provided no Event of Default has occurred and is continuing, payments of principal and interest due from Borrower shall be applied (a) first, to the payment or reimbursement of any expenses (including but not limited to late charges), costs or obligations (other than the principal and interest) for which Borrower shall be obligated or Lender entitled pursuant to the provisions of the Loan Documents, (b) second, to the payment of accrued but unpaid interest, (c) third, to the payment of unpaid Reserve Funds required pursuant to the provisions of the Loan Documents, and (d) fourth, to the payment of principal then outstanding. If at any time Lender receives less than the full amount due and payable on a Payment Date or upon the occurrence and during the continuance of an Event of Default, Lender may apply all payments received to amounts then due and payable in any manner and in any order determined by Lender, in its sole discretion. Lender’s acceptance of a payment from Borrower in an amount that is less than the full amount then due and Lender’s application of such payments to amounts then due from Borrower shall not constitute or be deemed to constitute a waiver of the unpaid amounts or an accord and satisfaction.

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2.3.6.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender;
(ii)    subject Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.3.7(c) hereof and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender); or
(iii)    impose on Lender any other condition, cost or expense affecting this Agreement;
and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such reduction suffered.
(b)    Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company as a consequence of this Agreement, or the Loan to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
2.3.7.    Indemnified Taxes.
(a)    All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, Indemnified Taxes, excluding (i) Indemnified Taxes measured by Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the Laws of which Lender is resident or organized, or any political subdivision thereof, (ii) taxes measured by Lender’s overall net income, and franchise taxes imposed on it, by the jurisdiction of Lender’s lending office or any political subdivision thereof or in which Lender is resident or engaged in business, (iii) any branch profits taxes imposed by the United States of America or any similar taxes imposed by any other jurisdiction in which Borrower is located, and (iv) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender which is a Non-U.S. Entity to comply with the terms of subsection (b) below (collectively, “Excluded Taxes”). If any non-excluded Indemnified Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all non-excluded Indemnified Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any non-excluded Indemnified Tax is payable pursuant to applicable Law by Borrower, Borrower shall send to Lender an original official receipt showing payment of such non-excluded Indemnified Tax or other evidence of payment reasonably satisfactory to Lender. Borrower hereby indemnifies and hold harmless Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure

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by Borrower to pay any such non-excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.
(b)    In the event that any successor and/or assign of Lender is not incorporated under the Laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes. Each entity required to deliver to Borrower a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, Law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(c)    Without limiting the generality of this Section 2.3.7, Borrower shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of Lender timely reimburse Lender for, the payment of, any Other Taxes (other than Excluded Taxes).
Section 2.4    Prepayments.
2.4.1.    Voluntary Prepayments. Except as set forth in this Section 2.4 and Section 6.8 hereof, Borrower shall not have the right to prepay all or any portion of the Debt. After the Lockout Period, Borrower may prepay the Debt in whole, but not in part, on any Payment Date, provided the following conditions are satisfied: (a) no Event of Default shall be occurring on either the date the required prepayment notice is received by Lender or the Prepayment Date; (b) Borrower shall give a revocable written notice to Lender specifying the date on which a prepayment is to be made (the date of any prepayment hereunder, whether pursuant to such notice or not, and whether voluntary or involuntary, being herein referred to as the “Prepayment Date”) not more than sixty (60) days and not less than thirty (30) days prior to the Prepayment Date; and (c) the applicable Prepayment Consideration, if any, is paid by Borrower to Lender with such prepayment of the entire Debt in full. Additionally, any such prepayment not actually received by Lender before 2:00 p.m., central time, on the fifth (5th) day of the month must also include the interest which would have accrued on the amount of such prepayment during the entire Interest Accrual Period in which the prepayment is made.
BORROWER HEREBY AGREES THAT IN THE EVENT BORROWER DELIVERS A PREPAYMENT NOTICE AND FAILS TO PREPAY THE LOAN IN ACCORDANCE WITH THE PREPAYMENT NOTICE AND THE TERMS OF THIS SECTION 2.4.1 (A “PREPAYMENT FAILURE”), BORROWER SHALL INDEMNIFY LENDER FROM AND AGAINST, AND SHALL BE RESPONSIBLE FOR, ALL LOSSES (INCLUDING ANY BREAKAGE COSTS) INCURRED BY LENDER WITH RESPECT TO ANY SUCH PREPAYMENT FAILURE, PROVIDED THAT SUCH INDEMNITY SHALL

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NOT BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, ILLEGAL ACTS, BAD FAITH OR WILLFUL MISCONDUCT OF LENDER.
2.4.2.    Prepayment Consideration. Lender shall not be obligated to accept any prepayment of the Debt unless it is accompanied by the applicable Prepayment Consideration. The “Prepayment Consideration” shall be calculated by Lender as follows:

From the date hereof through September 30, 2016 (the “Lockout Period”):	Not applicable; No prepayment permitted.
October 1, 2016 through March 31, 2021:	The greater of (i) one percent (1.0%) of the outstanding principal balance of the Loan on a Prepayment Date; or (ii) the Yield Maintenance Premium.
April 1, 2021 (the “Open Period Start Date”) through October 1, 2021 (the “Scheduled Maturity Date”):	No Prepayment Consideration (i.e., $0.00).
Prepayment After an Event of Default but before the Open Period Start Date:	The Prepayment Consideration set forth in Section 2.4.4 hereof.
Borrower acknowledges that the Prepayment Consideration is a bargained for consideration and is not a penalty. Borrower recognizes that Lender would incur substantial additional costs and expenses in the event of a prepayment of the Debt and that the Prepayment Consideration compensates Lender for such costs and expenses (including without limitation, the loss of Lender’s investment opportunity during the period from the Prepayment Date until the Maturity Date). Borrower agrees that Lender shall not, as a condition to receiving the Prepayment Consideration, be obligated to actually reinvest the amount prepaid in any treasury obligation or in any other manner whatsoever. Any Prepayment Consideration shall be subject to reduction if and to the extent characterized as interest under applicable law, by the amount, if any, which would cause the interest on the Note to exceed the Maximum Legal Rate.
2.4.3.    Mandatory Prepayments. If Borrower receives any Net Proceeds and if Lender is not obligated to make, and does not make, such Net Proceeds available to Borrower for the Restoration of any Individual Property pursuant to the terms of this Agreement, then Borrower shall prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Proceeds. No Prepayment Consideration shall be due in connection with any prepayment made pursuant to this Section 2.4.3. Any partial prepayment under this Section 2.4.3 shall be applied to the last payments of principal due under the Loan; provided, however, if an Event of Default has occurred and is then continuing, Lender may apply such Net Proceeds to the Debt in any order or priority in its sole discretion.
2.4.4.    Prepayments After Event of Default. If, during the continuance of any Event of Default (and prior to the Open Period Start Date), Borrower shall tender payment of an amount sufficient to satisfy the Debt, such tender by Borrower shall be deemed to be a voluntary prepayment in the amount tendered and in such case Borrower shall also pay to Lender, with respect to the amount tendered, Prepayment Consideration equal to the greater of (a) four percent (4.0%) of the outstanding principal balance of the Loan on the date of such tendered prepayment and (b) the Yield Maintenance Premium (provided that all references to the “Prepayment Date” contained in the definition of Yield Maintenance Premium shall mean the date of said tendered prepayment) which Prepayment Consideration shall be immediately due and payable. Lender shall not be obligated to accept any such tender unless it is accompanied by all Prepayment Consideration

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due in connection therewith. Any Prepayment Consideration shall be subject to reduction if and to the extent characterized as interest under applicable law, by the amount, if any, which would cause the interest on the Note to exceed the Maximum Legal Rate.
2.4.5.    Voluntary Prepayment in Connection with Enid Property. If, in connection with a casualty or condemnation on the Enid Property, (i) Lender applies Net Proceeds against the Debt pursuant to Section 2.4.3 because the requirements of Section 7.4(b)(i) herein have not been satisfied, and (ii) no Event of Default then exists (other than an Event of Default caused solely by the related casualty or condemnation), then Borrower shall have the right to prepay a portion of the Debt in an amount (the "Remaining Enid Repayment Amount") equal to the difference of (A) the then outstanding Allocated Loan Amount applicable to the Enid Property, less (B) the Net Proceeds applicable to the Enid Property applied by Lender against the Debt pursuant to Section 2.4.3, and, so long as (1) Borrower delivers to Lender a notice of such prepayment no later than sixty (60) days after Lender’s application of Net Proceeds, and (2) Borrower actually repays the Remaining Enid Repayment Amount no later than one hundred eighty (180) days after Borrower’s delivery of such notice, then Lender shall release the Enid Property from the lien of the applicable Security Instrument (and related Loan Documents) and release the related Individual Borrower’s obligations under the Loan Documents with respect to the Enid Property (other than those expressly stated to survive). No Prepayment Consideration shall be due in connection with any prepayment made pursuant to this Section 2.4.5. Any prepayment received by Lender pursuant to this Section 2.4.5 on a date other than a Payment Date shall be held by Lender as Collateral for the Debt in an interest bearing Eligible Account at an Eligible Institution, with such interest accruing for the benefit of Borrower, and shall be applied by Lender on the next Payment Date, with any interest on such funds paid to Borrower on such Payment Date provided no Event of Default then exists (other than an Event of Default caused solely by the related casualty or condemnation).
Section 2.5    Optional Lender Forbearance. Anything herein to the contrary notwithstanding, if Lender determines, in its sole discretion, at any time during the calendar month immediately preceding the Maturity Date that the Loan will not be paid as required on the Maturity Date, Lender shall have the option to forbear from exercising its rights under this Agreement, the Note, the Security Instrument and the other Loan Documents to foreclose upon the Property (an “Optional Lender Forbearance”). In such event, Lender shall notify Borrower of such decision and the following shall occur:
(a)    On the first day of the month immediately following the Maturity Date and on the first day of each calendar month thereafter, Borrower shall pay to Lender an amount (each a “Property Cash Flow Payment”) equal to the amounts set forth in Section 3.3.2(i) through (k) hereof, which payment shall be effected by Lender withdrawing all funds on deposit in the Cash Management Account and applying such funds in accordance with Section 3.3.2 hereof.
(b)    Interest accrued at the Adjusted Interest Rate and not paid shall be deferred and added to the indebtedness evidenced by the Note.
(c)    Lender’s decision to forbear from exercising its rights under this Agreement, the Note, the Security Instrument and the other Loan Documents shall be revocable at any time by Lender without notice to Borrower. Upon any such revocation, Lender shall be entitled to pursue any and all remedies available to it under this Agreement, the Note, the Security Instrument, and the other Loan Documents, at law or in equity.

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(d)    Nothing contained in this Section 2.5 shall prohibit Borrower from paying the Debt in full at any time during such Optional Lender Forbearance.
III.    CASH MANAGEMENT
Section 3.1    Establishment of Lockbox Account and Cash Management Account.
3.1.8.    Establishment of Lockbox Account.
(d)    Borrower shall simultaneously herewith (i) establish, and hereby covenants to maintain during the term of the Loan, a segregated account (the “Lockbox Account”) with Lockbox Bank directly into which each Individual Borrower shall deposit or cause to be deposited all Rents (including, without limitation all Lease Termination Payments) or other revenue of any kind from each Individual Property received by each Individual Borrower or Manager, in accordance with Section 3.1.1(b) hereof, and (ii) execute a deposit account control agreement, in form and substance acceptable to Lender, with Lender and Lockbox Bank providing for the sole dominion and control and security interest in the Lockbox Account by Lender (the “Lockbox Agreement”). The Lockbox Account shall be in the name of Borrower, for the benefit of Lender. The Lockbox Agreement shall require the Lockbox Bank to maintain the Lockbox Account as an Eligible Account, and shall provide that Borrower and Lender or its Servicer shall have the right to electronic access to information regarding balances, deposits into and withdrawals from the Lockbox Account and to receive periodic reports from the Lockbox Bank with respect thereto. Borrower shall not in any way alter, modify or change the Lockbox Account or Lockbox Agreement without the prior written consent of Lender. Simultaneously herewith, Borrower has also established, and hereby covenants to maintain with, Lockbox Bank a lockbox address at the Lockbox Bank (the “Lockbox Address”).
(e)    Borrower represents, warrants and covenants that simultaneously herewith (i) Borrower shall, and shall cause Manager to, immediately deposit all Rents or other revenue of any kind from the Property received by Borrower or Manager directly into the Lockbox Account within two (2) Business Days of receipt, (ii) Borrower shall, or shall cause Manager to, send a notice, substantially in the form of Exhibit A, to all tenants now or hereafter under Leases directing them to pay all Rents and other sums due thereunder directly to the Lockbox Address (or to the Lockbox Account via wire transfer), and (iii) neither Borrower nor any other Person shall open any other such account with respect to the deposit of income in connection with the Property. Any Rents and any other revenue of any kind from the Property held by Borrower or Manager prior to being deposited into the Lockbox Account shall be deemed to be Collateral and shall be held in trust by Borrower or Manager, as applicable, for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower or Manager. Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 3.1.1(b) without Lender’s prior written consent.
(f)    In the event the Lockbox Bank resigns or is otherwise terminated under the Lockbox Agreement, Borrower shall (i) cooperate with Lender in connection with the appointment of a replacement Lockbox Bank, and (ii) deliver to Lender a fully executed replacement Lockbox Agreement in form and substance acceptable to Lender within thirty (30) days of Lockbox Bank’s resignation or termination. In connection with any resignation or other termination of the Lockbox Bank, Borrower shall also cooperate with Lender to issue new notices or instructions to replace the notices and instructions required to be sent by it pursuant to Section 3.1.1(b) hereof.
3.1.9.    Establishment of Cash Management Account. Upon the occurrence of a Triggering Event and during the continuance of any Triggering Event Period, Lender shall establish an Account (the “Cash Management Account”) with the Cash Management Bank (which may include one or

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more book-entry sub-accounts as deemed necessary by Lender). The Cash Management Account shall be in the name of Lender, as lender and secured party for Borrower.
3.1.10.    Accounts Generally. The Lockbox Account and the Cash Management Account shall be subject to the additional terms and conditions set forth in Article 12 hereof.
Section 3.2    Transfers from the Lockbox Account. The Lockbox Agreement shall provide that, so long as no Triggering Event Period is then continuing, on the last Business Day of each week on which available funds are on deposit in the Lockbox Account, Lockbox Bank shall transfer all such available funds (less a peg amount of $1,000 required by Lockbox Bank) to the Operating Account. Upon the occurrence of a Triggering Event and during the continuance of any Triggering Event Period, the Lockbox Agreement shall provide that all transfers from the Lockbox Account to the Operating Account shall immediately cease and the Lockbox Bank shall, on each Business Day on which available funds are on deposit in the Lockbox Account, transfer all such available funds (less a peg amount of $1,000 required by Lockbox Bank) to the Cash Management Account. Upon the occurrence of a Triggering Event Termination, Lender shall notify Lockbox Bank of same.
Section 3.3    Monthly Disbursements from the Cash Management Account.
3.3.1.    Disbursements Prior to Optional Lender Forbearance. Provided no Event of Default is then continuing, and except as set forth in Section 3.3.2 below with respect to disbursements upon an Optional Lender Forbearance, Lender shall withdraw all funds on deposit in the Cash Management Account on the Disbursement Date. Lender shall disburse any amounts transferred to the Cash Management Account representing any Lease Termination Payments to Lender for deposit into the Early Lease Termination Reserve, and Lender shall disburse the balance of such funds in the following order of priority:
(a)    First, to Cash Management Bank and Lockbox Bank, for the payment of fees and expenses incurred in connection with the Cash Management Account and the Lockbox Account (to the extent not previously paid from the Lockbox Account or the Cash Management Account);
(b)    Next, to Lender, funds sufficient to pay the Monthly Tax Deposit if required to be made under Section 9.2 hereof;
(c)    Next, to Lender, funds sufficient to pay the Monthly Insurance Premium Deposit if required to be made under Section 9.2 hereof;
(d)    Next, to Lender, funds sufficient to pay the Monthly Debt Service Payment Amount;
(e)    Next, to Lender, funds sufficient to pay any interest accruing at the Default Rate, late payment charges, and any unpaid reimbursable costs and expenses incurred by Lender on Borrower’s behalf or in the enforcement of Lender’s rights under the Loan Documents, if any;
(f)    Next, to Borrower, funds sufficient to pay all Operating Expenses due pursuant to an Annual Budget, or Approved Annual Budget, as applicable, for such calendar month to Borrower, together with other amounts incurred by Borrower in connection with the operation and maintenance of the Property and approved by Lender in its sole discretion;

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(g)    Next, to Borrower, funds sufficient to pay for Extraordinary Expenses approved by Lender in its sole discretion, if any;
(h)    Next, if the Triggering Event was an Event of Default, to Servicer, for the payment of the Servicing Fee; and
(i)    Next, all amounts remaining in the Cash Management Account after deposits pursuant to clauses (a) through (h) above, as applicable, for the current month and all prior months to Lender for deposit into the Excess Cash Reserve Account. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Lender agrees that the aggregate amounts deposited into the Excess Cash Reserve Account pursuant to this subsection (i) shall be limited to $2,424,000.00 (the “Excess Cash Reserve Cap”) and that if the amounts deposited into the Excess Cash Reserve Account at any time (other than during the continuance of an Event of Default) shall exceed the Excess Cash Reserve Cap, such excess shall be disbursed by Lender to Borrower.
Notwithstanding the foregoing or any other provision of this Agreement or of the other Loan Documents, during the continuance of an Event of Default, Lender reserves the right, exercisable at its sole option, to apply Rents and other sums on deposit in or deposited into the Cash Management Account (and any sub-account established thereunder) to the payment of the Debt, in such order, manner, amounts, times and priority as Lender in its sole discretion determines (including to the payment of the items for which the Reserve Funds or the Triggering Event Period Reserve Funds were established, if Lender so elects in its sole discretion), and such reserved rights shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
3.3.2.    Disbursements Upon Optional Lender Forbearance. Notwithstanding the foregoing, upon the occurrence of an Optional Lender Forbearance, disbursements shall be made as follows: Provided no Event of Default (other than the Event of Default that resulted in the Optional Lender Forbearance) is then continuing, Lender shall withdraw all funds on deposit in the Cash Management Account on the Disbursement Date, and Lender shall disburse such funds in the following order of priority:
(a)    First, to Cash Management Bank and Lockbox Bank, for the payment of fees and expenses incurred in connection with the Cash Management Account and the Lockbox Account (to the extent not previously paid from the Lockbox Account or the Cash Management Account);
(b)    Next, to Lender, funds sufficient to pay the Monthly Tax Deposit if required to be made under Section 9.2 below;
(c)    Next, to Lender, funds sufficient to pay the Monthly Insurance Premium Deposit if required to be made under Section 9.2 below;
(d)    Next, to Lender, funds sufficient to pay interest at the Initial Interest Rate;
(e)    Next, to Lender, funds sufficient to pay interest (if any) accruing at the Default Rate, late payment charges, and any unpaid reimbursable costs and expenses incurred by Lender on Borrower’s behalf or in the enforcement of Lender’s rights under the Loan Documents, if any;
(f)    Next, to Borrower, funds sufficient to pay all Operating Expenses due pursuant to an Annual Budget, or Approved Annual Budget, as applicable, for such calendar month to Borrower, together with other amounts incurred by Borrower in connection with the operation and maintenance of the Property and approved by Lender;

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(g)    Next, to Borrower, funds sufficient to pay for Extraordinary Expenses approved by Lender in its sole discretion, if any;
(h)    Next, to Servicer, for the payment of the Servicing Fee; and
(i)    Next, the balance, if any, to Lender, to pay unpaid principal until reduced to zero;
(j)    Next, the balance, if any, to Lender, to pay all other accrued and unpaid interest (including interest at the Adjusted Interest Rate);
(k)    Next, the balance, if any, to Lender to pay all other amounts due and owing under the Loan Documents; and
(l)    Next, the balance, if any, to the Operating Account.
Notwithstanding the foregoing or any other provision of this Agreement or of the other Loan Documents, if Lender exercises its right to revoke its decision to forbear as contemplated by Section 2.5(c) and during the continuance of any Event of Default, Lender reserves the right, exercisable at its sole option, to apply Rents and other sums on deposit in or deposited into the Cash Management Account (and any sub-account established thereunder) to the payment of the Debt, in such order, manner, amounts, times and priority as Lender in its sole discretion determines (including to the payment of the items for which the Reserve Funds or the Triggering Event Period Reserve Funds were established, if Lender so elects in its sole discretion), and such reserved rights shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
Section 3.4    Deposit and Disbursement of Funds Allocated for Payment of Monthly Reserve Fund Deposits. Provided no Event of Default is then continuing, all amounts disbursed to Lender pursuant to Section 3.3 hereof to pay Monthly Reserve Fund Deposits shall be deposited by Lender into the applicable Reserve Account established by Lender pursuant to Article IX hereof, and disbursed by Lender in accordance with the applicable provisions of Article IX hereof.
Section 3.5    Deposit and Disbursement of Funds Allocated to Triggering Event Period Reserve Funds; Excess Cash Reserve Fund. All amounts disbursed to Lender pursuant to Section 3.3.1 (i) hereof shall hereinafter be referred to as the “Excess Cash Reserve Fund”. The Excess Cash Reserve Fund shall be held by Lender in an Eligible Account (the “Excess Cash Reserve Account”) at the Cash Management Bank. The Excess Cash Reserve Fund shall not constitute trust funds and, at Lender’s option, may be (1) commingled with other monies held by Lender, or (2) be established as a separate account at the Cash Management Bank. The Excess Cash Reserve Fund may be (x) applied by Lender to any of the items for which any Reserve Fund was established, as determined by Lender, or (y) held in the Excess Cash Reserve Account as additional Collateral for the Loan. If on any Payment Date no Triggering Event Period is continuing, Lender shall, after the application of amounts held in the Excess Cash Reserve Fund in accordance with subsection (x) above, disburse the balance of the Excess Cash Reserve Fund to the Operating Account. In the event that a Triggering Event Period is continuing solely as the result of clause (b) of the Triggering Event definition, then, to the extent that there are insufficient funds in the Cash Management Account to pay in full all amounts required to be paid from the Cash Management Account as and when due and payable or insufficient funds in the Cash Management Account to pay Operating Expenses or Extraordinary Expenses, Borrower may request that Lender allow funds then held in the Excess Cash Reserve Fund to be used to pay such shortfalls and Lender shall not unreasonably withhold its consent to such request.

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Section 3.6    Borrower’s Obligation Not Affected. Subject to the last sentence of Section 3.5 and the provisions of Section 3.7, the failure of Borrower to pay the Monthly Debt Service Payment Amount, the Monthly Reserve Fund Deposits or any other amounts to Lender as and when the same become due pursuant to this Agreement and the other Loan Documents shall constitute an Event of Default, and the insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any such payments, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
Section 3.7    Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the Monthly Debt Service Payment Amount, the Monthly Reserve Fund Deposits, and any other escrows or reserves established pursuant to this Agreement or any other Loan Document, and Borrower’s obligations to pay Basic Carrying Costs shall (provided Lender is not prohibited from withdrawing or applying any funds in the Accounts by applicable Law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in the Lockbox Account or Cash Management Account to satisfy such obligations on or before the date each such payment is required, regardless of whether any of such amounts are so applied by Lender.
IV.    REPRESENTATIONS AND WARRANTIES
Section 4.1    Borrower Representations.
Each Individual Borrower represents and warrants as of the Closing Date that:
4.1.1.    Organization. Borrower has been duly formed or organized, as applicable, and is validly existing and in good standing in the jurisdiction in which it is formed or organized, as applicable, with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, Licenses and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of each Individual Borrower is the ownership, management and operation of the respective Individual Property. Attached hereto as Exhibit B is a true and correct copy of the organizational structure chart of Borrower relating to Borrower and certain Affiliates and other parties, which is true, complete and correct on and as of the date hereof. Neither Guarantor, nor any managing member, general partner or similar controlling Person of Borrower, nor any Person that holds a ten percent (10%) or greater direct ownership interest in any Individual Borrower (a) is the subject of a Bankruptcy Action, (b) has a prior record of having been the subject of a Bankruptcy Action, or (c) has been convicted of a felony.
4.1.2.    Proceedings. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms of the Loan Documents and to keep and observe all of the terms of this Agreement and the other Loan Documents on Borrower’s part to be performed. Borrower taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by applicable Creditors Rights Laws and similar Laws affecting rights of creditors generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

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4.1.3.    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
4.1.4.    Litigation. There is no pending, filed or, to Borrower’s actual knowledge, threatened action, suit or proceeding, arbitration or governmental investigation, at law or in equity or by or before any Governmental Authority or other agency, involving Borrower, Guarantor, or the Collateral, an adverse outcome of which would reasonably be expected to have a Material Adverse Effect.
4.1.5.    Agreements. No Individual Borrower is a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. No Individual Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which such Individual Borrower or any Individual Property is bound. No Individual Borrower has any financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Individual Borrower is a party or by which such Individual Borrower or any Individual Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the applicable Individual Property as permitted pursuant to Section 8.1(d)(xi) hereof and (b) obligations under the Loan Documents.
4.1.6.    Title. Each Individual Borrower has good, marketable and insurable fee simple title to the real property comprising part of each applicable Individual Property and good title to the balance of each Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. To Borrower’s actual knowledge, each Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority Lien on each Individual Property, subject only to Permitted Encumbrances and (b) perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases of such Individual Property), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. To Borrower’s actual knowledge and except as set forth in the Title Insurance Policy and, there are no claims for payment for work, labor or materials affecting any Individual Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. To Borrower’s actual knowledge, each Assignment of Leases, when properly recorded in the appropriate records will create perfected first priority security interests in and to, and perfected collateral assignments of, all applicable Leases and Rents for each Individual Property, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances.
4.1.7.    Solvency; No Bankruptcy Filing. Borrower (a) has not entered into the transaction contemplated hereby or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities,

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including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Neither any Individual Property nor any Single Tenant is the subject of any Bankruptcy Action. No Bankruptcy Action has been filed against any Restricted Party in the last seven (7) years, and no Restricted Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. No Restricted Party is contemplating either the filing of any Bankruptcy Action by it or the liquidation of all or a major portion of any Restricted Party’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any Bankruptcy Action against it or against any other Restricted Party.
4.1.8.    Financial Information. All financial information prepared and submitted by Borrower or its agents and representatives to Lender including but not limited to all financial statements, statements of cash flow and income and operating statements, Rent Rolls, reports, certificates and other documents submitted in connection with the Loan (including the application therefor) or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are (a) true, complete and correct in all material respects, (b) accurately represent the financial condition of each Individual Property as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or such other basis of accounting acceptable to Lender and consistently applied) throughout the periods covered, except as expressly disclosed therein.
4.1.9.    Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which has a Material Adverse Effect, nor as far as Borrower can foresee, would have a Material Adverse Effect. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that would otherwise have a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.
4.1.10.    No Plan Assets.
(a)    (i) Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA (a “Plan”), (ii) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. § 2510.3-101 (“Plan Assets”) and (iii) Borrower is not engaging in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement, the Security Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA (a “Prohibited Transaction”).
(b)    (i) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA (“Governmental Plan”) and (ii) transactions by or with Borrower are not subject to state statutes

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regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect (“Prohibited Governmental Transactions”), which prohibit or otherwise restrict the transactions contemplated by this Agreement.
4.1.11.    Compliance. To Borrower’s actual knowledge, except as disclosed in the Zoning Reports, the Environmental Reports and on Schedule 1 to the Environmental Indemnity, Borrower and each Individual Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Environmental Laws. To Borrower’s actual knowledge and except as may be disclosed in the Zoning Reports, the Improvements for each Individual Property are in compliance in all material respects with all applicable laws, building and zoning ordinances, codes, rules, covenants, and restrictions governing the occupancy, use and operation of each Individual Property (“Zoning Regulations”), or constitute a legal non-conforming use or structure, and any non-conformity with Zoning Regulations constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Individual Property. In the event of Casualty or destruction, (a) each Individual Property may be restored or repaired to the full extent necessary to maintain the use of the Improvements on such Individual Property immediately prior to such Casualty or destruction, or (b) “Ordinance or Law Coverage” has been obtained for such Individual Property in accordance with Section 7.1(a)(i) hereof, in amounts approved by Lender, that provides coverage for additional costs to rebuild and/or repair the Improvements on such Individual Property to current Zoning Regulations, or (c) the inability to restore the Improvements on such Individual Property to the full extent of the use or structure immediately prior to the Casualty or destruction would not materially and adversely affect the use, operation or value of such Individual Property. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s actual knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
4.1.12.    Compliance with Anti-Terrorism Laws, Anti-Money Laundering/ International Trade Law Compliance. Each Individual Borrower represents and warrants to Lender, as of the date hereof, the date of any renewal, extension or modification of the Loan, and at all times until the Debt has been indefeasibly paid in full and the Other Obligations have been performed, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of the Loan will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Loan are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. With respect to parties owning direct or indirect interests in Sponsor or Guarantor, Lender acknowledges that Borrower has relied exclusively on its transfer agent and/or U.S. broker-dealer network to implement the normal and customary investor screening practices mandated by applicable law and FINRA regulations in making the foregoing representations. Furthermore, Borrower makes no representation or warranty under this Section 4.1.12 with respect to indirect owners of any Individual Borrower whose indirect ownership derives from ownership in publicly traded companies, and each Individual Borrower’s

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representations and warranties with respect to brokers and other agents of such Individual Borrower are limited to such Individual Borrower’s actual knowledge.
4.1.13.    Reliance. To Borrower’s actual knowledge, no Individual Property is relied upon by, and does not rely upon, any building or improvement not part of such Individual Property to fulfill any zoning, building code or other governmental or municipal requirement for structural support or the furnishing of any essential building systems or utilities, except to the extent of any valid and existing reciprocal easement agreements shown in the Title Insurance Policy for such Individual Property.
4.1.14.    No Contingent Liabilities. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as expressly referred to or reflected in said financial statements.
4.1.15.    Condemnation. There is no proceeding pending or, to Borrower’s actual knowledge, threatened, including any Condemnation or other proceeding, for the total or partial condemnation of any Individual Property or for the relocation of roadways providing access to any Individual Property.
4.1.16.    Federal Reserve Regulations. Borrower executed and delivered the Loan Documents and received and applied the proceeds of the Loan for its own account (and for the account of its direct and indirect owners) and not as an agent, nominee or trustee for any other party or entity that is not a direct or indirect owner of Borrower. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.17.    Access; Utilities. Each Individual Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sanitary sewer (or well and septic), storm drainage facilities, and all required utilities, all of which are appropriate for the current use of such Individual Property. All public utilities necessary or convenient for the full use and enjoyment of each Individual Property are located either in the public right of way abutting such Individual Property (which are connected as to serve such Individual Property without passing over other property) or in recorded easements servicing such Individual Property. All roads necessary for the use of each Individual Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.
4.1.18.    Not a Foreign Person. No Individual Borrower nor Guarantor, nor any Person who Controls any Individual Borrower or Guarantor, is a “foreign person”, “foreign corporation”, “foreign partnership”, “foreign trust”, or “foreign estate” under the provisions of Section 1445 of the Code.
4.1.19.    Separate Lots. To Borrower’s actual knowledge, each Individual Property is comprised of one (1) or more separate tax parcels which do not include any property which is not part of such Individual Property.
4.1.20.    Assessments. To Borrower’s actual knowledge and except as set forth in the Title Insurance Policy, there are no pending or proposed special or other assessments for public improvements or

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otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.
4.1.21.    Enforceability. To Borrower’s actual knowledge, the Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.
4.1.22.    No Prior Assignment. There are no prior collateral assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
4.1.23.    Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies (or other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower’s actual knowledge, no claims have been made under any such Policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policy.
4.1.24.    Use of Property. Each Individual Property is used exclusively for purposes and other appurtenant and related uses disclosed to Lender on or prior to the Closing Date.
4.1.25.    Certificate of Occupancy; Licenses. To Borrower’s actual knowledge, all certifications, permits, licenses, franchises, consents and other approvals, including without limitation, certificates of completion, certificates of occupancy and occupancy permits necessary for the legal use, occupancy and operation of each Individual Property as it is currently used (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain (or cause to be kept and maintained) all Licenses necessary for the operation of each Individual Property in full force and effect. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.
4.1.26.    Flood Zone. Except as may be set forth in any flood certificate delivered to Lender in connection with the Loan, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if any portion of the Improvements on any Individual Property are located in such an area, the Flood Insurance Policies required by Section 7.1(a)(vii) hereof are in full force and effect with respect to such Individual Property. To Borrower’s actual knowledge and except as may be set forth on any Surveys or Phase I environmental assessments delivered to Lender in connection with the Loan, no part of the Property consists of or is classified at wetlands, tidelands or swamp and overflow lands.
4.1.27.    Physical Condition.
(a)    To Borrower’s actual knowledge and except as may be disclosed in the Property Condition Reports, each Individual Property, including, without limitation, all buildings, building systems for the Improvements, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good working order. To Borrower’s actual knowledge and except as disclosed in the Property Condition Reports, each Individual Property is (i) free of any material damage, (ii) in good repair and condition, and (iii) free of structural defects, or any other material defects or damages (whether latent or otherwise) except as follows: (A) any damage or deficiencies that would not materially and adversely affect the use, operation or value of such

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Individual Property or the security intended to be provided by the Security Instrument with respect to such Individual Property or repairs with respect to such damage or deficiencies estimated to cost less than $200,000 in the aggregate for all Property; (B) repairs that have been completed. Borrower has not received notice from any insurance company or bonding company of any structural or other defects or inadequacies in any Individual Property which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
(b)    To Borrower’s actual knowledge: (i) all existing Improvements on each Individual Property have been fully completed and all costs and expenses of construction have been fully paid; and (ii) complete and final payment has been made for all construction, repairs or new Improvements made to each Individual Property within the applicable period for filing Lien claims in the State.
4.1.28.    Boundaries. To Borrower’s actual knowledge and except as may be set forth on any Surveys, all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon any Individual Property, and none of the Improvements encroach upon any easements, and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements, so as to affect the value, current use or marketability of any Individual Property except those which are insured against by the Title Insurance Policy.
4.1.29.    Leases. No Individual Property is subject to any Leases other than the Leases described in the Rent Roll for such Individual Property attached hereto as Exhibit C, which Rent Roll for each Individual Property is accurate and complete in all material respects as of the date hereof. Borrower is the sole owner of the entire lessor’s interest in the Leases for each Individual Property. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases for such Individual Property. The Leases for each Individual Property are valid and enforceable and have not been altered, modified or amended in any manner since copies of same were last delivered to Lender. None of the Rents (including security deposits) have been collected for more than one (1) month in advance. To Borrower’s actual knowledge and except as may be disclosed in any tenant estoppel certificates delivered to Lender or as disclosed on Schedule IV hereto, all work to be performed by Borrower under each Lease for each Individual Property has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant have already been received by such tenant. The current Leases for each Individual Property are in full force and effect and, to Borrower’s actual knowledge and except as may be disclosed in any tenant estoppel certificates delivered to Lender or as disclosed on Schedule IV hereto, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. There has been no prior Transfer of any Lease or of the Rents received therein for any Individual Property, other than to Borrower and sales, transfers, assignments, hypothecations or pledges which may have been made by the tenants under the Leases. To Borrower’s actual knowledge and except as may be disclosed in any tenant estoppel certificates delivered to Lender or as disclosed on Schedule IV hereto, no tenant listed on Exhibit C has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. Except as may be set forth in the Leases, no tenant under any Lease for any Individual Property has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as may be set forth in the Leases, no tenant under any Lease for any Individual Property has any right or option for additional space in the Improvements. To Borrower’s actual knowledge no tenant intends to use its leased premises on any

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Individual Property for any activity which, directly or indirectly, involves the use, generation, treatment, storage, transportation or Release of any Hazardous Materials in violation of Environmental Law. True and correct copies of all Leases for each Individual Property in existence as of the Closing Date were delivered to Lender prior to the execution of this Agreement.
4.1.30.    Survey. To Borrower’s actual knowledge, no Survey for any Individual Property fails to reflect any material matter affecting such Individual Property or the title thereto.
4.1.31.    [Reserved].
4.1.32.    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of each Individual Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, each Security Instrument and each Assignment of Leases, have been paid, and, under current Legal Requirements, each Security Instrument is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by applicable Creditors Rights Laws and similar Laws affecting rights of creditors generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.33.    Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s actual knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.
4.1.34.    Illegal Activity. To Borrower’s actual knowledge, no portion of any Individual Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and, to Borrower’s actual knowledge, there are no illegal activities or activities relating to controlled substances at any Individual Property.
4.1.35.    Investment Company Act. No Individual Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state Law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.36.    Bank Holding Company. No Individual Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
4.1.37.    Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Individual Borrower is organized under the Laws of the state of Delaware and each Individual Borrower’s organizational identification number is set forth below:
COLE WG REIDSVILLE NC, LLC- 5046689
COLE DG INDEPENDENCE (23RD ST.) MO, LLC- 5281224
COLE KG CEDAR RAPIDS IA, LLC- 5325142

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COLE NG PRESCOTT AZ, LLC- 5324203
COLE LO FREMONT OH, LLC- 5441264
COLE CV WISCONSIN RAPIDS WI, LLC- 5165393
COLE DG GLADWIN MI, LLC- 5465699
COLE DG LEXINGTON MI, LLC- 5465693
ARCP MT ENID OK, LLC- 5530432
4.1.38.    Taxpayer Identification Number. Each Individual Borrower’s United States taxpayer identification number is 27-3147975 (which is the Guarantor’s United States taxpayer identification number).
4.1.39.    Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
4.1.40    Taxes. Borrower and each Guarantor has filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
4.1.41.    Forfeiture. Neither Borrower nor, to Borrower’s actual knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property has committed any act or omission affording the federal government or any state or local government the right of forfeiture as against any Individual or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.
4.1.42.    Accounts.
(a)    This Agreement and the Lockbox Agreement create valid and continuing security interests (as defined in the UCC) in the Lockbox Account, the Cash Management Account, each Reserve Account, and each Triggering Event Period Reserve Account, and any sub-accounts established under any of the foregoing, in favor of Lender, which security interests are prior to all other Liens, other than Permitted Encumbrances, and are enforceable as such against creditors of and purchasers from Borrower, and other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts;
(b)    Borrower and Lender agree that the Lockbox Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Lockbox Account and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Lockbox Account and except as set forth in Section 3.2 hereof, no Account Collateral shall be released to Borrower or Manager from the Lockbox Account. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Lockbox Account with an Eligible Institution that has executed the Lockbox Agreement;

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(c)    Borrower acknowledges that Lender intends to maintain each Account (other than the Lockbox Account), as follows: (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over such Account, (iii) such that neither Borrower nor Manager shall have any right of withdrawal from such Account and, except as provided herein, no Account Collateral shall be released to Borrower or Manager from such Account, (iv) in such a manner that the applicable Eligible Institution shall agree to treat all property credited to such Account as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to such Accounts shall be registered in the name of the applicable Eligible Institution, indorsed to the applicable Eligible Institution or in blank or credited to another securities account maintained in the name of the applicable Eligible Institution and in no case will any financial asset credited to such Account be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to the applicable Eligible Institution or in blank;
(d)    Borrower owns good and marketable title to the Lockbox Account free and clear of any Lien or claim of any Person, other than Permitted Encumbrances;
(e)    Other than the security interests granted to Lender pursuant to this Agreement and the Lockbox Agreement, Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed, any Account Collateral; and
(f)    The Lockbox Account is not in the name of any Person other than Borrower for the benefit of Lender. Borrower has not consented to the Lockbox Bank complying with instructions of any Person other than Lender.
4.1.43.    Reciprocal Easement Agreements. With respect to each REA, Borrower hereby represents that to Borrower’s actual knowledge (a) each REA is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein or in the Title Insurance Policy), (b) there are no defaults under any REA by any party thereto and, to Borrower’s actual knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any REA, (c) all payments and other sums due and payable under any REA have been paid in full, (d) no party to any REA has commenced any action or given or received any notice for the purpose of terminating any REA, and (e) the representations made in any estoppel or similar document delivered with respect to any REA in connection with the Loan are true, complete and correct.
4.1.44.    Material Agreements. With respect to each Material Agreement, Borrower hereby represents that to Borrower’s actual knowledge (a) each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Material Agreement by any party thereto and, to Borrower’s actual knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Material Agreement, (c) all payments and other sums due and payable under any Material Agreement have been paid in full, (d) no party to any Material Agreement has commenced any action or given or received any notice for the purpose of terminating any Material Agreement, and (e) the representations made in any estoppels or similar document delivered with respect to any Material Agreement in connection with the Loan are true, complete and correct.
Section 4.2    Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any

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of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
V.    BORROWER COVENANTS
From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents in accordance with the terms of this Agreement and the other Loan Documents, or, solely with respect to any Individual Borrower that obtains the earlier release of the Lien of the Security Instrument affecting such Individual Borrower’s Individual Property (and all related obligations) pursuant to Section 6.8 hereof, then exclusive of such Individual Borrower and such Individual Property so released, each Individual Borrower hereby covenants and agrees with Lender that:
Section 5.1    Existence; Compliance with Legal Requirements; Insurance. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, Licenses and comply with all Legal Requirements applicable to it and each Individual Property. There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of any Individual Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any Individual Property or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep each Individual Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto to allow each Individual Property to remain consistently competitive in its market. Borrower shall cause each Individual Property to be insured at all times in accordance with the terms and conditions of Article VII hereof. After prior written notice to Lender, Borrower, at Borrower’s expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or an Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, Laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or any Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
Notwithstanding the foregoing, to the extent any Lease with a tenant remains in effect and such tenant remains liable for the obligations under its Lease, such tenant shall have the right to exercise any contest rights explicitly set forth in such Lease in accordance with the express terms thereof and, to the

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extent such rights conflict or are inconsistent with the provisions of this Section 5.1, the provisions set forth in such Lease shall govern and control.
Section 5.2    Taxes and Other Charges. Borrower shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against each Individual Property prior to delinquency; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid; provided, however, that (i) Borrower is not required to furnish such receipts for payment of Taxes and Other Charges in the event Taxes and Other Charges have been paid by Lender pursuant to Section 9.2 hereof, and (ii) if the tenant under a Lease is required to pay such Taxes or Other Charges directly to the applicable Governmental Authority and Borrower timely requests and diligently pursues evidence of such payment, and further provided that no enforcement action has been commenced by the applicable Governmental Authority resulting from any tenant’s failure to pay Taxes or Other Charges, then Borrower shall have an additional thirty (30) day period to provide such evidence to Lender. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property or any Individual Property (other than Permitted Encumbrances), and shall promptly pay for or cause to be paid all utility services provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Lien, Taxes or Other Charges with respect to any Individual Property, provided that the following conditions are satisfied: (a) no Event of Default has occurred and remains uncured; (b) Borrower is permitted to contest under the provisions of any document or agreement affecting such Individual Property; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, Laws and ordinances; (d) neither such Individual Property nor any interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Lien, Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) intentionally omitted; and (g) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Lien, Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Individual Property (or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument for such Individual Property or the other Loan Documents being primed by any related Lien.
Notwithstanding the foregoing, to the extent any Lease with a tenant remains in effect and such tenant remains liable for the obligations under its Lease, such tenant shall have the right to exercise any contest rights explicitly set forth in such Lease in accordance with the express terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 5.2, the provisions set forth in such Lease shall govern and control.
Section 5.3    Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which might have a Material Adverse Effect.

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Section 5.4    Access to Property. Subject to the rights of tenants under the Leases, Borrower shall permit agents, representatives and employees of Lender to conduct physical inspections of each Individual Property to ensure Borrower is appropriately maintaining each Individual Property. Following any such inspection, should Lender determine that any Individual Property has not been maintained as required herein, Lender shall have the right to demand that the applicable Individual Borrower complete corrective measures reasonably satisfactory to Lender within a thirty (30) day period of time; provided, however, that if Borrower shall notify Lender in writing prior to the expiration of such thirty (30) day period that such default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and that the applicable Individual Borrower has commenced to cure such default within such thirty (30) day period, and if the applicable Individual Borrower thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for the applicable Individual Borrower in the exercise of due diligence to cure such failure, such additional period not to exceed ninety (90) days or such longer period of time upon which Borrower and Lender mutually agree in writing (provided, however, Lender shall not unreasonably withhold its consent to such longer period of time if the failure is the responsibility of the tenant of such Individual Property and Borrower, in its reasonable business judgment, does not want to declare a default under the corresponding Lease).
Section 5.5    Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
Section 5.6    Cooperate in Legal Proceedings. Borrower shall cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
Section 5.7    Performance Under Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.
Section 5.8    Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with each Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the actual expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property) out of such Award or Insurance Proceeds.
Section 5.9    Further Assurances. Each Individual Borrower shall, at Borrower’s sole cost and expense:
(a)    furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;

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(b)    execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any Licenses, as required by Lender, into the name of Lender or its designee after the occurrence of any Event of Default; and
(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to execute such documents and instruments in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest; provided, however, unless an Event of Default has occurred and is then continuing, Lender shall not exercise its right under such power of attorney until ten (10) Business Days after notice has been given by Lender to Borrower of Lender’s intent to exercise its rights under such power of attorney.
Section 5.10    Financial Reporting.
(a)    Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of each Individual Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrower shall pay on demand any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to each Individual Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
(b)    Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements covering all of the Property on a combined basis as well as each Individual Property for such Fiscal Year and containing statements of profit and loss for Borrower and for all of the Property on a combined basis as well as each Individual Property, and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for all of the Property on a combined basis as well as each Individual Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Operating Income, Gross Income From Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by a certificate executed by a Responsible Officer of Borrower or SPC Party, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender). To the extent that Borrower consists of more than one Person, such annual financial statements shall include an annual combined balance sheet of the Persons constituting Borrower (and no other Persons), together with the related combined statements of operations, and member’s capital, including a combining balance sheet and statement of income for the Property on a combined basis. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if

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such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
(c)    Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate of Borrower or SPC Party, as applicable, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and all of the Property on a combined basis as well as each Individual Property (subject to normal year-end adjustments): (i) a Rent Roll for each Individual Property for the subject quarter; and (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income From Operations, and Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of all of the Property on a combined basis as well as each Individual Property during such calendar quarter, all in form satisfactory to Lender. In addition, such Officer’s Certificate shall certify that the representations and warranties of Borrower, and SPC Party if applicable, set forth in Section 8.1(d)(xi) are true and correct as of the date of such Officer’s Certificate and that there are no trade payables outstanding for more than sixty (60) days.
(d)    Intentionally Deleted.
(e)    On the Closing Date, Borrower shall submit to Lender an Annual Budget for the partial year period commencing on the Closing Date in form and substance reasonably satisfactory to Lender. Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior the commencement of each Fiscal Year in form reasonably satisfactory to Lender. During the continuance of a Triggering Event Period, the Annual Budget shall be subject to Lender’s prior written approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this Section 5.10(e) until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget or Annual Budget (as the case may be) shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Basic Carrying Costs. During the continuance of any Triggering Event Period, in the event that Borrower must incur an Extraordinary Expense, then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s prior written approval.
(f)    Borrower will furnish or cause to be furnished to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of each Guarantor, a complete copy of each Guarantor’s annual financial statements containing statements of profit and loss and a balance sheet for each Guarantor. Each Guarantor’s annual financial statements shall be accompanied by a certificate executed by such Guarantor (if Guarantor is a natural person) or by the chief financial officer of such Guarantor (if such Guarantor is not a natural person) stating that each such annual financial statement presents fairly the financial condition and the results of operations of such Guarantor being reported upon, and has been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender). Together with each Guarantor’s annual financial statements, Borrower will furnish or cause such Guarantor to furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, such Guarantor, and if such Default or Event of

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Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
(g)    In addition to the other requirements of this Section 5.10, if Lender intends to effectuate a Securitization of the entire Loan, then, prior to such Securitization, Borrower shall deliver, or cause to be delivered to Lender, within thirty (30) days after the close of each calendar month (except for the months of January and the last month of the quarter), the following items, accompanied by an Officer’s Certificate of Borrower or SPC Party, as applicable, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and all of the Property on a combined basis as well as each Individual Property (subject to normal year-end adjustments): (i) a Rent Roll for each Individual Property for the subject month; and (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income From Operations, and Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of all of the Property on a combined basis as well as each Individual Property during such calendar month, all in form satisfactory to Lender. In addition, such Officer’s Certificate shall certify that the representations and warranties of Borrower, and SPC Party if applicable, set forth in Section 8.1(d)(xi) are true and correct as of the date of such Officer’s Certificate and that there are no trade payables outstanding for more than sixty (60) days.
(h)    Intentionally Omitted.
(i)    Borrower shall furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property and each Individual Property and the financial affairs of Borrower or any Guarantor as may be reasonably requested by Lender (including a certified copy of each of Borrower’s and each Guarantor’s federal, state and local income tax returns).
(j)    Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, or (ii) via electronic mail, FTP upload, website submission or any future commonly available technology acceptable to Lender in its sole discretion, and prepared using Microsoft Word or Excel, Adobe PDF, an XML file or any future industry standard or commonly available technology acceptable to Lender in is sole discretion.
(k)    Subject to Section 13.20 hereof, Borrower agrees that Lender may forward to each Investor or any Rating Agency, and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any Guarantor, and the Property, whether furnished by Borrower, any Guarantor, or otherwise, as Lender reasonably determines necessary. Borrower irrevocably waives any and all rights it may have under any applicable Laws to prohibit such disclosure, including, but not limited, to any right of privacy.
(l)    Upon request, Borrower shall furnish to Lender from time to time such financial, statistical and operating data and financial statements with respect to Borrower or Guarantor (including, to the extent applicable, financial statements prepared in accordance with GAAP and audited by an Approved Accountant), in each case, as Lender reasonably determines to be required in order to comply with any applicable Legal Requirements (including those applicable to Lender or any Servicer (including, without limitation and to the extent applicable, Regulation AB)), within the time frames necessary in order to comply with such Legal Requirements.
Section 5.11    Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of each Individual Property, and shall continue to operate each Individual Property

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for such purposes. Borrower will qualify to do business and will remain in good standing under the Laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of each Individual Property.
Section 5.12    Title to the Property. Borrower will warrant and defend (a) the title to each Individual Property, subject only to Permitted Encumbrances and (b) the validity and priority of the Lien of each Security Instrument, each Assignment of Leases and the other Loan Documents on each Individual Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender on demand for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.
Section 5.13    Costs of Enforcement. In the event (a) that any Security Instrument is foreclosed in whole or in part or that any Security Instrument or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Security Instrument in which proceeding Lender is made a party or (c) of any Bankruptcy Action in respect of Borrower or any Restricted Party, Borrower, its successors or assigns, shall pay (and reimburse Lender accordingly) all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes. The attorneys’ fee due hereunder shall include reasonable attorneys’ fees: (i) incurred by lender both before and after a judgment is obtained, (ii) incurred by Lender during any levy or execution proceedings, and (iii) incurred during or as a result of any appeal.
Section 5.14    Estoppel Statements.
(a)    After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) that no Default or Event of Default has occurred and is continuing, (vi) any offsets or defenses to the payment of the Debt, if any and (vii) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
(b)    Borrower shall use commercially reasonable efforts to deliver to Lender upon request, estoppel certificates, in form and content satisfactory to Lender, from all tenants specified by Lender. If any tenant fails to provide such estoppel certificate, Borrower shall provide a landlord estoppel certificate to Lender with respect to the tenancy of such tenant, in form and substance satisfactory to Lender. Notwithstanding the foregoing, to the extent that any Lease provides for a specific form of estoppels or limits the matters to which a tenant is required to certify, Lender shall accept such estoppels set forth in or contemplated by such Lease to satisfy this Section 5.14(b), and Lender shall not exercise its right pursuant to this Section 5.14(b) more than two (2) times during any calendar year unless there is an Event of Default.
Section 5.15    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.
Section 5.16    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute Personal Property, or any other procedure whereby the Lien of any taxes

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which may be levied against such Personal Property shall be assessed or levied or charged to such real property portion of such Individual Property.
Section 5.17    Leasing Matters.
(a)    With respect to all Leases, Borrower shall: (i) observe and perform in all material respects the obligations imposed upon Borrower as landlord; (ii) not do or permit to be done anything to impair the value of any of the Leases as security for the Debt (including, without limitation, relocating or moving any tenant under any Lease to any other property owned by any Guarantor or any Affiliate of Borrower, SPC Party or any Guarantor); (iii) promptly send to Lender copies of all notices of default which Borrower shall send or receive thereunder; (iv) enforce, in a commercially reasonable manner, all of the terms, covenants and conditions which are to be performed by any tenant, short of termination thereof; (v) not collect any of the Rents more than one (1) month in advance; (vi) not execute any other assignment of Borrower’s interest in any of the Leases or the Rents; and (vii) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with each Individual Property as Lender shall from time to time reasonably require.
(b)    Without obtaining Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, Borrower shall not:
(i)    extend any Lease or enter into any new or renewal Lease affecting any Individual Property (except for extension or renewal that may be exercised in the tenant’s discretion); provided, however, so long as there exists no Event of Default, no such approval of Lender shall be required if: (A) such Lease is not a Major Lease, (B) such Lease complies with the Leasing Requirements; (C) an executed copy of such Lease shall be furnished to Lender within ten (10) Business Days after its execution; and (D) such Lease provides that upon Borrower’s request the tenant thereunder shall subordinate such Lease to the Security Instrument for the applicable Individual Security Instrument and shall agree to attorn to Lender and such subordination and attornment shall be evidenced by a written agreement executed by such tenant in form and substance satisfactory to Lender (such subordination and attornment may be conditioned on Lender entering into a nondisturbance agreement with respect to such Lease);
(ii)    consent to any assignment of or subletting by any tenant under any of the Major Leases (except in accordance with the terms of such tenant’s Lease);
(iii)    alter, modify, change, cancel or terminate any guaranty of any of the Major Leases;
(iv)    alter, modify, change the terms of, cancel, terminate or accept a surrender of any of the Major Leases; or
(v)    transfer or permit a transfer of the Property, or any Individual Property, or of any interest therein, even if such a transfer is permitted under the applicable Security Instrument for such Individual Property, if such transfer would effect a merger of the estates and rights of, or a termination or diminution of the obligations of, tenants under any of the Major Leases.
(c)    Whenever Lender’s approval or consent is required pursuant to the provisions of this Section 5.17, Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for approval or consent, accompanied by the applicable Lease or other item for which consent is sought. If Lender fails to respond to such request within ten (10) Business Days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point

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bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 10 BUSINESS DAYS”, Lender shall be deemed to have approved or consented to such Lease or other item for which consent is sought if Lender fails to respond to such second written request before the expiration of such ten (10) Business Day period.
(d)    Borrower shall provide Lender with written notice of any tenant “going dark” under such tenant’s lease within five (5) Business Days after Borrower learns that such tenant “goes dark”.
Section 5.18    Alterations; Repairs.
(a)    Lender’s prior approval shall be required in connection with any alterations to any Improvements (i) that may have a Material Adverse Effect, (ii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold with respect to any Individual Property, or (iii) that are structural in nature; provided, however, that with respect to items (i) and (ii) above, such approval may be granted or withheld in Lender’s reasonable discretion, and with respect to item (iii) above, such approval may be granted or withheld in Lender’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements at any Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts (the “Alteration Security”) and as additional security for Borrower’s obligations under the Loan Documents any of the following as determined by Borrower: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender, (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same if the Loan or any interest therein is included in a Securitization), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same if the Loan or any interest therein is included in a Securitization) or an irrevocable letter of credit (payable on sight draft only) issued by an Eligible Institution. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold. All alterations by Borrower to any Improvements shall be made lien-free and in a good and workmanlike manner in accordance with all Legal Requirements.
Notwithstanding the foregoing provisions of this Section 5.18(a), to the extent the Lease with a tenant remains in effect and such tenant remains liable for the obligations under its Lease, such tenant shall have the right to perform any alterations permitted by such Lease (which do not require Borrower’s consent or for which such consent was obtained from Borrower prior to the Closing Date and Borrower has advised Lender in writing of such consent) in accordance with the express terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 5.18(a), the provisions set forth in such Lease shall govern and control.
(b)    Borrower shall promptly repair, replace or rebuild (or cause same to be done) any part of any Individual Property which may become damaged, worn or dilapidated, and shall also complete and pay for (or cause to be completed and paid for) any structure at any time in the process of construction or repair on any Individual Property.
Section 5.19    Access Laws.
(a)    Borrower agrees that each Individual Property shall at all times comply in all material respects with the requirements of the Access Laws.

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(b)    Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations of any Individual Property, Borrower shall not alter any Individual Property in any manner which would increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Lender. The foregoing shall apply to tenant improvements constructed by Borrower or by any of its tenants to the extent Borrower’s consent to such improvements is required under the terms of the applicable Leases. Lender may condition any such approval upon receipt of a certificate of an architect, engineer or other person acceptable to Lender regarding compliance with applicable Access Laws.
(c)    Borrower covenants and agrees to give prompt notice to Lender of the receipt by Borrower of any complaints related to any violations of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.
Section 5.20    Property Management.
(a)    For so long as a Management Agreement remains in effect, Borrower shall cause the Manager to manage the Property in a first class manner. For so long as a Management Agreement remains in effect, Borrower shall (i) pay all sums required to be paid by Borrower under the Management Agreement, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced and (iii) promptly notify Lender of the giving of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice. For so long as a Management Agreement remains in effect, Borrower shall comply with all obligations of Borrower under the Assignment of Management Agreement.
(b)    Except as otherwise required by Section 5.20(d) or permitted by Section 6.6.1 hereof, Borrower shall not remove or replace the Manager (which, with respect to an Affiliated Manager, shall be deemed to occur upon a change of Control of the Manager) or terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any respect as it relates to any Individual Property (collectively, a “Management Change”) without (i) Lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned and (ii) in the event that the Loan or any interest therein is included in a Securitization, a Rating Agency Confirmation if required by Lender. As conditions precedent to any replacement of the Manager, Borrower shall (i) cause the new property manager of the Property to execute an Assignment of Management Agreement in form and substance acceptable to Lender, (ii) cause the new Manager to assume each and every other obligation of Manager under the Loan Documents, (iii) pay all of Lender’s and any Rating Agency costs and expenses incurred in connection with such replacement (including, without limitation, all reasonable attorney’s fees) and (iv) if an Insolvency Opinion was required to be delivered pursuant to Section 11.1(b)(i) hereof, deliver an Additional Insolvency Opinion to Lender if such new Manager is an Affiliated Manager.
(c)    Except as otherwise required by Section 5.20(d) or permitted by Section 6.6.1 hereof, Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement as it relates to any Individual Property or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any respect as it relates to any Individual Property; provided that, Borrower shall not be required to obtain Lender’s consent with respect to any non-material changes, supplements, alterations or amendments to the Management Agreement. Any such surrender of the Management Agreement or termination,

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cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Lender (if required pursuant to the preceding sentence) shall be void and of no force and effect. If Borrower shall default in the performance or observance of any term, covenant or condition of the Management Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, subject to the terms and conditions of, and the rights of tenants under the Leases, the right to enter upon the any Individual Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall, from time to time, cause Manager to deliver such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be reasonably requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Applicable Interest Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the Lien of each Security Instrument and the other Loan Documents, and shall be immediately due and payable upon demand by Lender therefor.
(d)    Borrower covenants and agrees, that, if (i) an Event of Default exists, (ii) a default or event of default exists under the Management Agreement with respect to any Individual Property beyond any applicable grace or cure period, or (iii) Manager becomes insolvent, Borrower shall, at the request of Lender, terminate the Management Agreement, and require Manager to transfer its responsibility for the management of the Property to a management company selected by, or otherwise acceptable to, Lender.
Section 5.21    Compliance with Anti-Terrorism Laws.
(a)    Borrower covenants and agrees that it shall immediately notify Lender in writing upon the occurrence of a Reportable Compliance Event of which Borrower has actual knowledge.
(b)    Borrower shall perform reasonable due diligence to ensure that at all times throughout the term of the Loan, including after giving effect to any Permitted Transfers, that the representations and warranties set forth in Section 4.1.12 hereof remain true, correct and complete.
(c)    To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when Borrower opens an account, Lender will ask for the business name, business address, taxpayer identifying number and other information that will allow Lender to identify Borrower, such as organizational documents. For some businesses and organizations, Lender may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

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Section 5.22    Liens. Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any Individual Property or permit any such action to be taken, except for the Permitted Encumbrances.
Section 5.23    Dissolution. Borrower shall not (a) to the fullest extent permitted by applicable law, engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, or (b) without the prior written consent of Lender, (i) engage in any business activity not related to the ownership and operation of the Property, (ii) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent expressly permitted by the Loan Documents, (iii) unless required by applicable law, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (iv) cause the SPC Party to (x) to the fullest extent permitted by applicable law, dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the SPC Party would be dissolved, wound up or liquidated in whole or in part, or (y) unless required by applicable law, amend, modify, waive or terminate the certificate of incorporation or bylaws of the SPC Party.
Section 5.24    Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
Section 5.25    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
Section 5.26    Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with any Affiliate of Borrower (including, without limitation, the payment of any fees or commissions to any such Affiliate) except in the ordinary course of business and on terms which are fully disclosed to Lender in writing and in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.
Section 5.27    Zoning. Without the prior written consent of Lender, Borrower shall not initiate or consent to (a) any change, modification or alteration of the existing access to any Individual Property; or (b) any change in any private restrictive covenant, replat, easement, zoning Law or other public or private restriction, limiting or defining the uses which may be made of any Individual Property. If under applicable zoning provisions the use of any Individual Property is or shall become a nonconforming use, Borrower will not cause or permit such nonconforming use to be discontinued or abandoned without the prior written consent of Lender.
Section 5.28    Name, Identity, Structure, or Principal Place of Business. Borrower shall not change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice. Borrower shall not change its corporate, partnership or other structure, or the place of its organization, without, in each case, the prior written consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

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Section 5.29    ERISA.
(a)    Borrower shall not engage in any Prohibited Transaction or Prohibited Governmental Transactions subjecting Lender to liability for a violation of ERISA, the Code, a state statute or other similar Law.
(b)    Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender, that (i) Borrower is not and does not maintain a Plan or a Governmental Plan, (ii) Borrower is not engaging in a Prohibited Transaction or any Prohibited Governmental Transactions; and (iii) one or more of the following circumstances is true:
(i)    Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);
(ii)    Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or
(iii)    Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).
Section 5.30    Reciprocal Easement Agreements. Borrower agrees that without the prior consent of Lender, Borrower shall not execute modifications to any REA if such modifications will have a Material Adverse Effect on any Individual Property. Without limiting the generality of the foregoing, Borrower shall not, without the prior written consent of Lender, take (and hereby assigns to Lender any right it may have to take) any action to terminate, surrender, or accept any termination or surrender of, any REA. Borrower shall pay (or cause to be paid) all charges and other sums to be paid by Borrower pursuant to the terms of any REA as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided. Borrower shall comply, in all material respects, with all of the terms, covenants and conditions on Borrower’s part to be complied with pursuant to terms of any REA. Borrower shall take all actions as may be reasonably necessary from time to time to preserve and maintain all REAs in accordance with applicable Laws, rules and regulations. Borrower shall enforce, in a commercially reasonable manner, the obligations to be performed by the parties to each REA (other than Borrower). Borrower shall promptly furnish to Lender any notice of default or other communication delivered to Borrower in connection with any REA by any party to any such REA or any third party other than routine correspondence and invoices. Borrower shall not assign (other than to Lender) or encumber its rights under any REA.
Section 5.31    Specific Environmental Obligations. The Individual Borrower owning the Individual Property located in Rockingham County, North Carolina shall comply and shall cause any tenant under a Lease of the applicable Individual Property to comply with the requirements and restrictions set forth in that certain Notice of Residual Petroleum recorded in Book 1390, Page 831 in the office of the Register of Deeds of Rockingham County, North Carolina.
VI.    TRANSFERS
Section 6.1    Borrower Acknowledgement. Borrower acknowledges that Lender has examined and relied on the creditworthiness and experience of Borrower and its stockholders, general partners, members and principals in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the

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Property as security for repayment of the Debt. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt, Lender can recover the Debt by a sale of the Property.
Section 6.2    Prohibition on Transfers. Borrower shall not directly or indirectly permit or allow any Transfer to be undertaken or cause any Transfer to occur, other than a Permitted Transfer, unless Lender shall have expressly approved, in its reasonable discretion, such request in writing, subject to satisfaction of all of the following conditions:
(a)    Lender shall receive Borrower’s written request for a Transfer at least sixty (60) days prior to the proposed date of closing of such Transfer;
(b)    The date of closing of such Transfer is on a date other than during the period that is sixty (60) days prior to the anticipated closing date of a Securitization and the period that is sixty (60) days after the actual closing date of a Securitization;
(c)    No Event of Default has occurred and is continuing under this Agreement, any Security Instrument, the Note or the other Loan Documents;
(d)    Borrower or Transferee shall pay any and all reasonable out-of-pocket costs incurred in connection with the transfer (including, without limitation, Lender’s reasonable attorneys’ fees and disbursements, third party report fees, all fees and expenses of the Rating Agencies and their counsel, and all recording fees, transfer taxes, title insurance premiums and mortgage and intangible taxes), regardless of whether the transfer is consummated;
(e)    The identity, experience (including, without limitation, demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property), financial condition, creditworthiness (including, without limitation, no history of any Bankruptcy Action within the preceding 7 years, no pending regulatory action or litigation and no existing defaults under any other permitted indebtedness), single purpose nature and bankruptcy remoteness of the transferee (“Transferee”) shall be satisfactory to Lender;
(f)    The identity, experience (including, without limitation, demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property), financial condition and creditworthiness (including, without limitation, no history of any Bankruptcy Action within the preceding 7 years) of the sponsor(s) or principals(s) of Transferee and of any party proposed to become a substitute Guarantor, as evidenced by financial statements and other information requested by Lender, shall be satisfactory to Lender;
(g)    Transferee, the sponsor(s) or principal(s) of Transferee, and any party approved by Lender as set forth above to become a substitute Guarantor shall comply with the provisions of Section 5.21 hereof;
(h)    The organizational documents of the Transferee and its sponsor(s) or principal(s) shall be in form and substance satisfactory to Lender;
(i)    Transferee shall assume all of the obligations of Borrower under the Loan Documents, and any party approved by Lender as set forth in subsection (f) above to become a substitute Guarantor shall assume all of the obligations of each Guarantor under the Guaranty and the Environmental Indemnity, in each case pursuant to documentation required by Lender and by the Rating Agencies, including,

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without limitation, an assumption agreement in form and substance satisfactory to Lender and the Rating Agencies;
(j)    The Property shall be managed by a property manager with sufficient experience in the management of properties similar to the Property and otherwise satisfactory to Lender in all respects following such transfer, and such manager shall enter into an assignment of management agreement and subordination of management fees satisfactory to Lender;
(k)    if required by Lender, receipt of Rating Agency Confirmation;
(l)    Transferee shall deliver, at Lender’s election, either a new title insurance policy or an endorsement to the existing Title Insurance Policy insuring each Security Instrument as modified by the assumption agreement, as a valid first Lien on each Individual Property and naming Transferee as owner of each Individual Property, which endorsement shall insure that as of the recording of the assumption agreement no Individual Property is subject to any additional exceptions or Liens other than Permitted Encumbrances, and otherwise in form and substance satisfactory to Lender;
(m)    Borrower shall pay to Lender a non-refundable application fee of $10,000.00, together with an assumption fee equal to one percent (1.0%) of the outstanding principal balance of the Loan; and
(n)    Transferee shall deliver to Lender each of the following opinions: (i) if the Loan or any interest therein is included in a Securitization and if required by Lender, a REMIC Opinion; (ii) if an Insolvency Opinion was required to be delivered pursuant to Section 11.1(b)(i) hereof, an Additional Insolvency Opinion; and (iii) any other applicable opinions reasonably required by Lender and the Rating Agencies, in form and substance and delivered by counsel satisfactory to Lender and the Rating Agencies.
(o)    Borrower’s obligations under the contract of sale pursuant to which the Transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 6.2.
Any Transfer made in violation of this Agreement shall be null and void ab initio. If Borrower complies with the foregoing conditions to sale, assignment, or other transfer of the Property, the number of such transfers made in accordance with this Section 6.2 shall be unlimited. A consent by Lender with respect to a transfer of the Property in its entirety to, and the related assumption of the Loan by, a Transferee pursuant to this Section 6.2 shall not be construed to be a waiver of the right of Lender to consent to any subsequent transfer of the Property. No Transfer shall be permitted under this Section 6.2 unless such Transfer includes a Transfer of all of the Property, including each Individual Property, then serving as collateral for the Loan, in a single transaction.
Section 6.3    Transfer Documentation. Upon the effective date of any Permitted Transfer, Borrower shall deliver to Lender copies of all documents evidencing any such transfer and shall provide Lender an updated organizational structure chart, certified pursuant to an Officer’s Certificate as true, complete and correct.
Section 6.4    No Impairment. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon any Transfer, which is not a Permitted Transfer, consummated without Lender’s prior written consent or upon any Permitted Transfer not consummated in accordance with the terms and conditions of this Agreement. This Section 6.4 shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

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Section 6.5    Death or Incapacity of Individual Guarantor. Within sixty (60) days after the death, incarceration, indictment or legal incapacity of any Guarantor who is an individual, Borrower shall cause a substitute Guarantor approved by Lender to deliver to Lender a substitute Guaranty and Environmental Indemnity in form and substance identical to the Guaranty and Environmental Indemnity delivered on the Closing Date, a legal opinion with respect to the enforceability of such Guaranty and Environmental Indemnity in form and substance similar to the enforceability opinion delivered on the Closing Date and otherwise satisfactory to Lender and such other certificates, opinions, documents or instruments as Lender may require including, without limitation, an Additional Insolvency Opinion (if an Insolvency Opinion was required to be delivered pursuant to Section 11.1(b)(i) hereof). Lender’s approval of any proposed substitute Guarantor shall be made in Lender’s sole and absolute discretion, and can be based on any number of factors, including, without limitation, Rating Agency Confirmation if required by Lender, receipt of a credit report and credit check and other due diligence with respect to the substitute Guarantor satisfactory to Lender.
Section 6.6    Additional Permitted Transfers.
6.6.1.    Permitted Transfers of Interests in Guarantor. For the avoidance of doubt and notwithstanding the restrictions contained in Section 6.2 hereof or in the Security Instrument, the following Transfers shall be permitted without Lender’s consent: So long as Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP is the Guarantor, (i) the sale, transfer or issuance of shares in Sponsor in accordance with applicable Law or the subsequent Sale or Pledge (for estate planning purposes or otherwise) of such shares (provided no Person, together with any Affiliates of such Person, owns or holds a security interest in, or pledge of, more than forty-nine percent (49%) of the legal and/or beneficial interests in Sponsor), or (ii) the listing of shares in Sponsor on a public exchange and the transfer of publicly traded shares in Sponsor; (iii) the acquisition of the shares of Sponsor or the partnership interests in Guarantor by American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP”) or by any Affiliate of ARCP, provided that, at all times, ARCP continues to control Sponsor (if Sponsor continues to exist) and Guarantor; (iv) any replacement of the non-member manager of Borrower; (v) the determination by the Board of Sponsor to become internally managed; and (vi) transfers of ownership interests in any Restricted Party and ownership interests in any member, partner or shareholder of any Restricted Party to ARCP or to any Affiliate of a Restricted Party or ARCP, provided that, at all times, ARCP, Sponsor or Guarantor continues to control the Restricted Party.
In connection with the matter described in clause (iv) above, Borrower shall be permitted to amend its operating agreement to reflect such replacement, notwithstanding anything in the Loan Documents to the contrary, and in connection with the matters described in clause (v) above, Borrower shall be entitled to terminate the Management Agreement and shall not be obligated to enter into any replacement Management Agreement.
6.6.2.    Permitted Transfers of Non-Controlling Interests; UPREIT Transactions. For the avoidance of doubt and notwithstanding the restrictions contained in Section 6.2 hereof or in the Security Instrument, the following Transfers shall be permitted without Lender’s consent: (1) the transfer (but not the pledge), in one or a series of transactions, of limited partnership interests, non-managing membership interests or shares (as the case may be) in any Restricted Party, or (2) the issuance of limited partnership interests in Guarantor; provided, however, with respect to such transfers:
(a)    Lender shall receive not less than thirty (30) days prior written notice of such transfers;
(b)    no such transfers shall result in a change in Control of Guarantor or any Restricted Party;

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(c)    after giving effect to such transfers, (A) Sponsor and Guarantor shall own at least a fifty-one percent (51%) direct or indirect legal and beneficial ownership interest in Borrower and any SPC Party; (B) Sponsor and Guarantor shall Control Borrower and any SPC Party; and (C) Sponsor and Guarantor shall control the day-to-day operation of the Property;
(d)    the Property shall continue to be managed by Manager or a replacement property manager in accordance with Section 5.20 hereof;
(e)    in the case of the transfer of any direct equity ownership interests in Borrower or any SPC Party, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article VIII hereof;
(f)    such transfers shall be conditioned upon each Borrower’s and Guarantor’s ability to, after giving effect to the equity transfer in question, (A) remake the representations contained herein relating to ERISA matters, the Patriot Act, OFAC and matters concerning Sanctioned Persons (and, upon Lender’s request, Borrower and Guarantor shall deliver to Lender (1) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer, and (2) searches, acceptable to Lender, for any entity or individual owning, directly or indirectly, 20% or more of the interests in Borrower as a result of such transfer), and (B) continue to comply with the covenants contained herein relating to ERISA matters, the Patriot Act, and OFAC and matters concerning Sanctioned Persons.
6.6.3.    Additional Insolvency Opinion. Notwithstanding (and without limiting) the foregoing, if an Insolvency Opinion was required to be delivered pursuant to Section 11.1(b)(i) hereof, no transfer of any direct or indirect ownership interests in Borrower may be made such that the transferee owns, in the aggregate with the ownership interests in Borrower of transferee’s Affiliates, more than a forty-nine percent (49%) interest in Borrower unless such transfer is conditioned upon the delivery of an Additional Insolvency Opinion. An Additional Insolvency Opinion shall be not be required in connection with the transfer of direct or indirect ownership interests in Borrower to a transferee who owns, in the aggregate with the ownership interests in Borrower of transferee’s Affiliates, more than a forty-nine percent (49%) interest in Borrower if an Insolvency Opinion or Additional Insolvency Opinion has previously been delivered to Lender with respect to such transferee.
Section 6.7    Sanctioned Persons. Notwithstanding anything to the contrary contained in this Article VI, no transfer of the Property, or of any interest therein, and no transfer of any interest in a Restricted Party (whether or not such transfer shall constitute a Transfer) shall be made to any Sanctioned Person.
Section 6.8    Partial Releases. Commencing on October 1, 2016, and on any Business Day thereafter through the Maturity Date, Borrower may obtain the release of any Possible Release Property from the lien of the applicable Security Instrument (and related Loan Documents) and the release of the related Individual Borrower’s obligations under the Loan Documents with respect to such Possible Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:
(a)    Borrower shall pay Lender 110% of the Allocated Loan Amount (as such amount may be reduced pursuant to Sections 6.8(h), 6.8(i), 7.4(c) or 7.4(d) hereof) for such Possible Release Property (the “Release Price”) together with the applicable Prepayment Consideration calculated based on the Release Price;
(b)    No Default or Event of Default shall have occurred and be continuing;

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(c)    Subsequent to such release, each remaining Individual Borrower shall continue to be a single purpose entity pursuant to, and in accordance with, the requirements of Article VIII of this Agreement;
(d)    if the Loan or any interest therein is included in a Securitization, Borrower shall deliver a REMIC Opinion;
(e)    Borrower shall submit to Lender, not less than ten (10) days prior to the date of prepayment, a release of Lien (and related Loan Documents) for such Possible Release Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Possible Release Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release;
(f)    After giving effect to the release of the applicable Individual Borrower and Possible Release Property, the Debt Service Coverage Ratio for the Individual Properties then remaining subject to the Liens of the Security Instruments based on the trailing twelve (12) month period immediately preceding the release of the applicable Possible Release Property shall be equal to or greater than 1.40 to 1.00;
(g)    Borrower shall reimburse Lender and Servicer for any reasonable costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall have paid, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, (ii) all costs and expenses, if any, of the Rating Agencies incurred with respect to such release, and (iii) to any Servicer, the then current fee being assessed by such Servicer to effect such release; provide, however, such fee shall not exceed $5,000.00;
(h)    Notwithstanding the foregoing provisions, if the Loan or any interest therein is included in a REMIC Trust and the Real Property to Loan Value Ratio is less than 80% immediately after the release of the applicable Possible Release Property, no release will be permitted unless the principal balance of the Loan is paid down by the greater of (i) the Release Price or (ii) the least of one of the following amounts: (A) only if the released Possible Release Property is sold, the net proceeds of an arm’s length sale of the released Possible Release Property to an unrelated Person, (B) the fair market value of the released Possible Release Property at the time of the release, or (C) an amount such that the Real Property to Loan Value Ratio (as so determined by Lender) after the release of the applicable Possible Release Property is not less than the Real Property to Loan Value Ratio of the Property immediately prior to such release, unless the Lender receives an opinion of counsel that, if (ii) is not followed, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable Possible Release Property; and
(i)    Payment of the Release Amount shall be applied to the outstanding principal balance of the Note.
VII.    INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 7.1    Insurance.
(a)    From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents, or, solely with respect to any Individual Borrower that obtains the earlier release of the Lien of the Security Instrument affecting such Individual Borrower’s Individual Property (and all related obligations) pursuant to Section 6.8 hereof, then exclusive of such Individual Borrower and

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such Individual Property so released, Borrower shall obtain and maintain, or cause to be obtained and maintained, Policies for Borrower and each Individual Property providing at least the following coverages:
(i)    insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “Risk of Direct Physical Loss” or “Special Cause of Loss” (including, without limitation, fire, lighting, windstorm, hail, and terrorism, in each case, (A) in an amount equal to 100% of the “Full Replacement Cost” for each Individual Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings); (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) in cases where the applicable tenant is not required under the terms and conditions of its Lease to obtain insurance, providing for no deductible in excess of 5% of the net cash flow of each Individual Property up to a maximum deductible of $100,000 for each Individual Property (except when a separate wind-loss or earthquake deductible applies, then the amount must not exceed 5% of the replacement cost value of such Individual Property); (D) in cases whether the applicable tenant is required under the terms and conditions of its Lease to obtain insurance, providing for no tenant deductible that exceeds the amount permitted pursuant to the terms and conditions of such tenant’s Lease; (E) if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, the policy of insurance must include ordinance and law protection including replacement of undamaged building value, increased cost of repairs or reconstruction, or additional demolition and removal costs. The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Section 7.1(a)(i);
(ii)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, per location; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; (5) contractual liability covering the indemnities contained in Article 10 of each Security Instrument to the extent the same is available; and (6) acts of terrorism and similar acts of sabotage. If Borrower is the holder of a liquor license with respect to any Individual Property, commercial general liability insurance shall include “Dram Shop” or other liquor liability coverage in amounts equal to or greater than the general liability requirements set forth above. If a party other than Borrower is the holder of a liquor license with respect to all or any portion of such Individual Property, Borrower shall require the holder of such license to maintain the foregoing Policy and to name Borrower and lender as an additional insured thereunder.;
(iii)    business interruption and/or loss of rents insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 7.1(a)(i); (C) in an amount equal to 100% of the projected net operating income plus fixed expenses for each Individual Property (on an actual loss sustained basis) for a period continuing until the Restoration of each Individual Property is completed; the amount of such business interruption and/or loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Lender’s determination

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of the projected net operating income plus fixed expenses for each Individual Property for a eighteen (18) month period and, if the business interruption and/or loss of rents insurance includes extra expense coverage, the amount of insurance required must include a reasonable additional amount for extra expenses; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All insurance proceeds payable to Lender, as Lender Loss Payee, pursuant to this Section 7.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption and/or loss of rents insurance;
(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements on any Individual Property (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 7.1(c)(ii); and (B) the insurance provided for in Section 7.1 (a)(i) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 7.1(a)(i), (3) shall include permission to occupy such Individual Property, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions;
(v)    if Borrower has any employees, workers’ compensation, subject to the statutory limits of the State where each Individual Property is located, and employer’s liability insurance with a limit of at least $500,000 per accident and per disease per employee, and $500,000 for disease aggregate in respect of any work or operations on or about any Individual Property, or in connection with any Individual Property or its operation (if applicable);
(vi)    comprehensive boiler and machinery / mechanical breakdown insurance, if applicable, in amounts as shall be required by Lender on terms consistent with the commercial property insurance policy required under Section 7.1 (a)(i) hereof;
(vii)    if any portion of the Improvements on any Individual Property is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor Law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts: (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for such Individual Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Insurance Policies, is not less than the Full Replacement Cost of such Individual Property;
(viii)    if any Individual Property is located in seismic zones 3 or 4, earthquake insurance in amounts not less than 150% of the probable maximum loss of such Individual Property as determined by an architectural or engineering consultant selected by Lender, provided that the insurance

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pursuant to this Section 7.1(a)(viii) shall be on terms consistent with the insurance required under Section 7.1(a)(i) hereof; and
(ix)    motor vehicle liability coverage for all owned (if any) and non-owned vehicles, including rented and leased vehicles utilized by Borrower in the service or support of any Individual Property containing minimum limits per occurrence, including umbrella coverage, of $1,000,000; and
(x)    Umbrella or Excess Liability Insurance in an amount no less than $25,000,000 each occurrence, and in the aggregate written in excess of the insurance required in (ii), (v) and (ix) above in terms consistent with those paragraphs; and
(xi)    such other insurance and in such amounts as Lender from time to time may request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the applicable Individual Property is located.
(b)    All insurance provided for in Section 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the State where each Individual Property is located approved by Lender and having a claims paying ability/financial strength rating of A-, Class VIII or better by Best’s Key Rating Guide as well as a rating of A- or higher from Standard & Poor’s or the equivalent rating from Fitch or Moody’s. Earthquake (if required) must be covered by an insurance company having a rating of A-, Class VIII by Best’s Key Rating Guide or a rating of A3 (or equivalent) from Moody’s or A- by Standard & Poor’s. Borrower shall provide to Lender copies or other evidence satisfactory to Lender of all insurance required to be maintained pursuant to Section 7.1(a) hereof. Notwithstanding the above, any insurance company with an AM Best's Rating of A-, shall have an outlook, as determined by AM Bests, of either "Stable" or "Positive". Not less than five (5) Business Days prior to the expiration dates of the Policies theretofore furnished to Lender, Borrower shall deliver evidence satisfactory to Lender of the renewal of all of the Policies or that the Policies have been replaced by other Policies. Not less than five (5) Business Days prior to delinquency of payment of the premiums or assessments due under the Policies (the “Insurance Premiums”), Borrower shall deliver to Lender evidence of such payment; provided, however, that Borrower is not required to furnish such evidence of payment of Insurance Premiums to the extent that such Insurance Premiums have been paid by Lender pursuant to the terms of Section 9.2 hereof.
(c)    Borrower shall not obtain (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by an insurance company satisfying the requirements of Section 7.1(b) or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 7.1(a) hereof to be furnished by, or which may be required to be furnished by, Borrower. In the event Borrower obtains separate insurance or an umbrella or a blanket policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Section 7.1(a) hereof. Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 7.1(a) hereof.
(d)    All Policies provided for or contemplated by Section 7.1(a) hereof, shall name Borrower as Named Insured and, except for the Policy referenced in Section 7.1(a)(v) hereof, shall name Lender as an additional insured on a form acceptable to Lender; and in the case of property damage, boiler

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and machinery, earthquake and flood insurance, shall contain a non-contributing standard mortgagee clause acceptable to Lender in favor of Lender providing that the loss thereunder shall be payable to Lender.
(e)    Upon five Business Days written request by Lender, Borrower shall provide full copies of all Policies required hereunder to Lender;
(f)    All Policies provided for in Section 7.1(a) hereof shall contain clauses or endorsements to the effect that:
(i)    no act or negligence of Borrower, or anyone acting for Borrower, or any tenant under any Lease or other occupant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned; and
(ii)    the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least thirty (30) days’ written notice to Lender and any other party named therein as an insured. Notwithstanding the foregoing, if liability insurance is provided by a separate Policy, then the foregoing endorsement shall not be required and in such event Borrower (and not the insurer) shall give Lender the notice required by this subsection.
(g)    If at any time Lender is not in receipt of written evidence, in the form of a Policy or Acord Certificate and supporting documentation acceptable to Lender, that all insurance required hereunder is in full force and effect, Lender shall have the right, after five (5) Business Days prior notice to Borrower (unless Lender has a reasonable belief that one or more of the Policies is not in full force and effect or will expire in less than five (5) Business Days) to take such action as Lender deems necessary to protect its interest in each Individual Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses (including reasonable attorneys’ fees) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by each Security Instrument and shall bear interest at the Default Rate. In the event Lender obtains insurance coverage on behalf of Borrower pursuant to this subsection (f), Borrower shall be permitted to cancel such insurance coverages provided Borrower has delivered to Lender evidence of Borrower’s compliance with this Article 7.
(h)    In the event of a foreclosure of any Security Instrument, or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force (other than (i) those Policies that are not solely covering the Property, (ii) liability Policies or (iii) Policies maintained by a tenant) and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
(i)    Intentionally Omitted.
(j)    If insurance for earthquake or special hazards is obtained by Borrower in its sole discretion and without requirement of Lender, then Borrower, when obtaining such insurance coverage, shall meet the insurance requirements hereof except as to matters requiring Lender’s further approval, and such insurance coverage: (A) shall be within the meaning of a “Policy” or “Policies”; and (B) shall be for the benefit of Lender and all proceeds thereof constitute additional security for the Debt, and Lender shall have all rights with respect to and be entitled to receive all proceeds in the same manner it would receive any Insurance Proceeds in the event any Individual Property is damaged or destroyed by a Casualty or by any risk or loss insured against.

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(k)    Any failure by Lender to insist on full compliance with all of the above insurance requirements at closing does not constitute a waiver of Lender’s right to subsequently require full compliance with these requirements.
(l)    As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) if required by Lender, confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy.
(m)    Borrower hereby represents that, as of the date hereof, none of the insurance policies required in this Section 7.1 which require coverage for terrorism, except those required under clauses (viii) and (ix) of Section 7.1(a) (such insurance policies, the “Applicable Policies”) exclude coverage for Acts of Terror (defined below). Notwithstanding anything to the contrary contained herein, in the event that, after the date hereof, any Applicable Policy (other than those required under clauses (viii) and (ix) of Section 7.1(a)) excludes coverage for Acts of Terror, Borrower shall obtain and maintain (or cause to be obtained and maintained) coverage for such excluded Acts of Terror (the “Terrorism Coverage”), which such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including, without limitation, those relating to deductibles); provided, that, Lender, at Lender’s option, may reasonably require Borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth above. Notwithstanding the foregoing, in no event shall Borrower be required to pay annual premiums in excess of the TC Cap (defined below) in order to obtain the Terrorism Coverage (but Borrower shall be obligated to purchase such portion of the Terrorism Coverage as is obtainable by payment of annual premiums equal to the TC Cap). As used above, “Acts of Terror” shall mean acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2007 (as the same may be further modified, amended, or extended, “TRIA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIA shall determine what is deemed to be included within this definition of “Acts of Terror”. As used above, “TC Cap” shall mean two times the amount of the Insurance Premiums that are payable at such time in respect of the casualty and business interruption/rental loss insurance required hereunder (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).
(n)    Lender hereby agrees that the Policies maintained by Borrower as of the date hereof (including any Non-Conforming Policies) are acceptable and satisfy the requirements set forth in this Article 7.
Section 7.2    Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender (provided that such notice shall not be required if the estimated cost to restore are less than $100,000) and shall promptly commence and diligently prosecute the completion of the repair and restoration of such Individual Property as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty, with such alterations as may be approved by Lender (a “Restoration”) and otherwise in accordance with Section 7.4 hereof. Borrower shall pay, or cause to be paid, all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof

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of loss if not made promptly by Borrower. Lender shall have the right, at its option, to participate in any settlement discussions with respect to any claims under any Policy and Borrower shall promptly deliver to Lender all instruments required by Lender to permit such participation. Lender shall have the right, at its option, to approve the final settlement with respect to any Casualty in which Net Proceeds or the costs to complete the Restoration are equal to or greater than the Restoration Threshold. If an Event of Default exists, Lender shall have the exclusive right, at its option, to settle or adjust any claims made under the Policies in the event of a Casualty.
Section 7.3    Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall promptly deliver to Lender all instruments requested by it to permit such participation. Lender shall have the right, at its option, to approve the final settlement with respect to any Condemnation in which Net Proceeds or the costs to complete the Restoration are equal to or greater than the Restoration Threshold. If a an Event of Default exists, Lender shall have the exclusive right, at its option, to settle any Award in the event of a Condemnation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 7.4 hereof. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Section 7.4    Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:
(a)    Subject to Section 7.4(d) hereof, if the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, then the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    Subject to Section 7.4(d) hereof, if the Net Proceeds are equal to or greater than the Restoration Threshold or the cost of completing the Restoration is equal to or greater than the Restoration Threshold, then Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4. The term “Net Proceeds” shall mean: (1) the net amount of all insurance proceeds payable to or for the benefit of Borrower as a result of a Casualty to any Individual Property, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds (“Insurance Proceeds”), or (2) the net amount of the Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, attorneys’

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fees and expenses), if any, in collecting such Award (“Condemnation Proceeds”), whichever the case may be.
(i)    Subject to Section 7.4(d) hereof, the Net Proceeds shall be made available to Borrower for Restoration of an Individual Property provided that each of the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of each of the (i) fair market value of such Individual Property immediately prior to the applicable Casualty as reasonably determined by Lender and (ii) rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of each of the (i) fair market value of the Individual Property as reasonably determined by Lender and (ii) rentable area of the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no material portion of the Improvements is located on such land;
(C)    Leases demising in the aggregate a percentage amount equal to or greater than ninety (90%) of the total rentable space in the affected Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all tenants under Major Leases shall continue to operate their respective space at the affected Individual Property after the completion of the Restoration without rent abatement;
(D)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Laws, including, without limitation, all applicable Environmental Laws;
(E)    Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) or (3) by other funds of Borrower;
(F)    unless Lender is satisfied that, upon completion of the Restoration, the Individual Property shall be restored to substantially the same or better condition than prior to the Casualty or Condemnation, Lender shall be satisfied that, upon the completion of the Restoration, the Loan to Value Ratio of the Property taken as a whole shall be no greater than 60% and the Debt Service Coverage Ratio for the Property taken as a whole shall be 1.40 or greater;
(G)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, or (2) the earliest date required for such completion under the terms of any Leases which are required in accordance with the provisions of this Section 7.4(b) to remain in effect subsequent to the occurrence of such Casualty

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or Condemnation and the completion of the Restoration, or (3) such time as may be required under Applicable Law, in order to repair and restore the Individual Property to the condition it was in immediately prior to such Casualty or Condemnation, or (4) the expiration of the insurance coverage referred to in Section 7.1(a)(iii);
(H)    Borrower and Guarantor shall execute and deliver to Lender a completion guaranty in form and substance satisfactory to Lender pursuant to the provisions of which Borrower and Guarantor shall jointly and severally guaranty to Lender the Lien-free completion by Borrower of the Restoration in accordance with the provisions of this Section 7.4(b);
(I)    the Individual Property and the use thereof after the Restoration will be in material compliance with and permitted under all applicable Laws;
(J)    such Casualty or Condemnation, as applicable, does not result in the total and permanent loss of access to the Individual Property or the Improvements;
(K)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender;
(L)    the Net Proceeds together with any Cash or Cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration; and
(M)    the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a manager acceptable to Lender, prior to the opening or reopening of the Individual Property for business with the public.
(ii)    The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the payment of the Debt and the performance of the Other Obligations. Subject to Section 7.4(d) hereof, the Net Proceeds (except for Insurance Proceeds from the insurance coverage referred to in Section 7.1(a)(iii)) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialmen’s Liens, construction Liens, or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy with respect to such Individual Property.
(iii)    All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), such acceptance not to be unreasonably withheld, conditioned or delayed. Lender shall have the use of the plans and specifications and all Licenses required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and

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materialmen engaged in the Restoration as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant, such acceptance not to be unreasonably withheld, conditioned or delayed. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s reasonable fees, shall be paid by Borrower.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Casualty Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that, subject to Section 7.4(d) hereof, Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the Lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the Individual Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the Security Instrument for such Individual Property and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the payment of the Debt and the performance of the Other Obligations.

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(vii)    Subject to Section 7.4(d) hereof, the excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, and provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents, shall be remitted by Lender to Borrower within five (5) Business Days thereafter.
(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. If Lender shall receive and retain Net Proceeds, the Lien of the Security Instrument for such Individual Property and the other Loan Documents shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.
(d)    Notwithstanding anything to the contrary contained in Section 7.4 hereof, in the event that the Loan or any interest therein is included in a Securitization, and if immediately following the release of any Individual Property from the Lien of any Security Instrument as a result of any Condemnation, the Real Property Value to Loan Ratio is not at least eighty percent (80%), then all of the net proceeds realized by Borrower for purposes of computing gain or loss under Section 1001 of the Code as a result of such Condemnation shall be applied to the principal amount of the Debt if and to the extent necessary for the Loan to remain a “qualified mortgage” in accordance with the requirements of Section 860(G)(a)(3) of the Code, and any then applicable U.S. Department of Treasury regulations or revenue procedures issued pursuant thereto, including, without limitation, to the extent then applicable to any REMIC Trust, Revenue Procedure 2010-30. In Lender’s discretion, Lender may require a REMIC Opinion in connection with any such Condemnation. Lender shall, solely for purposes of determining the “Allocated Loan Amount” for each Individual Property and to the extent permitted by the requirements of Section 860(G)(a)(3) of the Code, and any then applicable U.S. Department of Treasury regulations or revenue procedures issued pursuant thereto, including, without limitation, to the extent then applicable to any REMIC Trust, Revenue Procedure 2010-30, allocate any amount applied to the principal amount of the Debt pursuant to Section 7.4(c) hereof or this Section 7.4(d) to the Allocated Loan Amount with respect to the Individual Property that is the subject of any Casualty or Condemnation.
(e)    Notwithstanding the provisions of this Article 7 (but subject in all events to Section 7.4(d) hereof in the event of any Condemnation), so long as a Single Tenant Lease remains in effect and neither the Individual Borrower nor the tenant thereunder has elected to terminate such Single Tenant Lease as a result of any Casualty or Condemnation, and such Single Tenant Lease requires the leased premises to be restored as a result of any Casualty or Condemnation, the provisions of Section 7.4(b)(i)(B), (C), (F) and G(1) hereof shall not apply.
VIII.    SINGLE PURPOSE ENTITY PROVISIONS
Section 8.1    Single Purpose Entity Separateness.
(a)    Until the Debt has been paid in full, each Individual Borrower hereby represents, warrants and covenants that:
(i)    Borrower is, and shall continue to be a Single Purpose Entity; and

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(ii)    SPC Party is and shall continue to be a Single Purpose Entity.
(b)    For the purposes of this Agreement, a “SPC Party” shall mean the Single Purpose Entity that is the sole general partner of Borrower, if Borrower is a limited partnership, or the sole managing member of Borrower, if Borrower is a limited liability company that is not an Acceptable Limited Liability Company.
(c)    For the purposes of this Agreement, “Acceptable Limited Liability Company” shall mean a limited liability company (“LLC”) formed under the Laws of the state of Delaware having a limited liability company agreement (the “LLC Agreement”) which satisfies the Rating Agency criteria then applicable to such entities, and which LLC Agreement:
(i)    Provides that (A) upon the occurrence of any event that causes the last remaining member of such LLC (“Member”) to cease to be a member of such LLC (other than upon (1) an assignment by Member of all of its limited liability company interest in such LLC and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of such LLC in accordance with the terms of the Loan Documents and the LLC Agreement), any Person acting as a springing member of the LLC shall, without any action of any other Person and simultaneously with Member ceasing to be the member of such LLC, automatically be admitted to such LLC (individually or collectively, “Special Member”) and shall continue such LLC without dissolution and (B) the Special Member may not resign from such LLC or transfer its rights as Special Member unless a successor Special Member has been admitted to such LLC as Special Member in accordance with requirements of Delaware Law. The LLC Agreement shall further provide that (A) the Special Member shall automatically cease to be a member of such LLC upon the admission to such LLC of a substitute Member, (B) the Special Member shall be a member of such LLC that has no interest in the profits, losses and capital of such LLC and has no right to receive any distributions of such LLC’s assets, (C) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), the Special Member shall not be required to make any capital contributions to such LLC and shall not receive a limited liability company interest in such LLC, (D) the Special Member, in its capacity as Special Member, may not bind such LLC and (E) except as required by any mandatory provision of the Act, the Special Member, in its capacity as Special Member, shall not have the right to vote on, approve or otherwise consent to any action by, or matter relating to, such LLC, including, without limitation, the merger, consolidation or conversion of such LLC. In order to implement the admission to such LLC of the Special Member, the LLC Agreement shall also provide that the Special Member shall execute a counterpart to the LLC Agreement, and that prior to its admission to such LLC as Special Member, the Special Member shall not be a member of such LLC; and
(ii)    Provides that, upon the occurrence of any event that causes the Member to cease to be a member of such LLC, to the fullest extent permitted by Law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such LLC, agree in writing (A) to continue such LLC and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such LLC, effective as of the occurrence of the event that terminated the continued membership of Member of such LLC in such LLC. Any Bankruptcy Action with respect to a member or Special Member shall not cause a member or Special Member to cease to be a member of such LLC and upon the occurrence of such an event, the business of such LLC shall continue without dissolution. The LLC Agreement shall provide that each member of such LLC and Special Member waives any right it might have to agree in writing to dissolve such LLC upon the occurrence of any Bankruptcy Action with respect to any member or Special Member, or the occurrence of an event that causes any member or Special Member to cease to be a member of such LLC.

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(d)    For the purposes of this Agreement, a “Single Purpose Entity” means a corporation, limited partnership or limited liability company that shall at all times on and after the date hereof shall comply with, and its organizational documents shall include, the following requirements unless it has received (1) prior written consent to do otherwise from Lender and (2) following any Securitization, a Rating Agency Confirmation (it being understood that the use of the term “Borrower” and “Property” in this subsection shall mean a reference to each “Individual Borrower” as to its “Individual Property”):
(i)    with respect to Borrower, Borrower shall not engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of the Property, and entering into the Loan, and activities incidental thereto, and with respect to SPC Party, SPC Party shall not engage in any business or activity other than the ownership of its interest in Borrower, and activities incidental thereto;
(ii)    with respect to Borrower, Borrower shall not acquire or own any assets other than (A) the Property, (B) such incidental Personal Property as may be necessary for the operation of the Property, as the case may be, and (C) Cash and U.S. Obligations, and with respect to SPC Party, SPC Party shall not acquire or own any material asset other than its interest in Borrower;
(iii)    neither Borrower nor SPC Party (with respect to itself or with respect to Borrower) shall engage in, seek, consent or permit any (A) merger into or consolidation with any Person, or, to the fullest extent permitted by applicable Law, any dissolution, termination or liquidation in whole or in part, or (B) any sale or other transfer or disposition of all or substantially all of its assets, or any sale of its assets outside of the ordinary course of its business, except, with respect to Borrower, as specifically permitted by this Agreement or the other Loan Documents, or (C) change its legal structure, or (D) with respect to SPC Party, transfer any of its equity interests in Borrower without the prior written consent of Lender and, to the extent any such action constitutes a Material Action, without the other consents of partners, members and directors (including the Independent Director, if one has been required at the request of Lender after Closing) required by this Agreement;
(iv)    neither Borrower nor SPC Party shall (A) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its organization or formation, and qualification to do business in the State, if applicable or (B) except as permitted under the Loan Documents or unless required by law, without the prior written consent of Lender, cause, consent to or permit any amendment, modification, termination or failure to comply with the provisions of Borrower’s partnership agreement, articles of organization, limited liability company agreement or similar organizational documents, as the case may be, or of SPC Party’s certificate of incorporation, articles of organization or similar organizational documents, as the case may be, whichever is applicable;
(v)    if such entity is a limited partnership, has and shall have as its sole general partner, a Single Purpose Entity which (A) is a corporation or an Acceptable Limited Liability Company, and (B) holds a direct interest as general partner in such limited partnership of not less than one-half of one percent (0.5%) (or a 0.1% direct equity ownership interest if such entity is a Delaware limited partnership); and (C), if requested by Lender after Closing, has one (1) Independent Director; and such limited partnership shall not cause or permit its partners to take any Material Action, and its limited partnership agreement shall provide that no Material Action may be taken, without the unanimous consent of all partners of such limited partnership including the Independent Director of its general partner who shall have consented in writing to any such Material Action;

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(vi)    if such entity is a corporation, shall not cause or permit the board of directors of such corporation to take any Material Action, and such corporation’s organizational documents shall not permit such corporation or its board of directors to take any Material Action, either with respect to itself or, if the corporation is an SPC Party, with respect to Borrower, without the unanimous consent of all members of such corporation’s board of directors, which corporation’s board of directors shall, if requested by Lender after Closing, include one (1) director, which shall be Independent Director who shall have consented in writing to any such Material Action;
(vii)    if such entity is a limited liability company other than an Acceptable Limited Liability Company, has and shall have as its sole managing member a Single Purpose Entity that (A) is a corporation or an Acceptable Limited Liability Company; and (B) directly owns at least one-half of one percent (0.5%) of the equity of such limited liability company (or a 0.1% direct equity ownership interest if such entity is a Delaware limited liability company); and (C), if requested by Lender after Closing, has at least one (1) Independent Director;
(viii)    if such entity is an Acceptable Limited Liability Company, shall not take any Material Action, shall not cause or permit the members or managers of such limited liability company to take any Material Action, and the LLC Agreement shall not permit the members or managers of such limited liability company to take any Material Action, either with respect to itself or, if such Acceptable Limited Liability Company is an SPC Party, with respect to Borrower, in each case without the unanimous written consent of its members. If such entity is an Acceptable Limited Liability Company, such Acceptable Limited Liability Company shall, if requested by Lender after Closing, have one (1) Independent Director then serving as manager of such Acceptable Limited Liability Company, shall not take any Material Action, shall not cause or permit the members or managers of such limited liability company to take any Material Action, and the LLC Agreement shall not permit the members or managers of such limited liability company to take any Material Action, either with respect to itself or, if such Acceptable Limited Liability Company is an SPC Party, with respect to Borrower, in each case without the unanimous written consent of its members, unless one (1) Independent Director then serving as manager of such Acceptable Limited Liability Company shall have consented in writing to such Material Action;
(ix)    with respect to Borrower, Borrower shall not own any subsidiary or make any investment in any Person, and with respect to SPC Party, SPC Party shall not own, other than SPC Party’s ownership interest in Borrower, any subsidiary or make any investment in, any Person;
(x)    except with respect to any other Borrower as set forth in this Agreement or the other Loan Documents, neither Borrower nor SPC Party shall commingle its assets with the assets of any of its members, general partners, Affiliates, principals, shareholders or of any other Person or entity, participate in a cash management system with any other entity or Person or fail to use its own separate invoices and checks bearing its name and not bearing the name of any other entity;
(xi)    with respect to Borrower, Borrower shall not incur any Indebtedness, other than the Debt, except for (A) trade payables in the ordinary course of its business of owning and operating the Property, provided that such debt (i) is not evidenced by a note, (ii) is paid within sixty (60) days of the date incurred, (iii) is payable to trade creditors, and (iv) is in amounts as are normal and reasonable under the circumstances, and (B) Indebtedness associated with Permitted Encumbrances or Permitted Equipment Leases; provided, however the aggregated amount of the indebtedness described in (A) and (B) shall not exceed at any time two percent (2.0%) of the outstanding principal amount of the Debt; and with respect to SPC Party, SPC Party shall not incur any Indebtedness;

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(xii)    neither Borrower nor SPC Party shall become insolvent and fail to pay its debts and liabilities (including, as applicable, a fairly allocated portion of any shared personnel and overhead expenses) from its assets as the same shall become due; provided, however, this clause (xii) shall not require any member of Borrower or SPC Party to make any capital contributions to Borrower or to SPC Party, and provided further that (1) this subsection (xii) shall not be deemed to be violated if the Property declines in value as a result of market or economic conditions, and (ii) this subsection (xii) shall not be deemed to be violated if Borrower is unable to make any required payment of principal or interest including, without limitation, repayment of the Debt on the Maturity Date;
(xiii)    except with respect to any other Borrower as set forth in this Agreement or the other Loan Documents, neither Borrower nor SPC Party shall (A) fail to maintain its books and records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, principals, shareholders and Affiliates of Borrower or of SPC Party, as the case may be, the Affiliates of a member, general partner, shareholders or principal of Borrower or of SPC Party, as the case may be, and any other Person, (B) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (C) include the assets or liabilities of any other Person on its financial statements or (D) permit any Affiliate independent access to its bank accounts (other than any Affiliated Manager, acting solely in its capacity as Manager pursuant to the Management Agreement); provided, however, that Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that such assets shall be listed on Borrower’s own separate balance sheet.
(xiv)    neither Borrower nor SPC Party shall enter into any contract or agreement with any member, general partner, principal or Affiliate of Borrower or of SPC Party, as the case may be, any Guarantor or any member, general partner, principal or Affiliate thereof (other than a business management services agreement with an Affiliate of Borrower, provided that (A) such agreement is acceptable to Lender, (B) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Borrower or SPC Party, as the case may be, and (C) the agreement meets the standards set forth in this subsection (xiv) following this parenthetical), except in the ordinary course of business and upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Borrower or of SPC Party, as the case may be, any Guarantor or any member, general partner, principal or Affiliate thereof;
(xv)    to the fullest extent permitted by applicable law, neither Borrower nor SPC Party (with respect to itself or with respect to Borrower) shall engage in, seek, consent or permit the dissolution or winding up in whole, or in part, of Borrower or of SPC Party, as the case may be without the prior written consent of Lender and, to the extent any such action constitutes a Material Action, without the other consents of partners, members and directors (including the Independent Director, if one has been required at the request of Lender after Closing) required by this Agreement;
(xvi)    neither Borrower nor SPC Party shall fail to correct any known misunderstanding regarding the separate identity of Borrower, or of SPC Party, as the case may be, from any member, general partner, principal, shareholders or Affiliate thereof or any other Person;
(xvii)    except with respect to any other Borrower as set forth in this Agreement or the other Loan Documents, neither Borrower nor SPC Party shall guarantee, assume or become obligated for the debts of any other Person or hold itself or its credit or assets out to be responsible for the debts of another Person (other than with respect to the general partner of any Borrower that is a limited partnership, as such general partner may be liable under applicable law for the obligations of such Borrower as the general partner thereof);

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(xviii)    neither Borrower nor SPC Party shall make any loans or advances to any Person, including any member, general partner, principal, shareholders or Affiliate of Borrower or of SPC Party, as the case may be, or any member, general partner, principal, shareholders or Affiliate thereof, and neither Borrower nor SPC Party shall acquire obligations or securities of any other Person, including any member, general partner, principal or Affiliate of Borrower or SPC Party, as the case may be, or any member, general partner, shareholders or Affiliate thereof; and neither Borrower nor SPC Party shall hold evidence of indebtedness of any other Person (other than cash or investment grade securities issued by a Person that is not an Affiliate of Borrower or SPC Party);
(xix)    neither Borrower nor SPC Party shall fail to file its own tax returns (to the extent Borrower is required to file its own tax returns by applicable Law) or be included on the tax returns of any other Person except as required by applicable Law; provided, however, this clause (xix) shall not require any member of Borrower or SPC Party to make any capital contributions to Borrower or SPC Party;
(xx)    except with respect to any other Borrower as set forth in this Agreement or the other Loan Documents and any business management services agreement permitted under subsection (xiv), neither Borrower nor SPC Party shall fail either to hold itself out to the public and identify itself as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Borrower or of SPC Party, as the case may be, and not as a division or part of any other Person (other than adoption by any Individual Borrower of a logo graphic common to the entire corporate enterprise to which such Individual Borrower belongs), and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of Borrower or SPC Party, in order not (A) to mislead others as to the identity with which such other party is transacting business or (B) to suggest that Borrower or SPC Party, as the case may be, or its assets, is responsible for the debts of any other Person (including any member, general partner, principal, shareholders or Affiliate of Borrower, or of SPC Party, as the case may be, or any member, general partner, principal or Affiliate thereof);
(xxi)    neither Borrower nor SPC Party shall fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the applicable Individual Property to do so); provided, however, this subsection (xxi) shall not be deemed to be violated if Borrower is unable to make any required payment of principal or interest, including, without limitation, repayment of the Debt on the Maturity Date and shall not be deemed to require any member of Borrower or SPC Party to make any capital contributions to Borrower or SPC Party;
(xxii)    except with respect to any other Borrower as set forth in this Agreement or the other Loan Documents, neither Borrower nor SPC Party shall maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any general partner, managing member, shareholder, principal or Affiliate of Borrower, or any general partner, managing member, shareholder, principal or Affiliate thereof or any other Person;
(xxiii)    neither Borrower nor SPC Party shall fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(xxiv)    neither Borrower nor SPC Party shall pledge its assets to secure the obligations of, or otherwise for the benefit of, any other Person, and with respect to Borrower, other than with respect to the Loan;

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(xxv)    neither Borrower nor SPC Party shall fail to maintain a sufficient number of employees, if any, in light of its contemplated business operations;
(xxvi)    neither Borrower nor SPC Party shall fail to provide in its (A) articles of organization, certificate of formation and/or operating agreement, as applicable, if it is a limited liability company, (B) limited partnership agreement, if it is a limited partnership or (C) certificate of incorporation, if it is a corporation, that for so long as the Loan is outstanding pursuant to the Note, this Agreement and the other Loan Documents, a Bankruptcy Action by or against any member of a limited liability company or by or against any partner of a partnership, as applicable, shall not cause any such member or partner, as applicable, to cease to be a member or partner of such limited liability company or partnership, as applicable, and upon the occurrence of any such Bankruptcy Action, such limited liability company or partnership, as applicable, shall continue without dissolution;
(xxvii)    neither Borrower nor SPC Party shall fail to hold its assets in its own name;
(xxviii)    if Borrower or SPC Party is a corporation, neither Borrower nor SPC Party shall fail to consider the interests of its creditors in connection with all corporate actions to the extent permitted by applicable Law;
(xxix)    neither Borrower nor SPC Party shall have any of its obligations guaranteed by an Affiliate except by any other Borrower or Guarantor in connection with the Loan;
(xxx)    if Borrower or SPC Party is treated as a “disregarded entity” for tax purposes, shall not have any obligation to reimburse its equity holders or any of their Affiliates for any taxes that such equity holders or any of their Affiliates may incur as a result of any profits or losses of Borrower or SPC Party;
(xxxi)    any indemnification obligation of Borrower to any equity holder shall be fully subordinated to the Loan, and shall not constitute a claim against Borrower or its assets until such time as the Loan has been indefeasibly paid in accordance with its terms and otherwise has been fully discharged; and
(xxxii)    neither Borrower nor SPC Party shall violate or cause to be violated the factual assumptions made relating to the conduct of Borrower and SPC Party in the Insolvency Opinion or any Additional Insolvency Opinion.
(e)    To the fullest extent permitted by applicable Law, and notwithstanding any duty otherwise existing at law or in equity, any Independent Director (if one has been required at the request of Lender after Closing) shall consider, and the organizational documents of any Single Purpose Entity shall require that each Independent Director shall consider, only the interests of such entity (and, in the case of an SPC Party, of Borrower), including its creditors, in exercising such person’s authority as Independent Director. Except for duties to such entity (and, in the case of an SPC Party, duties to Borrower) as set forth in the immediately preceding sentence (including duties to creditors solely to the extent of their respective economic interest in Borrower or an SPC Party, but excluding (i) all other interests of such entity, (ii) the interests of other Affiliates of such entity, and (iii) the interests of any group of Affiliates of which such entity is a part), no Independent Director (if one has been required at the request of Lender after Closing) shall have a fiduciary duty to the entity, any other member or director of such entity, or to Borrower or any other Person; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

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(f)    To the fullest extent permitted by applicable Law, no Independent Director (if one has been required at the request of Lender after Closing) shall resign or be removed or replaced, and the organizational documents of any Single Purpose Entity shall state that no Independent Director (if one has been required at the request of Lender after Closing) shall resign or be removed or replaced, in each case unless Lender and the Rating Agencies receive not less than five (5) Business Days’ prior written notice of (i) any proposed resignation or removal or replacement of such Independent Director, and (ii) the identity of the proposed replacement Independent Director, together with evidence satisfactory to Lender that such replacement satisfies the applicable requirements to be an Independent Director, in each case except for removal of an Independent Director by reason of (y) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties, in accordance with the standards set forth herein, or (z) such Independent Director having engaged in or having been charged with, or having been convicted of, fraud or other acts constituting a crime under any applicable Law, in which case a replacement Independent Director shall be identified and elected or appointed within five (5) Business Days after Borrower (or, if applicable, such SPC Party) knew thereof.
Section 8.2    Single Purpose Entity and Cash Management Compliance.
(a)    Borrower covenants and agrees that within ten (10) Business Days after written request by Lender, Borrower shall deliver to Lender an Officer’s Certificate confirming Borrower’s and SPC Party’s continued compliance with the terms of Article VIII hereof as of the date of such Officer’s Certificate and stating that the representations and warranties of Borrower and SPC Party, as applicable, set forth in Section 8.1 hereof are true and correct as of the date of such Officer’s Certificate, and confirming Borrower’s continued compliance with the Cash Management Covenants. In addition, within ten (10) Business Days after written request by Lender, Borrower shall provide Lender with such other evidence of Borrower’s compliance with Article VIII hereof and the Cash Management Covenants as Lender may reasonably request from time to time.
(b)    Borrower covenants and agrees that within ten (10) Business Days after written request by Lender, Borrower shall cause the Independent Director (if one has been required at the request of Lender after Closing) of Borrower and SPC Party, as applicable, to certify in writing to Lender (a) the name and address of each Independent Director and (b) that each Independent Director has complied with, and shall continue to comply with the requirements set forth in Section 8.1 hereof.
Section 8.3    Recycled Entity Representations. Each Individual Borrower further represents and warrants to Lender as follows:
(a)    No Individual Borrower has owned any real property other than its Individual Property and personal property necessary or incidental to its ownership and operation of its Individual Property;
(b)    No Individual Borrower has engaged in any business unrelated to the ownership and operation of its Individual Property;
(c)    Except as expressly disclosed to Lender in connection with the closing of the Loan, no Individual Borrower has amended, modified, supplemented, restated, replaced or terminated its organizational documents (or consented to any of the foregoing);
(d)    Each Individual Borrower is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

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(e)    No Individual Borrower has had any judgments or liens of any nature against it (except for tax liens not yet delinquent and Liens contested and resolved in good faith in accordance with applicable Law);
(f)    No Individual Borrower has failed to be in compliance with in all material respects with all laws, regulations and orders applicable to it and each Individual Borrower has received all necessary permits for it to operate;
(g)    No Individual Borrower has been involved in any unresolved dispute with any taxing authority and each Individual Borrower has paid all taxes owed by it prior to delinquency;
(h)    No Individual Borrower has been party to any lawsuit, arbitration, summons or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;
(i)    No Individual Borrower has failed to provide Lender with complete financial statements that reflect a fair and accurate view of its financial condition;
(j)    No Individual Borrower has had any material contingent or actual obligation unrelated to its Individual Property; and
(k)    No Individual Borrower has incurred any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) in connection with the Credit Line and (B) liabilities in the ordinary course of its business that are related to the ownership and operation of its Individual Property and, in each case, permitted under the Credit Line Documents, and no other Indebtedness has been secured (senior, subordinate or pari passu) by its Individual Property. With respect to the Credit Line, each Individual Borrower hereby represents and warrants that no Individual Borrower has any remaining liabilities or obligations in connection with the Credit Line (other than environmental and other limited and customary indemnity obligations which, in each case and by their express terms, survive the repayment of the Credit Line).
For purposes hereof, the “Credit Line” shall mean the loans made to Guarantor pursuant to the Credit Line Documents, and the “Credit Line Documents” shall mean the Borrowing Base Revolving Line of Credit Agreement dated as of December 8, 2011, among Guarantor and the lenders and administrative agent identified therein, as modified, and all other loan documents entered into pursuant to or in connection with such Borrowing Base Revolving Line of Credit Agreement including, without limitation, various repayment guaranties, mortgages and deeds of trust executed by some of the Individual Borrowers.
IX.    RESERVE FUNDS
Section 9.1    Reserve Funds and Reserve Accounts Generally.
(a)    On the Closing Date, each of the Reserve Accounts shall be established by Lender in an Eligible Account at an Eligible Institution. The Reserve Funds shall not constitute trust funds and, at Lender’s option, the Reserve Funds may be (i) commingled with other monies held by Lender, or (ii) established as one or more separate accounts at an Eligible Institution (which may include one or more book-entry sub-accounts as deemed necessary by Lender).
(b)    Borrower shall pay Lender the Disbursement Fee as a condition to each disbursement from the Reserve Accounts (other than the Tax and Insurance Escrow Account), as compensation for Lender’s review, analysis and processing of such disbursement.

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(c)    Each Reserve Fund and each Reserve Account shall be subject to the additional terms and conditions set forth in Article XII hereof.
Section 9.2    Tax and Insurance Escrow Fund. Borrower shall pay to Lender on each Payment Date (a) a percentage of the Taxes (the “Monthly Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to ratably accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective delinquency dates and (b) a percentage of the Insurance Premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to ratably accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”), which Tax and Insurance Escrow Fund shall be deposited by Lender into an Account established to hold such fund (the “Tax and Insurance Escrow Account”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.2 and 7.1(b) hereof. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax Lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 5.2 and 7.1(b) hereof, respectively, Lender shall credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. In allocating such excess, Lender may communicate with the Person shown on the records of Lender to be the owner of the Property. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.
Notwithstanding the foregoing, Lender agrees to waive the Monthly Tax Deposit and the Monthly Insurance Deposit so long as no Triggering Event has occurred and is continuing. Upon the occurrence of any Triggering Event, the foregoing waiver shall terminate (until the Triggering Event Period terminates) and Borrower shall deposit with Lender, within thirty (30) days after the occurrence of any Triggering Event, a lump sum amount into the Tax and Insurance Escrow Fund, which amount, together with future Monthly Tax Deposits and future Monthly Insurance Deposits, shall be sufficient to pay all Taxes prior to delinquency and all Insurance Premiums when the same next become due.
Section 9.3    Early Lease Termination Reserve. If any tenant (a “Terminating Tenant”) gives notice to Borrower that it is exercising an early termination option set forth in its Lease with Borrower, or if Borrower agrees to allow any tenant to reduce or terminate its obligations under its Lease (subject, in each case, to the restrictions of Section 5.17 hereof), Borrower shall direct such tenant that any Lease Termination Payment in connection therewith, which exceeds $100,000.00, is to be remitted to Lender or, if a Triggering Event Period shall then be in effect, such Lease Termination Payment in excess of $100,000.00 shall be deposited in the Lockbox Account), for application as set forth below. If such tenant remits the Lease Termination Payment in excess of $100,000.00 directly to Borrower, Borrower shall remit the Lease Termination Payment to Lender, for application as set forth below. Amounts so deposited shall hereinafter be referred to as the “Early Lease Termination Reserve Fund”, which Early Lease Termination Reserve Fund shall be deposited by Lender in an Account established by Lender to hold such funds (the “Early Lease

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Termination Reserve Account”). A separate Early Lease Termination Reserve Account shall be maintained with respect to each Lease so terminated. Funds deposited in an Early Lease Termination Reserve Account shall be disbursed as follows:
9.3.1.    Disbursements for Qualified Replacement Lease for Entire Vacated Space. If Borrower enters into a Qualified Replacement Lease for the entire premises previously demised under the Lease so terminated (the “Vacated Space”), and the tenant under such Lease accepts such demised premises, takes occupancy thereof and commences the payment of base rent under its Lease, then all funds in the applicable Early Lease Termination Reserve Account shall be used first to pay TILC Costs with respect to such Qualified Replacement Lease upon satisfaction of the conditions set forth in Section 5.17 hereof; any funds remaining in the applicable Early Lease Termination Reserve Account after payment of all TILC Costs with respect thereto shall be disbursed to Borrower as follows: (x) if the monthly net rent payable under the Qualified Replacement Lease is greater than or equal to the monthly rent payable by the Terminating Tenant under its Lease as of the date of such termination, then provided no Default or Event of Default is then continuing, such funds remaining in the Early Lease Termination Reserve shall be disbursed to Borrower; and (y) if the monthly net rent payable under the Qualified Replacement Lease is less than the monthly rent payable by the Terminating Tenant under its Lease as of the date of such termination, then, provided no Default or Event of Default is then continuing, all funds remaining in the Early Lease Termination Reserve shall be disbursed to Borrower in equal monthly installments over the remaining term of the Qualified Replacement Lease, until such time as all funds have been disbursed from the applicable Early Lease Termination Reserve.
9.3.2.    Disbursements for Qualified Replacement Lease for Less Than Entire Vacated Space. If Borrower enters into one or more Leases each for less than the entire Vacated Space, no disbursements shall be permitted from the Early Lease Termination Reserve except as follows:
(a)    Until such time as the entire Vacated Space has been re-leased pursuant to one or more Qualified Replacement Leases, and the tenant under each such Qualified Replacement Lease accepts such demised premises, takes occupancy thereof, is open for business and commences the payment of base rent under its Lease, Lender shall from time to time, within ten (10) days after receipt of written request from Borrower, make disbursements on account of TILC Costs with respect to the Vacated Space, provided, however, that the disbursements with respect to any portion of the Vacated Space on a per-square foot basis shall not exceed the amount of the Early Lease Termination Payment on a per-square-foot basis; and
(b)    At such time as the entire Vacated Space has been re-leased pursuant to one or more Qualified Replacement Leases and the tenant under each such Qualified Replacement Lease accepts such demised premises, takes occupancy thereof, opens for business and commences the payment of base rent under its Lease, then after payment of all TILC Costs with respect to the re-leasing of such Vacated Space, the funds remaining in the Early Lease Termination Reserve shall be disbursed as follows: (x) if the monthly aggregate net rents payable under all such Qualified Replacement Leases is greater than or equal to the monthly rent payable by the Terminating Tenant, and the term of all such Qualified Replacement Leases extends to or beyond the scheduled expiration date of the Lease with the Terminating Tenant, then provided no Default or Event of Default is then continuing such funds remaining in the Early Lease Termination Reserve Account shall be disbursed to Borrower; and (y) if the conditions of clause (x) are not satisfied, then provided no Default or Event of Default is then continuing such funds remaining in the Early Lease Termination Reserve Account shall be disbursed to Borrower in equal monthly installments over the period that would have remaining in the term of the Lease with the Terminating Tenant.

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X.    DEFAULTS
Section 10.1    Event of Default.
(a)    Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)    if any portion of the Debt is not paid (or deemed paid pursuant to Section 3.7 hereof) on or before the fifth (5th) day after the date the same is due and payable;
(ii)    if any of the Basic Carrying Costs are not paid (or deemed paid pursuant to Section 3.7 hereof) prior to delinquency except to the extent Borrower or any tenant is contesting Taxes or Other Charges in accordance with the terms of Section 5.2 hereof;
(iii)    if the Policies are not kept in full force and effect (except to the extent any such Policy is not in effect solely as a result of the failure to pay Insurance Premiums and such Insurance Premiums are deemed to have been paid pursuant to Section 3.7 hereof but have not actually been paid by Lender); or if Borrower fails to comply with any other term or provision of Article VII hereof, not specified in this subsection (iii) or the immediately preceding subsection (ii) and such failure continues for ten (10) Business Days after written notice thereof from Lender;
(iv)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(v)    if any representation made by Borrower in Section 4.1.12 hereof is or becomes false or misleading at any time;
(vi)    if any representation or warranty made by Borrower, SPC Party, or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made;
(vii)    if Borrower or SPC Party shall make an assignment for the benefit of creditors;
(viii)    if a receiver, liquidator or trustee shall be appointed for Borrower, or SPC Party, or if Borrower or SPC Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or state Law, shall be filed by or against, consented to, or acquiesced in by, Borrower or SPC Party, or if any proceeding for the dissolution or liquidation of Borrower or SPC Party shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or SPC Party, upon the same not being discharged, stayed or dismissed within one hundred twenty (120) days;
(ix)    only upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole discretion), if (A) any Guarantor shall make an assignment for the benefit of creditors, or if (B) a receiver, liquidator or trustee shall be appointed for any Guarantor, or if any Guarantor shall be adjudicated a bankrupt or insolvent, or if (C) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or state Law, shall be filed by or against, consented to, or acquiesced in by, any Guarantor, or if (D) any proceeding for the dissolution or liquidation of any Guarantor shall be instituted; provided, however, if such appointment,

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adjudication, petition or proceeding was involuntary and not consented to by any Guarantor, upon the same not being discharged, stayed or dismissed within one hundred twenty (120) days;
(x)    if Borrower fails to comply with the terms and provisions of Section 5.21 hereof or Article VI hereof;
(xi)    if Borrower or SPC Party fails to comply with the terms and provisions of Section 8.1 hereof; provided, however, any such failure shall not be deemed to be an Event of Default hereunder if (i) such failure was inadvertent and immaterial and would not be reasonably likely to result in a Material Adverse Effect and (ii) within fifteen (15) days of Borrower obtaining knowledge thereof, Borrower cures such failure and provides Lender with satisfactory evidence thereof; provided, however it is acknowledged and agreed that any failure to comply with the terms and conditions of Section 8.1 hereof is and shall result in recourse by Lender for any damages incurred by Lender as a result of any such failure pursuant to Section 11.3(a) hereof notwithstanding the foregoing cure period;
(xii)    if Borrower fails to comply with the terms and provisions of any of the Cash Management Covenants within ten (10) Business Days after request by Lender;
(xiii)    if Borrower fails to comply with the terms and provisions of Section 5.10 or Section 5.29(a) hereof and such failure continues for ten (10) Business Days after notice from Lender;
(xiv)    if Borrower fails to deliver to Lender the written certification and evidence required pursuant to the terms of Section 5.29(b) hereof within thirty (30) days after request by Lender;
(xv)    if Borrower fails to comply with the terms and provisions of Section 5.22 hereof (except for any Liens being contested in accordance with the terms hereof), and any Lien that is not being contested in accordance with Section 5.2 hereof shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days after Borrower obtains actual or constructive knowledge thereof from any source whatsoever;
(xvi)    if any federal tax Lien or state or local income tax Lien is filed against Borrower, SPC Party, any Guarantor or the Property or any Individual Property and same is not discharged of record (by payment, bonding or otherwise) for a period of sixty (60) days after Borrower obtains actual or constructive knowledge thereof from any source whatsoever;
(xvii)    if Borrower fails to comply with the terms and provisions of Section 5.17, Section 5.23, Section 5.25, Section 5.26, Section 5.27 or Section 5.28 hereof; provided, however, any such failure shall not be an Event of Default hereunder if (i) such failure was inadvertent and would not be reasonably likely to result in a Material Adverse Effect and (ii) within fifteen (15) days of the occurrence thereof, Borrower cures such failure and provides Lender with satisfactory evidence of the same;
(xviii)    if Borrower fails to comply with the terms and provisions of Section 11.2 hereof and such Default continues after ten (10) Business Days notice from Lender;
(xix)    if Borrower fails to comply with the terms and provisions of Section 11.1 or Section 11.6 hereof within ten (10) Business Days after request by Lender, provided, however, if such failure is susceptible of cure but cannot reasonably be cured within such period and

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provided further that Borrower shall have commenced to cure such failure within such period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such failure, such additional period not to exceed thirty (30) days;
(xx)    if Borrower is a Plan or a Governmental Plan, or if its assets constitute Plan Assets;
(xxi)    if a final judgment is entered against Borrower or SPC Party or Guarantor which would have a Material Adverse Effect, and such party fails to discharge the same or cause it to be discharged or vacated within sixty (60) days from the entry thereof, or does not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and does not secure a stay of execution pending such appeal within sixty (60) days after the entry thereof;
(xxii)    if any Security Instrument fails to have a first priority Lien on any Individual Property, subject only to the Permitted Encumbrances, unless such failure is the result of Lender’s acts;
(xxiii)    if foreclosure or attachment proceedings are instituted against any Individual Property upon any other Lien or claim, whether alleged to be superior or junior to the Lien of any Security Instrument or the other Loan Documents;
(xxiv)    if an uninsured material loss, theft, damage, or destruction to the Property occurs and Borrower does not, within thirty (30) days of the occurrence thereof, provide evidence reasonably satisfactory to Lender that Borrower has access to the funds necessary to consummate the applicable Restoration;
(xxv)    if Borrower, SPC Party, any Guarantor, any Affiliate of Borrower, SPC Party or any Guarantor, or any of their respective agents or representatives shall commit any intentional act of physical waste or arson with respect to any Individual Property;
(xxvi)    if Borrower, SPC Party, any Guarantor, any Affiliate of Borrower, SPC Party or any Guarantor, or any of their respective agents or representatives shall commit any criminal act which results in the seizure, forfeiture or loss of any Individual Property;
(xxvii)    if Borrower misappropriates or misapplies any (A) Insurance Proceeds, (B) Awards or other amounts received in connection with the Condemnation of all or a portion of any Individual Property, (C) Rents (including, but not limited to security deposits, advance deposits or any other deposits and Lease Termination Payments) or (D) funds disbursed by Lender from any of the Reserve Funds;
(xxviii)    if Borrower fails to permit on-site inspections of any Individual Property after written notice thereof from Lender in accordance with the terms of this Agreement and such failure continues for ten (10) Business Days after notice from Lender;
(xxix)    if Borrower fails to appoint a new Manager within thirty (30) days after request by Lender as required under this Agreement;

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(xxx)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(xxxi)    if there shall be a default under any Security Instrument, any of the other Loan Documents or any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues beyond any applicable notice and cure periods contained in such documents (provided, if such documents do not specify an applicable notice and cure period, the provisions of clause (xxxvi) below shall apply);
(xxxii)    if a default by Borrower under the Management Agreement has occurred with respect to any Individual Property and continues beyond any applicable cure period thereunder and such default permits the Manager thereunder to terminate or cancel the Management Agreement with respect to such Individual Property;
(xxxiii)    if a default by Borrower under any REA has occurred and continues beyond any applicable cure period thereunder and such default permits any party thereto to terminate or cancel such REA;
(xxxiv)    if any Guarantor revokes or attempts to revoke any Guaranty;
(xxxv)    if any of the factual assumptions relating to the conduct of Borrower contained in the Insolvency Opinion, or in any Additional Insolvency Opinion, is or shall become untrue in any material respect;
(xxxvi)    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxxv) above, for ten (10) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days.
(b)    Subject to the terms of Section 11.3, upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above) and at any time thereafter while such Event of Default is continuing, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property or any Individual Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) above, the Debt shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 10.2    Remedies.

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(a)    Subject to the terms of Section 11.3 and subject to applicable Law, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property, any Individual Property or any other Collateral. Subject to the terms of Section 11.3 and subject to applicable Law, any such actions taken by Lender shall be cumulative and concurrent and may be pursued separately and independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing and to the fullest extent permitted by Law, (i) Lender is not subject to any “one action” or “election of remedies” Law or rule and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property, or any Individual Property, and the other Collateral and each Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(b)    With respect to Borrower and the Property and each Individual Property, subject to applicable Law, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property, or any Individual Property or any other Collateral for the satisfaction of any of the Debt in preference or priority to the Property, any Individual Property, or any other Collateral, and Lender may seek satisfaction out of the Property, or any Individual Property, or all of the other Collateral or any part thereof, in its discretion in respect of the Debt. In addition, to the fullest extent permitted by Law, Lender shall have the right from time to time to partially foreclose any Security Instrument in any manner and for any amounts secured by any Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose any Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose any Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by any Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, each Individual Property shall remain subject to each Security Instrument to secure payment of sums secured by each Security Instrument and not previously recovered, to the fullest extent permitted by Law.
(c)    Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender and provided that such severance agreement and other documents incorporate the provisions of Section 11.3 and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or

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desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until ten (10) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Provided no Event of Default shall then exist, Borrower shall be not obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, other than Borrower’s attorneys fees.
Section 10.3    Remedies Cumulative; Waivers.
The rights, powers and remedies of Lender under this Agreement shall be cumulative and, subject to Section 11.3, not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in its sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
XI.    SPECIAL PROVISIONS
Section 11.1    Sale of Notes and Securitization.
Lender shall have the right (i) to sell, pledge, assign or otherwise transfer the Loan or any portion thereof as a whole loan or any or all servicing rights with respect thereto, (ii) to sell participation interests in the Loan or to syndicate the Loan, (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization or (iv) to further divide the Loan into two or more separate notes or components. (The transactions referred to in clauses (i), (ii), (iii) and (iv) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”). At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower and each Guarantor at the sole cost and expense of Lender, shall assist Lender in satisfying the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with a Secondary Market Transaction, including, without limitation:
(a)    (i) provide such updated financial information with respect to each Individual Property, Borrower, each Guarantor and Manager (to the extent such information is actually available to Borrower with respect to any Manager that is not an Affiliated Manager) (“Financial Information”), (ii) provide such updated non-financial information with respect to each Borrower, each Guarantor and Manager (to the extent such information is actually available to Borrower with respect to any Manager that is not an Affiliated Manager), (iii) provide updated budgets relating to each Individual Property (“Updated Budgets”) and (iv) perform or permit or cause to be performed or permitted such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with a Secondary Market Transaction and provide such updated non-financial information with respect to each Individual Property (collectively, the “Property Information”) (items (i) through (iv) being collectively, the “Provided

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Information” and items (i) through (iii) being the “Borrower Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably satisfactory to Lender and the Rating Agencies;
(b)    deliver (i) an Insolvency Opinion, (ii) the Deferred Delaware Opinion (subject to making such amendments or modifications to the organizational documents for Borrower and any SPC Party as may be reasonably required by counsel issuing such opinions, including, without limitation to provide for an Independent Director, which amendments or modifications shall be reasonably acceptable to Lender), (iii) additional or revised opinions of counsel as to due execution and enforceability with respect to each Individual Property, Borrower and each Guarantor and their respective Affiliates and the Loan Documents, (iv) revised organizational documents for Borrower and any SPC Party (including, without limitation, such revisions as are necessary to comply with the provisions of Article VIII hereof) and (v) good standing and qualification certificates issued by the relevant Governmental Authorities for each of Borrower, any SPC Party, Manager (to the extent such information is actually available to Borrower with respect to any Manager that is not an Affiliated Manager) and each Guarantor as of the date of the Secondary Market Transaction, which opinions, organizational documents and certificates shall be reasonably satisfactory to Lender and the Rating Agencies;
(c)    deliver Officer’s Certificates containing updated representations and warranties as of the closing date of the Secondary Market Transaction with respect to each Individual Property, Borrower, each Guarantor and the Loan Documents as are customarily provided in the Secondary Market Transaction and as may be reasonably requested by the holder of the Note, any Investor or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents (in the event Borrower or any Guarantor fails to comply with this subsection (c), Borrower and each Guarantor hereby acknowledges and agrees that each of the representations and warranties made by Borrower and each Guarantor contained in the Loan Documents shall be deemed to have been re-made as the closing date of the Secondary Market Transaction);
(d)    within thirty (30) days after request by Lender, use commercially reasonable efforts to obtain, after written request from Lender, additional tenant estoppels letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppels letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies;
(e)    execute such amendments to the Loan Documents and organizational documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Secondary Market Transaction; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to Section 11.1(f) hereof) (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note or (ii) modify or amend any other material economic term of the Loan;
(f)    if Lender elects, in its sole discretion, prior to or upon a Secondary Market Transaction, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities and maturities (which election Borrower agrees Lender may make), Borrower and each Guarantor agree to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to

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effectuate the same provided that (1) the initial weighted average of the stated interest rates under such component notes does not exceed the Applicable Interest Rate, (2) the aggregate amount of any scheduled amortization payments under such component notes does not exceed the aggregate of any scheduled amortization payments required under this Agreement, (3) the amount of the scheduled monthly amortization payments under such component notes does not exceed the amount of any scheduled monthly amortization payments required under this Agreement, (4) the stated interest rate under such component notes are fixed rates, and (5) the stated maturity date under such component notes are the Scheduled Maturity Date;
(g)    cooperate with Lender in obtaining, at Lender’s expense, updated reports from each applicable Governmental Authority or a third party report provider confirming, as close as possible to the closing date of the Secondary Market Transaction, that the representations made by Borrower in Article IV are true and correct including, without limitation, reports from Governmental Authorities or third party reports providers confirming that the representations made by Borrower in Section 4.1.1 (Organization), Section 4.1.4 (Litigation), Section 4.1.7 (No Bankruptcy Filing), Section 4.1.11 (Zoning Compliance), Section 4.1.12 (Compliance with Anti-Terrorism Laws), Section 4.1.15 (Condemnation), Section 4.1.25 (Certificates of Occupancy; Licenses), Section 4.1.27 (Physical Condition), are true and correct;
(h)    supply to Lender, at Lender’s expense, an endorsement to each Title Insurance Policy insuring that no Security Instrument is subject to any exceptions or Liens other than Permitted Encumbrances, and otherwise in form and substance satisfactory to Lender; and
(i)    deliver an Officer’s Certificate certifying that there exists no Default or Event of Default under the Loan and that Borrower or any Guarantor, as applicable, is in compliance with the terms and conditions of the Loan Documents to which it is a party and any other matters reasonably required by Lender, any Investor or the Rating Agencies.
Anything in this Section 11.1 to the contrary notwithstanding, any amendment, agreement or indemnification or other action required pursuant to this Section 11.1 shall not (a) increase the interest rate payable hereunder (except as specifically set forth in Section 11.1(e) hereof); (b) modify the Maturity Date; (c) require any principal amortization payments on the Note; (d) decrease the time periods during which Borrower is permitted to perform Borrower’s obligations under the Loan Documents; (e) modify any other material term or provision of the Loan Documents; (f) increase Borrower’s obligations under the Loan Documents or decrease Borrower’s rights under the Loan Documents; or (g) result in any other economic charge or other change, adverse in any respect, other than out-of-pocket costs for Borrower’s legal fees relating to any such transaction. Borrower shall not be obligated to incur any out-of-pocket costs and expenses in connection with Borrower’s compliance with this Section 11.1 (other than Borrower’s attorney’s fees and expenses) and Lender shall be responsible for paying for all such out-of-pocket costs and expenses.
Section 11.2    Securitization Indemnification. Lender shall be permitted to share all Provided Information with any actual or potential purchaser, transferee, assignee, Servicer, participant or Investor in a Secondary Market Transaction, Rating Agencies, investment banking firms, accounting firms, law firms and other third-party advisory firms involved with the Loan Documents or the applicable Secondary Market Transaction. It is understood that the Provided Information may ultimately be incorporated into any offering document (“Disclosure Document”) for the Secondary Market Transaction, and also may be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and thus any actual or potential purchaser, transferee, assignee, Servicer, participant or Investor in a Secondary Market Transaction may also see some or all of the Provided Information. Subject to Section 13.20 hereof, each of Borrower and each Guarantor irrevocably waives any and all rights it may

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have under any applicable Laws (including, without limitation, any right of privacy) to prohibit such disclosure. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower or any Guarantor. Borrower and each Guarantor hereby indemnify the Underwriter Group as to any Liabilities to which the Underwriter Group may become subject in connection with any Disclosure Document and/or any Covered Rating Agency Information, in each case, insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Borrower Provided Information and/or arise out of or are based upon the omission to state a material fact in the Borrower Provided Information required to be stated therein or necessary in order to make the statements in the applicable Disclosure Document and/or Covered Rating Agency Information in light of the circumstances under which they were made, not misleading; provided, however, such indemnity shall only apply to the extent that any such Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with the Borrower Provided Information or information (other than the Property Information unless Borrower has actual knowledge that any such Property Information is inaccurate in any material respect) supplied by, or on behalf of, Borrower or any Guarantor or any Affiliate of Borrower and furnished to Lender in connection with the preparation of any Disclosure Document or in connection with underwriting or closing of the Loan. The aforesaid indemnity will be in addition to any liability which Borrower or Guarantor may otherwise have; provided, however, such indemnification shall only be effective to the extent Lender accurately states the information supplied by, or on behalf of, Borrower or any Guarantor, or any Affiliate of Borrower or any Guarantor, in the Disclosure Document. Lender may publicize the existence of the Debt in connection with its marketing for a Secondary Market Transaction.
Section 11.3    Exculpation.
(a)    Notwithstanding anything to the contrary herein or in any of the other Loan Documents but subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower or any Individual Borrower to perform and observe the obligations contained in the Note, this Agreement, any Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any Individual Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, manager, trustee, agent, or Affiliate of Borrower (but specifically excluding Guarantor subject to the terms of the Guaranty) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, each Security Instrument and the other Loan Documents, or in any Individual Property, the Rents, or any other Collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower and any Individual Borrower only to the extent of Borrower’s and any Individual Borrower’s interest in the Property, in the Rents and in any other Collateral given to Lender, and Lender, by accepting the Note, this Agreement, each Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or any Individual Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, any Security Instrument or the other Loan Documents. The provisions of this Section 11.3 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower or any Individual Borrower as a party defendant in any action or suit for foreclosure and sale under any Security Instrument; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty or indemnity (including, without limitation, the Guaranty and the Environmental Indemnity) or similar instrument made in connection with the Loan or any of the rights and remedies of Lender thereunder;

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(d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any Assignment of Leases; (f) impair the right of Lender to enforce the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower or any Individual Borrower in order to fully realize the Collateral granted by any of the Loan Documents, including, without limitation, by any Security Instrument, or by any Assignment of Leases, or by this Agreement (including with respect to the Accounts Collateral) or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral (but not to impose personal liability upon Borrower contrary to this Section 11.3); or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower or any Individual Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
(i)    Borrower or any Individual Borrower, SPC Party, any Guarantor, or any Affiliate or Borrower, SPC Party or Guarantor, or any of their respective agents or representatives, misappropriates or misapplies (based on limitations contained in the Loan Documents) any (A) Insurance Proceeds, (B) Awards or other amounts received in connection with the Condemnation of all or a portion of the Property or any Individual Property, (C) Rents, or (D) funds disbursed by Lender from the Reserve Funds;
(ii)    criminal acts of Borrower or any Individual Borrower, SPC Party, any Guarantor, any Affiliate of Borrower or any Individual Borrower, SPC Party or any Guarantor, or any of their respective agents or representatives resulting in the seizure, forfeiture or loss of the Property or any Individual Property;
(iii)    Borrower’s failure to pay, or the failure of any Individual Borrower to pay, Taxes or Other Charges prior to delinquency in accordance with the terms of this Agreement except to the extent that (A) sums sufficient to pay such amounts have been deposited into escrow with Lender and such amounts are deemed paid pursuant to Section 3.7 hereof; or (B) the Property has not generated over the immediately preceding twelve (12) months sufficient revenue to pay the same; or (C) Borrower or any tenant is contesting Taxes or Other Charges in accordance with the terms of Section 5.2 hereof; or (D) such failure occurs during a period in which Lender has the right to receive Rent from the Property (either via deposit to the Cash Management Account or otherwise) in connection with exercising remedies under this Agreement or the other Loan Documents;
(iv)    Borrower’s failure to (A) obtain and maintain (or cause the applicable tenant to obtain and maintain) the Policies in accordance with Section 7.1 hereof, or (B) pay Insurance Premiums prior to delinquency except to the extent that (i) sums sufficient to pay Insurance Premiums have been deposited into escrow with Lender and Insurance Premiums are deemed paid pursuant to Section 3.7 hereof; or (ii) the Property has not generated over the immediately preceding twelve (12) months sufficient revenue to pay Insurance Premiums; or (iii) such failure occurs during a period in which Lender has the right to receive Rent from the Property (either via deposit to the Cash Management Account or otherwise) in connection with exercising remedies under this Agreement or the other Loan Documents;
(v)    Borrower’s failure to pay, or the failure of any Individual Borrower to pay, charges for labor or materials or other charges that can create Liens on any Individual Property, in accordance with the terms of this Agreement, to the extent such Liens are not bonded over, discharged or contested in accordance with this Agreement or the other Loan Documents, except to the extent that such failure occurs during a period in which Lender has the right to receive Rent from the Property (either via deposit to the Cash Management Account or otherwise) in connection with exercising remedies under this Agreement or the other Loan Documents;

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(vi)    the removal or disposal of any portion of the Personal Property by Borrower or any Individual Borrower, SPC Party, any Guarantor, any Affiliate of Borrower, SPC Party or any Guarantor, after an Event of Default without replacing such Personal Property with Personal Property of the same utility and of the same or greater value;
(vii)    any intentional act of physical waste or arson by Borrower or any Individual Borrower, SPC Party, any Guarantor, any Affiliate of any of the foregoing or any of their respective agents or representatives with respect to any Individual Property;
(viii)    any fees or commissions being paid by Borrower or any Individual Borrower to SPC Party, any Guarantor or any Affiliate of Borrower, SPC Party or any Guarantor in violation of the terms of this Agreement;
(ix)    the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Loan Documents concerning Environmental Laws and Hazardous Substances and any indemnification of Lender with respect thereto in any Loan Document;
(x)    Borrower’s, SPC Party’s or any Guarantor’s intentional failure to comply with the terms and provisions of Section 11.1 or Borrower’s, SPC Party’s or any Guarantor’s failure to comply with the indemnification provisions set forth in Section 11.2 hereof;
(xi)    Borrower or any Individual Borrower or SPC Party violates or breaches any of the terms and conditions of Section 8.1 hereof (provided, however, it shall not be deemed a violation of Section 8.1(d)(xxi) giving rise to liability under this clause (xi) solely if Borrower or SPC Party becomes insolvent);
(xii)    Borrower’s failure to comply with the Cash Management Covenants;
(xiii)    the failure of the Enid Property to have an appurtenant easement for vehicular and pedestrian access and egress and parking over all of that adjacent property that is identified as Lot 5 on that certain survey prepared by Harold D. Rodgers, Jr., of Design Surveys, LLC dated August 5, 2014 with a last revised date of August 8, 2014 ("Lot 5"), but only to the extent Lender is not otherwise reimbursed for such losses (including but not limited to actual losses related to diminution in the value of the Enid Property to a value that is less than the Allocated Loan Amount of the Enid Property, to the extent such diminution in value results from such failure), damages, costs and expenses by the title company pursuant to the applicable Title Insurance Policy after Lender has made commercially reasonable efforts to obtain reimbursement and payment under such Title Insurance Policy; provided however that this clause (xiii) shall be of no further force and effect from and after the date that Lender confirms in writing that it has received evidence that an acceptable appurtenant easement agreement has been properly executed and recorded in the real estate records applicable to the Enid Property in order to provide the Enid Property with vehicular and pedestrian access and egress and parking over Lot 5; and
(xiv)    Borrower's failure to complete the floor and roof repairs on the Enid Property as identified in that certain tenant estoppel certificate delivered to Lender by PETSMART, Inc., dated August 18, 2014; provided however that this clause (xiv) shall be of no further force and effect from and after the date that Borrower delivers to Lender a fully executed tenant estoppel certificate executed by PETSMART, Inc. in substantially the same form as the August 18, 2014 estoppel certificate but without any exceptions in Section 6 thereof.
(b)    Notwithstanding the foregoing or anything to the contrary in this Agreement or any of the other Loan Documents, (A) nothing herein shall be deemed to be a waiver of any right which Lender

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may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all Collateral shall continue to secure all of the Debt owing to Lender in accordance with this Agreement, the Note, any Security Instrument and the other Loan Documents and (B) the agreement of Lender not to pursue recourse liability as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower and each Individual Borrower, in the event that:
(1)    in connection with the Loan or the Property or any Individual Property (including, without limitation, any Lease, or the execution and delivery of this Agreement, the Note, any Security Instrument, or the other Loan Documents or at any time during the term of the Loan) Borrower or any Individual Borrower, SPC Party, any Guarantor, any Affiliate of any of the foregoing, or any of their respective agents or representatives, engages in any action constituting fraud, willful misrepresentation or willful misconduct;
(2)    Borrower, or any Individual Borrower, fails to obtain Lender’s prior consent to any Transfer of the Property or any Individual Property, or any Transfer of any direct or indirect interest in Borrower or any Individual Borrower or any other Restricted Party, in either case to the extent required by this Agreement or any Security Instrument;
(3)    Borrower or any Individual Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering any Individual Property; and
(4)    (A) Borrower or any Individual Borrower or SPC Party files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws, (B) an Affiliate, officer, director, or representative which controls Borrower or any Individual Borrower or SPC Party directly or indirectly, files, or joins in the filing of, an involuntary petition against Borrower or any Individual Borrower or SPC Party under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited, or otherwise colludes with, petitioning creditors for any involuntary petition against Borrower or any Individual Borrower or SPC Party from any Person, (C) Borrower or any Individual Borrower or SPC Party files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited, or otherwise colludes with, petitioning creditors for any involuntary petition from any Person, (D) any Affiliate, officer, director, or representative which controls Borrower or any Individual Borrower or SPC Party consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any Individual Borrower or SPC Party or the Property (other than a receiver requested by Lender in connection with enforcement of its rights under the Loan Documents), (E) Borrower or any Individual Borrower or SPC Party makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, (F) there is a substantive consolidation of Borrower with Sponsor or any of its subsidiaries under the Bankruptcy Code or any other Creditors Rights Laws (unless the same results from Lender bringing an involuntary petition against Borrower or Lender seeks any such substantive consolidation); and (G) any Restricted Party contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving any Guarantor or its subsidiaries.
(5)    Borrower, SPC Party, any Guarantor, or any Affiliate of Borrower, SPC Party or any Guarantor institutes a judicial action which contests Lender’s exercise of remedies provided under the Loan Documents after the occurrence of an Event of Default (except to the extent that a court of competent jurisdiction makes a final determination that Borrower, SPC Party, any Guarantor or any Affiliate of Borrower, SPC Party or any Guarantor had a valid legal basis for any such action).

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Section 11.4    Servicer.
(a)    At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer or trustee (any such master servicer, primary servicer, special servicer or trustee, together with their respective agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its rights and responsibilities under this Agreement and the other Loan Documents to the Servicer. Upon the appointment of a Servicer, to the extent of the delegation to such Servicer, the term “Lender” shall be deemed to include the “Servicer”. Borrower shall not be responsible for (i) any set-up fees, or any other initial costs relating to the appointment of any Servicer, or (ii) payment of the monthly servicing fee due to Servicer. Notwithstanding the foregoing, Borrower shall pay (i) all reasonable consent, review and processing fees of Servicer and any related third party costs, (ii) any liquidation fees that may be due Servicer in connection with the exercise of any or all remedies permitted under the Loan Documents, (iii) upon the occurrence and during the continuance of an Event of Default, any workout fees and special servicing fees that may be due to Servicer, which fees may be due on a periodic or continuing basis and (iv) upon the occurrence and during the continuance of an Event of Default, the costs of all property inspection and/or appraisals of each Individual Property (or any updates to any existing inspection or appraisal) required under this Agreement or that a Servicer may otherwise require under the Servicing Agreement (other than the cost of annual inspections required to be borne by Servicer under the Servicing Agreement) (the “Servicing Fee”).
(b)    Borrower acknowledges that, as part of a Securitization, the parties to a Securitization may, in their sole discretion, elect to impose certain requirements as conditions precedent to certain actions by one or more of the Servicers (including, without limitation, that such Servicer obtain either or both of the approval of one or more Investors (or representatives of one or more Investors) as to certain proposed actions, and/or Rating Agency Confirmation). No requirement or condition imposed upon such Servicer pursuant to any Securitization as a condition precedent to the granting or denying of any consent or approval, or the taking or refusal to take of any action, pursuant to this Agreement (except only for any action required of Lender hereunder) shall give rise to any claim or cause of action by Borrower against Lender, or give Borrower any defense for failure to perform its obligations under the Loan Documents.
Section 11.5    Conversion to Registered Form. At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which, subject to such reasonable regulations as Lender shall provide, shall maintain such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligations of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar, which shall also be reasonably acceptable to Lender. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.
Section 11.6    Mezzanine Financing. In connection with any Secondary Market Transaction, Lender shall have the right at any time to divide the Loan into two or more parts: a mortgage loan (the “Mortgage Loan”) and one or more mezzanine loans (the “Mezzanine Loan(s)”). The principal amount of the Mortgage Loan plus the principal amount of the Mezzanine Loan(s) shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s). In effectuating the foregoing, Mezzanine Lender will make a loan to borrower(s) (the “Mezzanine Borrower(s)”) and Mezzanine Borrower(s) will contribute the amount of the Mezzanine Loan(s) to Borrower and Borrower will apply the contribution to pay down the Mortgage Loan. The Mortgage Loan and the Mezzanine

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Loan(s) will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, each Security Instrument and the other Loan Documents except as follows:
(a)    Lender shall have the right to establish different interest rates and debt service payments for the Mortgage Loan and the Mezzanine Loan(s) and to require the payment of the Mortgage Loan and the Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Mortgage Loan and the Mezzanine Loan(s) shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s), (ii) the weighted average interest rate of the Mortgage Loan and the Mezzanine Loan(s) shall initially on the date created equal the interest rate which was applicable to the Loan immediately prior to creation of the Mortgage Loan and the Mezzanine Loan(s), (iii) the aggregate amount of any scheduled amortization payments under such component notes does not exceed the aggregate of any scheduled amortization payments required under this Agreement, (iv) the amount of the scheduled monthly amortization payments under such component notes does not exceed the amount of any scheduled monthly amortization payments required under this Agreement, (v) the stated interest rate under such component notes are fixed rates, and (vi) the stated maturity date under such component notes are the Scheduled Maturity Date.
The Mezzanine Loan(s) will be made pursuant to Lender’s standard mezzanine loan documents, subject to such changes as Borrower may reasonably require. The Mezzanine Loan(s) will be subordinate to the Mortgage Loan and will be governed by the terms of an intercreditor agreement between the holders of the Mortgage Loan and the Mezzanine Loan(s).
(b)    Mezzanine Borrower(s) shall (i) be a special purpose, bankruptcy remote entity which conforms to applicable Rating Agency criteria and is otherwise acceptable to Lender and (ii) own directly or indirectly one hundred percent (100%) of Borrower. The security for the Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Borrower.
(c)    Mezzanine Borrower(s) and Borrower shall cooperate with all reasonable requests of Lender in order to divide the Loan into a Mortgage Loan and one or more Mezzanine Loan(s) and shall execute and deliver such documents as shall be reasonably required by Lender and any Rating Agency in connection therewith, including, without limitation, (i) the delivery of non-consolidation opinions, (ii) the modification of organizational documents and Loan Documents (including, without limitation, opting into Article 8 of the Uniform Commercial Code of the state of organization of Borrower and the certification of any collateral securing the Mezzanine Loan(s), (iii) authorize Lender to file any financing statements required by the Uniform Commercial Code of the state of Borrower’s organization required to perfect its security interest in the collateral pledged as security for the Mezzanine Loan(s), (iv) execute such other documents reasonably required by Lender in connection with the creation of the Mezzanine Loan(s), including, without limitation, a guaranty substantially similar in form and substance to the Guaranty delivered on the date hereof in connection with the Loan, an environmental indemnity substantially similar in form and substance to the Environmental Indemnity delivered on the date hereof in connection with the Loan and a conditional assignment of management agreement substantially similar in form and substance to the Assignment of Management Agreement delivered on the date hereof in connection with the Loan, (v) deliver appropriate authorization, execution and enforceability opinions with respect to the Mezzanine Loan(s) and amendments to the Mortgage Loan, and (vi) deliver an “Eagle 9” or equivalent Uniform Commercial Code title insurance policy, satisfactory to Lender, insuring the perfection and priority of the Lien on the collateral pledged as security for the Mezzanine Loan(s).

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(d)    All third party costs and expenses incurred by Lender, Borrower or any Guarantor in connection with Borrower’s or each Guarantor’s complying with requests made under this Section 11.6, including, without limitation, Uniform Commercial Code title insurance premiums, shall be paid by Lender.
(e)    Anything in this Section 11.6 to the contrary notwithstanding, any amendment, agreement or indemnification or other action required pursuant to this Section 11.6 shall not (i) increase the interest rate payable hereunder (except as specifically set forth in Section 11.6(a) hereof); (ii) modify the Maturity Date; (iii) require any principal amortization payments on the Note (except as specifically set forth in the first paragraph of this Section 11.6); (iv) decrease the time periods during which Borrower is permitted to perform Borrower’s obligations under the Loan Documents; (v) modify any other material term or provision of the Loan Documents; (vi) increase Borrower’s obligations under the Loan Documents or decrease Borrower’s rights under the Loan Documents; or (vii) result in any other economic charge or other change, adverse in any respect, other than out-of-pocket costs for Borrower’s legal fees relating to any such transaction.
XII.    ACCOUNTS AND ACCOUNT COLLATERAL
Section 12.1    Permitted Investments. Sums on deposit in any Account (other than the Lockbox Account) may be invested by or at the direction of Lender in Permitted Investments provided (a) such investments are then regularly offered by the applicable Eligible Institution for accounts of this size, category and type, (b) such investments are permitted by applicable Law, (c) the maturity date of the Permitted Investment is not later than the date on which sums in the applicable Account are anticipated by Lender to be required for payment of an obligation for which such Account was created, and (d) no Event of Default shall have occurred and be continuing. No other investments of the sums on deposit in the Accounts shall be permitted except as set forth in this Section 12.1. As long as any funds constituting Account Collateral are invested in investments that constitute Permitted Investments at the time such investments are made, Lender shall not be liable for any loss sustained on any such investment of any funds constituting Account Collateral.
Section 12.2    Income From Permitted Investments. Lender agrees that during any period when no Event of Default exists, all earnings or interest on the Permitted Investments (other than Permitted Investments of the Tax and Insurance Escrow Account) (the “Interest Bearing Accounts”) shall be added to and become part of each such Interest Bearing Account; provided, however, that Lender does not warrant or guarantee any rate of return on such Permitted Investments and the provisions of this Agreement relating to Lender’s liability in Section 12.1 hereof remain in full force and effect. Borrower agrees that (a) its federal taxpayer identification number shall be used to create each Interest Bearing Account, (b) all earnings or interest on the Permitted Investments of Interest Bearing Accounts shall be reported for federal and state income tax purposes as Borrower’s income and (c) Borrower shall be fully liable for all taxes applicable to the Interest Bearing Accounts. Borrower hereby authorizes Lender to provide Borrower’s federal taxpayer identification number to any applicable depository institution and federal and state agencies to ensure that such income with respect to the Interest Bearing Accounts is attributed to Borrower for taxation purposes. Borrower agrees that it will promptly take any actions and execute any instruments requested by Lender to facilitate the reporting of such income as Borrower’s income. All earnings or interest on the Permitted Investments of the Tax and Insurance Escrow Account shall be the sole property of and shall be paid to Lender, unless otherwise required by applicable Law or otherwise expressly provided in this Agreement.
Section 12.3    Sole Dominion and Control. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof; and Borrower shall have no right of withdrawal with respect to any Account.

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Section 12.4    Grant of Security Interest. Borrower hereby grants to Lender a first-priority perfected security interest in each of the Accounts and the Account Collateral, as additional security for the payment of the Debt and the performance of the Other Obligations. Until expended or applied in accordance herewith, the Accounts shall constitute additional security for the payment of the Debt and the performance of the Other Obligations.
Section 12.5    No Other Security Interest. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Account Collateral or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statement, except those naming Lender as the secured party, to be filed with respect thereto.
Section 12.6    Change of Account Names. In the event Lender transfers or assigns the Loan, Borrower acknowledges that each applicable Eligible Institution at which any Account has been established, at Lender’s request, shall change the name of such Account to the name of the transferee, beneficiary or assignee, as applicable. In the event Lender retains a Servicer to service the Loan, Borrower acknowledges that each such Eligible Institution, at Lender’s request, shall change the name of each Account to the name of the Servicer, as agent for Lender.
Section 12.7    Rights on Default. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, upon the occurrence and during the continuance of an Event of Default, Lender shall promptly notify each Eligible Institution at which any Account has been established, in writing of such Event of Default and, without notice from Lender or any such Eligible Institution to Borrower, (a) Borrower shall have no rights in respect of (including, without limitation, the right to instruct any such Eligible Institution to transfer from) the Accounts, (b) Lender may direct any such Eligible Institution to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Lender may determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to such Eligible Institution, as agent for Lender, or Lender, to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, (c) Lender shall have all rights and remedies with respect to Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC and (d) Lender may apply the Account Collateral to the payment of the Debt, in such order, manner, amounts, times and priority as Lender in its sole discretion determines (including to the payment of the items for which the Reserve Funds or the Triggering Event Period Reserve Funds were established, if Lender so elects in its sole discretion), and such reserved rights shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
Section 12.8    Limitations on Liability of Lender.
(a)    Beyond the exercise of reasonable care in the custody thereof or as otherwise expressly provided herein, Lender shall have no duty with respect to any Account Collateral in its possession or control, or any income thereon or the preservation of rights against any Person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any such Account Collateral if such Account Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood and agreed that Lender shall not be liable or responsible for any loss or damage to any Account Collateral, or for any diminution in value thereof, by reason of any act or omission of Lender, its Affiliates, agents, employees or bailees, except to the extent such loss or damage results from Lender’s gross negligence, willful misconduct or bad faith, provided that nothing in this Section 12.8(a) shall be deemed to relieve Lender from the duties and standard of care which, as a commercial

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bank, it generally owes to depositors. Without limiting the generality of the foregoing, Lender shall have no liability to any Person based upon its errors in judgment, its performance of its duties with respect to any of the Account Collateral under this Agreement, any claimed failure to perform such duties, any action taken or omitted in good faith or any mistake of fact or Law; provided that Lender shall be liable for damages arising out of its gross negligence, willful misconduct or bad faith.
(b)    The duties of Lender in its capacity as the holder of any Account Collateral in its possession or control pursuant to this Agreement are purely ministerial. In such capacity, Lender is acting as a stakeholder for the accommodation of Borrower and is not responsible or liable in any manner whatsoever related to any signature, notice, resolution, request, waiver, consent, receipt, order, certificate, report, opinion, bond or other paper or document pursuant to which Lender may act with respect to any such Account Collateral, including, without limitation, terms and conditions, sufficiency, correctness, genuineness, validity, form of execution, or the identity, authority or right of any person executing or depositing the same. Without limiting the generality of the foregoing, Lender shall be protected in acting upon any signature, notice, resolution, request, waiver, consent, receipt, order, certificate, report, opinion, bond or other paper or document believed by it to be genuine, and Lender may assume that any Person purporting to act on behalf of Borrower giving any of the foregoing in connection with any Account Collateral in Lender’s possession or control has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any such action taken or suffered by Lender in good faith in accordance herewith.
(c)    Lender shall not be responsible for the validity or sufficiency of any cash, instruments, wire transfer or any other property delivered to it hereunder, for the value or collectability of any check or other instrument so delivered or for any representation made or obligations assumed by Borrower or any other party to the Loan Documents. Nothing herein contained shall be deemed to obligate Lender to deliver any cash or any other funds or property referred to herein, unless the same shall have first been received by Lender pursuant to this Agreement.
Section 12.9    Indemnity. Borrower hereby indemnifies and holds the Indemnified Parties harmless against any Liabilities which any Indemnified Party may incur arising from or related in any way to:
(a)    any and all actions taken by Lender with respect to any Account Collateral in its possession or control, and any claims or demands asserted against Lender arising out of any such Account Collateral, excepting only any such claims or demands arising out of Lender’s gross negligence, willful misconduct or bad faith.
The amount of any such Liabilities shall bear interest at the Applicable Interest Rate, unless an Event of Default has occurred and is continuing, in which case the amount of any such Liabilities shall bear interest at the Default Rate, from the date any such Liabilities are incurred to the date of payment to the Indemnified Party, shall be deemed to constitute a portion of the Debt, shall be secured by the Lien of the Security Instrument and the other Loan Documents, and shall be immediately due and payable upon demand therefor.
Section 12.10    Disbursement of Disputed Funds. In the event any adverse claims are made upon the funds in any Account Collateral in the possession or control of Lender, then, at Lender’s option: (a) Lender shall not deliver such Account Collateral to any Person, shall refuse to comply with any claims on it and shall continue to hold such Account Collateral until (i) Lender, Borrower and any other Person who may have asserted a claim upon any such Account Collateral shall agree in writing to a delivery of such Account Collateral, in which event Lender shall then deliver such Account Collateral in accordance with

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such written agreement, or (ii) Lender receives a certified copy of a final and non-appealable judgment or order of a court of competent jurisdiction directing the delivery of such Account Collateral, in which event Lender shall then deliver such Account Collateral in accordance with such judgment or order; or (b) if Lender shall receive a written notice advising that litigation over any Account Collateral has been commenced, Lender may deposit such Account Collateral with the Clerk of the Court in which such litigation is pending; or (c) Lender may take affirmative steps to (i) substitute for itself an impartial party reasonably satisfactory to Lender and Borrower, (ii) deposit such Account Collateral with a court of competent jurisdiction, or (iii) commence an action for interpleader, the costs thereof to be borne by Borrower. The provisions of this Section 12.10 shall not apply to any dispute between Borrower and Lender.
Section 12.11    Disbursement Upon Payment in Full. Upon payment in full of the Debt, and the performance of the Other Obligations, any funds remaining in the Accounts shall be disbursed to Borrower pursuant to the written instructions of Borrower.
XIII.    MISCELLANEOUS
Section 13.1    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 13.2    Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.
Section 13.3    Governing Law.
(a)    THE PARTIES AGREE THAT THE STATE OF ARIZONA HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN

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DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH EACH INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF ARIZONA SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA.
(b)    NOTWITHSTANDING THE FOREGOING, THE UCC IN EFFECT IN THE COMMONWEALTH OF PENNSYLVANIA SHALL GOVERN THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED IN THE ACCOUNT COLLATERAL.
Section 13.4    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances (unless such future notice or demand is otherwise required to be given under applicable law).
Section 13.5    Nonwaiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or any other Loan Document shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 13.6    Notices.
All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 13.6):
If to Lender:

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PNC Bank, National Association
10851 Mastin
Overland Park, KS 66210
Attention: Harry J. Funk
Facsimile No.: 913-253-9718
If to Borrower:    c/o American Realty Capital Properties, Inc.
2325 East Camelback Road, Suite 1100
Phoenix, AZ 85016
Attention: General Counsel, Real Estate
Facsimile No.: 480-449-7012
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.
Section 13.7    Financing Statements. Borrower hereby authorizes Lender to file, and upon Lender’s request, shall deliver to Lender for filing, an initial financing statement or statements under the UCC with respect to any portion of the Collateral which is or may be subject to any security interest within the meaning of the UCC in the form required to properly perfect Lender’s security interest therein. At any time and from time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or that Lender may reasonably request (including, without limitation, all initial financing statements, and any restatements, extensions, continuations, renewals or amendments thereof), in order to perfect, or continue the perfection of, and to protect any security interest granted or purported to be granted hereby or by the other Loan Documents (including, without limitation, any security interest in and to any Permitted Investments), or to enable Lender, or any agent of Lender, to exercise and enforce its rights and remedies hereunder or under any of the other Loan Documents with respect to any portion of the Collateral which is or may be subject to any security interest within the meaning of the UCC, and if Borrower fails to promptly execute and deliver such further instruments and documents, Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to execute such further instruments and documents in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. With respect to any of the Collateral in which a security interest is not perfected by the filing of a financing statement, Borrower consents and agrees to undertake, and to cooperate fully with Lender, to perfect the security interest granted to Lender in such Collateral. Without limiting the foregoing, if and to the extent any of the Collateral is held by a bailee for the benefit of Borrower, Borrower shall promptly notify Lender thereof and, if required by Lender, promptly obtain an acknowledgment from such bailee that is reasonably satisfactory to Lender and confirms that such bailee holds such Collateral for the benefit of Lender as secured party and shall only act upon instructions from Lender with respect to such Collateral.
Section 13.8    Waiver of Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM OF ANY NATURE, WHETHER IN CONTRACT OR TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY ACTS OR OMISSIONS OF LENDER, OR ANY OF ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH RESPECT TO ANY OF THE FOREGOING. THIS WAIVER OF RIGHT TO TRIAL BY JURY

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IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER CONFIRMS THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) BY INDEPENDENT LEGAL COUNSEL FREELY CHOSE BY BORROWER CONCERNING THE LOAN, THE LOAN DOCUMENTS AND SPECIFICALLY THE WAIVER OF JURY TRIAL CONTAINED HEREIN AND THAT BORROWER HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH SUCH COUNSEL. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.
Section 13.9    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 13.10    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 13.11    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder, provided same is done consistent with the provisions of this Agreement. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Law, state or federal Law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 13.12    Waiver of Automatic or Supplemental Stay. In the event of the filing of any voluntary or involuntary petition under the Bankruptcy Code by or against Borrower (other than an involuntary petition filed by or joined by Lender), Borrower shall not assert, or request any other party to assert, that the automatic stay under Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights it has by virtue of this Agreement, or any other rights that Lender has, whether now or hereafter acquired, against any Guarantor. Further, Borrower shall not seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision therein to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights it has by virtue of this Agreement against any Guarantor. The waivers contained in this paragraph are a material endorsement to Lender’s willingness to make the Loan, and Borrower acknowledges and agrees that no grounds exist for equitable relief which would bar, delay or impede the exercise by Lender of its rights and remedies against Borrower or any Guarantor.
Section 13.13    Bankruptcy Acknowledgment. In the event the Property, any Individual Property or any interest therein becomes property of any bankruptcy estate or subject to any state or federal insolvency proceeding, then Lender shall immediately become entitled, in addition to all other relief to which Lender may be entitled under any Security Instrument or any other Loan Document, to obtain: (a) an order from the

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Bankruptcy Court or other appropriate court granting immediate relief from any automatic stay laws (including Section 362 of the Bankruptcy Code) so to permit Lender to pursue its rights and remedies against Borrower as provided under this Agreement and any Security Instrument and all other rights and remedies of Lender at law and in equity under applicable state law; and (b) an order from the Bankruptcy Court prohibiting Borrower’s use of all “cash collateral” as defined under Section 363 of the Bankruptcy Code. In connection with any such orders, Borrower shall not contend or allege in any pleading or petition that Lender does not have sufficient grounds for relief from the automatic stay. Any bankruptcy petition or other action taken by Borrower to stay, condition, or inhibit Lender from exercising its remedies are hereby admitted by Borrower to be in bad faith and Borrower further admits that Lender would have just cause for relief from the automatic stay in order to take such actions authorized by state Law.
Section 13.14    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 13.15    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 13.16    Expenses; Indemnity.
(a)    Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to any Individual Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents requested by Borrower or otherwise required hereunder and any other documents or matters requested by Borrower or otherwise required hereunder; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all reasonably required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents and any amendment thereof; (vi) subject to Section 11.3 hereof, enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other

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Loan Documents, any Individual Property, or any other security given for the Loan; and (vii) subject to Section 11.3 hereof, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to any Individual Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account.
(b)    Subject to Section 11.3 hereof, Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Liabilities that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any material breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan; provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any Law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Liabilities incurred by the Indemnified Parties.
Section 13.17    Exhibits Incorporated. The Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 13.18    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 13.19    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents between Borrower and Lender be solely that of debtor and creditor, and that Lender shall have no fiduciary or other special relationship with Borrower. Nothing herein or therein is intended to, nor shall anything contained herein or therein be construed to, constitute Lender as a joint venturer, partner, tenant in common, joint tenant or agent of Borrower, nor to grant Lender any interest in the Property or any Individual Property other than that of mortgagee, beneficiary or lender, nor to render Lender liable for any debts, obligations, acts, omissions, representations or contracts of Borrower.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Lender, Borrower and each Guarantor and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and each Guarantor any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if Lender deems it advisable or desirable to do so.

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Section 13.20    Disclosure of Information.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of Borrower and Lender shall be permitted to make disclosures regarding the Loan (including, without limitation, any information obtained and/or provided in connection therewith) to the extent required in connection with their respective ordinary course reporting under applicable Laws (including, without limitation, applicable securities laws), to their respective investors or regulators and/or as may be required by applicable Law, in each case, without the approval of the other Person.
(b)    Except as otherwise provided by applicable Law, Lender shall utilize all information identified by Borrower or Guarantor to Lender as being confidential or proprietary (“Identified Information”) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but, notwithstanding the foregoing, in no event shall Lender or Servicer be prohibited from disclosing, or consenting to the disclosure of any information (including, without limitation, any Identified Information) (1) in connection with any Secondary Market Transaction (including, without limitation, to any Investor and/or any accountants, legal counsel and other similar agents of any Investor, or any Rating Agencies (which, for the purposes of this Section 13.20(b), shall include any non-hired Rating Agency)(provided that, in ease case, they shall be notified of the confidential nature of the information), or as otherwise required by any applicable legal or regulatory requirement, (2) to any of its Affiliates (provided any such Affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (3) as required by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (4) to Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (5) if an Event of Default exists, to any other Person, in connection with the exercise by Lender of rights hereunder or under any of the other Loan Documents; and

(6) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate that is not known by Lender to be subject to a confidentiality restriction with respect thereto.
Section 13.21    Waiver of Marshalling of Assets.
(a)    Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in each Individual Property and in reliance upon the aggregate of the Individual Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that each Security Instrument is and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any Security Instrument shall constitute an Event of Default under each other Security Instrument; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Debt as if a single blanket lien were placed on all of the Property as security for the Debt; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance.
(b)    To the fullest extent permitted by Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property or any Individual Property, and agrees not to assert any right under any Laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property or any Individual Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the

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payment of the Debt out of the net proceeds of the Property or any Individual Property in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of any Individual Property or require Lender to exhaust its remedies against any Individual Property or any combination of the Individual Properties before proceeding against any other Individual Property or combination of Individual Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Individual Properties.
Section 13.22    Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 13.23    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 13.24    Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 13.24 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 13.25    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written are superseded by the terms of this Agreement and the other Loan Documents.
Section 13.26    Assignments. None of Borrower, SPC Party or any Guarantor may Transfer this Agreement or any other Loan Document or any of their respective rights or obligations hereunder or thereunder, except as expressly permitted pursuant to the terms and provisions of Section 6.2 and Section 6.6 hereof. If Borrower is a partnership, the agreements contained herein and in the other Loan Documents shall remain in force and be applicable, notwithstanding any changes in the individuals or entities comprising the partnership, and the term “Borrower” as used herein, shall include any alternate or successor partnership,

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but any predecessor partnership and their partners shall not thereby be released from any liability. If Borrower is a corporation, the agreements contained herein and in the other Loan Documents shall remain in full force and be applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Borrower” as used herein, shall include any alternate or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. If Borrower is a limited liability company, the agreements contained herein and in the other Loan Documents shall remain in force and be applicable, notwithstanding any changes in the members comprising the limited liability company, and the term “Borrower” as used herein, shall include any alternate or successor limited liability company, but any predecessor limited liability company and their members shall not thereby be released from any liability. (Nothing in the foregoing sentences shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership, corporation or limited liability company which may be set forth in the Loan Agreement, any Security Instrument or any other Loan Document.)
Section 13.27    Joint and Several Liability. If Borrower consists of more than one (1) Person, the obligations and liabilities of each Person shall be joint and several. The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each Individual Borrower. It is the intent of the parties hereto in determining whether (a) a breach of a representation, a covenant or any other provision hereof has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Section 11.3 of this Agreement, that any such breach, occurrence or event with respect to any Individual Borrower shall be deemed to be such a breach, occurrence or event with respect to every Individual Borrower and that every Individual Borrower need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower. In any provision of this Agreement where an obligation, duty or liability is imposed upon “Borrower”, such obligation, duty or liability shall be deemed to be imposed upon each Individual Borrower. The obligations and liabilities of each Individual Borrower shall be joint and several.
Section 13.28    Duplicate Originals; Counterparts. This Agreement and each of the other Loan Documents may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement and each of the other Loan Documents (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same page. The failure of any party hereto to execute each counterpart of this Agreement shall not relieve the other signatories from their obligations hereunder.
PURSUANT TO THE TERMS OF SECTION 13.8 OF THIS AGREEMENT, EACH BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS ANY SUCH BORROWER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
Each Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the Waiver of Trial by Jury, and has been advised by counsel as necessary or appropriate.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
COLE WG REIDSVILLE NC, LLC,
COLE DG INDEPENDENCE (23rd ST.) MO, LLC,
COLE KG CEDAR RAPIDS IA, LLC,
COLE NG PRESCOTT AZ, LLC,
COLE LO FREMONT OH, LLC,
COLE CV WISCONSIN RAPIDS WI, LLC,
COLE DG GLADWIN MI, LLC,
COLE DG LEXINGTON MI, LLC,
ARCP MT ENID OK, LLC,
each a Delaware limited liability company

By: /s/ Todd J. Weiss
Name: Todd J. Weiss
Title: Officer

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LENDER:
PNC BANK, NATIONAL ASSOCIATION
By:    /s/ Harry J. Funk
Name: Harry J. Funk
Title: Executive Vice President

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WITH RESPECT TO SECTIONS 4.1.12, 5.21, 11.1 AND 11.2 HEREOF ONLY:
GUARANTOR:
COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) OPERATING PARTNERSHIP, LP,
a Delaware limited partnership
By: Cole Real Estate Income Strategy (Daily NAV), Inc., a Maryland corporation, its General Partner
By: /s/ Todd J. Weiss
Name: Todd J. Weiss
Title: Authorized Officer

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